Exhibit 10.1
[****] Certain information in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
EXECUTION COPY
CO-DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
     This Co-Development and Commercialization Agreement (this “Agreement”) is entered into as of the 18th day of September, 2008 (“Effective Date”) by and between Astellas Pharma Inc., a Japanese corporation, with its principal place of business at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411 Japan (“Astellas”) and Maxygen, Inc., a Delaware corporation with its principal place of business at 515 Galveston Drive, Redwood City, California, 94063 (“Maxygen”). Astellas and Maxygen are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”
BACKGROUND
     A. Maxygen owns or possesses certain Patents (as defined below) and Know-How (as defined below) with respect to certain CTLA-4 proteins with potential applications in autoimmune and inflammatory disease or as an immunosuppressant;
     B. Maxygen desires to collaborate with a pharmaceutical company with development, manufacturing and commercialization expertise with regard to pharmaceutical products, so as to pursue the therapeutic and commercial potential of such CTLA-4 proteins, and Astellas desires to collaborate with Maxygen in the development, manufacturing and commercialization of such CTLA-4 proteins for one or more indications in accordance with the terms and conditions of this Agreement;
     C. Astellas possesses pharmaceutical development, manufacturing and commercialization capabilities; and
     D. Maxygen and Astellas desire to collaborate in the further discovery, research, development, manufacture and commercialization of pharmaceutical products incorporating CTLA-4 proteins, all on the terms and conditions set forth herein below.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
     The following capitalized terms shall have the corresponding meanings as used in this Agreement:
     1.1 “Accounting Standards” means generally accepted accounting principles applicable internationally or in a particular country (e.g., International Accounting Standards, Japanese Accounting Standards, U.S. Accounting Standards), as consistently applied by or on behalf of the relevant Party.
     1.2 “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, for so long as such control exists. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (i) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.
     1.3 “Alliance” means, individually and collectively, any and all of the activities performed by or on behalf of either Party (i) pursuant to the Plans or (ii) otherwise directed to any CTLA-4 Variant (including Preclinical Development, Development, and Commercialization of Compounds and Products) during the Term, but excluding those activities performed by or on behalf of a Party in the course of performance of a Separate Program as described in Section 7.2. For the avoidance of doubt, activities related to belatacept as permitted under Section 7.1.3 are not within the scope of the Alliance.
     1.4 “Alliance Technology” means all Know-How and other subject matter conceived, generated or reduced to practice solely or jointly by or on behalf of the Parties in the course of conducting the Alliance together with any and all intellectual property rights (including Patents) therein; provided, however, Alliance Technology excludes Shuffling Technology.
     1.5 “Asia” means the countries listed on Exhibit 1.5.
     1.6 “Astellas Technology” means (i) Astellas Know-How, (ii) Astellas Patents, and (iii) Astellas’ rights and interest in all other Alliance Technology.
          1.6.1 “Astellas Know-How” means any and all Know-How, and any and all non-Patent intellectual property rights therein, Controlled by Astellas or its Affiliates during the Term that is reasonably necessary or useful for the Preclinical Development, Development, Manufacture or Commercialization of a Compound or Product within the Field in the Territory in accordance with this Agreement.

          1.6.2 “Astellas Patents” means any and all Patents Controlled by Astellas or its Affiliates during the Term claiming or covering (specifically or generically) (i) compositions of matter of any Compound or Product (or any formulation of either), (ii) methods or processes for the manufacture or synthesis of any Compound or Product (or any formulation of either) or (iii) methods of use, administration or formulation of any Compound or Product (or any formulation of either), including Patents that claim Astellas Independent Inventions and Astellas’ interest in Patents claiming Joint Inventions.
     1.7 “Backup Clinical Candidate” means any Clinical Candidate that is so designated in accordance with Section 3.3 and is intended to replace a Lead Clinical Candidate that has not been successful for whatever reason.
     1.8 “BLA” means a Biologics License Application, as more fully defined in 21 C.F.R. §601.2 et. seq. and the regulations promulgated thereunder by the FDA.
     1.9 “Budget” means, individually, the applicable budget set forth in any Plan, as may be modified from time-to-time as set forth herein; and “Budgets” means any and all such budgets, collectively.
     1.10 “Bulk Drug Substance” means, any Clinical Candidate, manufactured in accordance with applicable cGMP in bulk form meeting the applicable specifications and other requirement set forth in the chemistry, manufacturing and controls (CMC), or equivalent section of the applicable Regulatory Filing or Marketing Approval for such bulk form or as otherwise established by consensus of the JPT.
     1.11 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Tokyo, Japan or San Francisco, California (as applicable) are authorized or required by Law to remain closed.
     1.12 “Clinical Candidate” means any Compound that is so designated in accordance with Section 3.3 (including any Lead Clinical Candidate, any Backup Clinical Candidate, and any Next Generation Clinical Candidate). For the avoidance of doubt, once a Compound has been designated a Clinical Candidate in accordance with Section 3.3, it shall remain a Clinical Candidate (and a Compound) for purposes of this Agreement, even if subsequently determined to not meet the Clinical Candidate Criteria or the Compound Criteria.
     1.13 “Co-Development Indication” means any and all Indications other than an Exclusive Indication.
     1.14 “Commercialization” means any and all processes and activities with respect to a Product, whether conducted prior or subsequent to Marketing Approval of such Product, (i)  directed to marketing (including education and advertising activities), promoting (including detailing), selling, storing, transporting, distributing, and importing of such Product (including market research and pre-launch and launch activities); (ii)  directed to obtaining and maintaining pricing and reimbursement approvals (including patient access programs), as applicable, with respect to such Product, (iii)  directed to line extensions and lifecycle management with respect to such Product, and (iv) all Phase IV Clinical Trials other than Phase IV Clinical Trials which are (x) label expansion studies intended to support Regulatory Approval (or evaluate the potential for Regulatory Approval) of the applicable Product for new Indications, or (y) postmarketing study commitments (as set forth in Section 506B of 21 U.S.C. 356b) required by the FDA and foreign equivalents of such study commitments; provided, however, Commercialization excludes Preclinical Development, Development and Manufacture. “Commercialize” and “Commercializing” have their correlative meanings.
     1.15 “Committee” means, individually, the JSC and JPT; and “Committees” means such joint committees, collectively.
     1.16 “Compound” means any CTLA-4 Variant that was discovered, invented, or reduced to practice (i) by, for, or on behalf of Maxygen or its Affiliates on or before the Effective Date, that has been identified by Maxygen as meeting the Compound Criteria (subject to Section 3.3.4), including those CTLA-4 Variants described on Exhibit 1.16 (each, an “Existing Compound”) or (ii) by, for, or on behalf of either Party or its Affiliates (alone or jointly with others) during the Term that meets the Compound Criteria. For clarity, except as conducted by, for, or on behalf of Maxygen prior to the Effective Date or as mutually agreed by the Parties in the Preclinical Development Plan, neither Party shall be required to screen or otherwise determine whether any specific CTLA-4 Variant meets the Compound Criteria.
     1.17 “Compound Criteria” means (i) those criteria set forth in Exhibit 1.17, as may be modified by the Parties in writing. For clarity, besides the criteria set forth in Exhibit 1.17, no other criteria shall be deemed Compound Criteria unless and until such criteria are formally approved in writing by both Parties, regardless of whether such criteria are used informally or discussed by the JPT or the Parties in the course of the Preclinical Development Program. For the avoidance of doubt, any agreed upon change in the Compound Criteria shall not have the effect of rendering a Compound no longer a Compound unless such change in status is expressly agreed to by the Parties.
     1.18 “Control” means, with respect to particular Know-How and any and all non-Patent intellectual property rights therein, or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein, of the power and authority, whether arising by ownership, license, or other authorization, to disclose and, if applicable, to deliver the particular Know-How to the other Party, and to grant and to authorize under such Know-How or Patent the right, license or sublicense, as applicable, to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any Third Party: (i) executed prior to the Effective Date; or (ii) entered into on or after the Effective Date in accordance with Section 10.4. “Controlled” and “Controlling” have their correlative meanings.
     1.19 “Co-Promotion” means, with respect to a Product, to jointly promote a Product for the Co-Development Indications through the use of Astellas and Maxygen’s respective sales personnel under a Mark (as hereinafter defined) in a given country in the Joint Commercialization Territory, in order to encourage appropriate prescribing or other ordering of such Product, including conducting details and other sales and promotional activities, with Astellas managing such activities and booking sales of the Products and handling its distribution. “Co-Promote” when used as a verb means to engage in such Co-Promotion.

     1.20 “Co-Promotion Country” means, with respect to a Product for Co-Development Indications, the countries in the Joint Commercialization Territory for which Maxygen has exercised its Co-Promotion Option with respect to such Product in accordance with Section 5.2. For clarity, in the event that Maxygen terminates its Co-Promotion of a given Product in a given country pursuant to Section 5.2.9, such country shall, on a prospective basis from and after the effective date of such termination, be part of the Royalty Bearing Territory (including with respect to determination of applicable royalties due pursuant to Sections 2.1.1 and 2.1.2 of the Financial Exhibit) and no longer be a “Co-Promotion Country” with respect to such Product (including for purposes of determining Distributable Profits pursuant to the Financial Exhibit).
     1.21 “Current Good Manufacturing Practices” or “cGMP” means any and all applicable then-current good manufacturing practices (and equivalent requirements) under applicable Law or designated by Regulatory Authorities and applicable to the manufacture, filling, finishing, transportation, packaging or storage of pharmaceutical products including relevant guidelines promulgated by the FDA (e.g., 21 CFR parts 210 and 211) and ICH (e.g., ICH Q7A Guide to GMPs for Active Pharmaceutical Ingredients).
     1.22 “CTLA-4 Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a Cytotoxic T lymphocyte associated antigen 4 or any variant, homolog, derivative, mutant or fragment thereof (each, a “CTLA-4 Molecule”) and (ii) any CTLA-4 Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).
     1.23 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms (excluding patient-specific data to the extent required by applicable law) and the like, in each case directed to, or used in the Preclinical Development or Development, Manufacture or Commercialization of a Product hereunder.
     1.24 “Development” means, with respect to a Product for an Indication, (i) any and all processes and activities conducted to obtain Marketing Approvals for such Product after the date that is [****] from the filing of an IND (without the applicable Regulatory Authority issuing a clinical hold) with respect to such Product, or, as applicable, such other time after filing of an IND at which human clinical trials may be first initiated with respect to such Product that supports such Indication, which processes and activities may include non-clinical and preclinical testing, toxicology, Phase I, II and III Clinical Trials (and other pre-approval clinical trials), Phase IV Clinical Trials which are (x) label expansion studies intended to support Regulatory Approval (or evaluate the potential for Regulatory Approval) of the applicable Product for new Indications, or (y) postmarketing study commitments (as set forth in Section 506B of 21 U.S.C. 356b) required by the FDA and foreign equivalents of such study commitments, Process Development, regulatory affairs and compliance, and (ii) further activities related to development of such Product for such Indication after the filing

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of an IND that supports such Indication to the point of commencement of Commercialization of such Product for such Indication; provided, however, Development excludes Preclinical Development, Manufacture and Commercialization. For clarity, the Parties acknowledge that all Phase IV Clinical Trials other than those expressly described above under (x) and (y) shall be considered Commercialization. “Develop” and “Developing” have their correlative meanings.
     1.25 “Development Plans” means the then-current Co-Development Product Plans.
     1.26 “Diligent Efforts” means, with respect to a Party, a commitment by or on behalf of such Party of a [****] (provided, however, that [****] shall not be considered in such factors with regard to [Astellas] and [****] shall not be considered in such factors with regard to [****]), the [****]. For clarity, it is understood that with respect to [****]. The Parties acknowledge and agree that [****]. It is understood by both the Parties that after receipt of [****], Diligent Efforts will likely require (absent special circumstances or significant changes in circumstances) [****].
     1.27 “Dollars” or “$” refers to United States dollars.
     1.28 “EMEA” means the European Medicines Agency, or any successor entity thereto.
     1.29 “Europe” means all countries in the European Economic Area and Switzerland.
     1.30 “Exclusive Indication” means (i) solid organ transplant rejection (including, for the avoidance of doubt, Treatment thereof) and (ii) any other Indication that may be designated by written agreement of the Parties as an “Exclusive Indication” referencing this Section 1.30.
     1.31 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.
     1.32 “Field” means the discovery, research, development, manufacture, commercialization or other exploitation of CTLA-4 Variants for Treatment of any and all Indications. Any and all applications not specifically set forth in the preceding sentence are excluded from the Field.
     1.33 “Financial Exhibit” means Exhibit 1.33.
     1.34 “Finished Drug Product” means any Product, manufactured in accordance with applicable cGMP using Bulk Drug Substance, in finished form for human use meeting the applicable specifications and other requirement set forth in the chemistry, manufacturing and controls (CMC), or equivalent section of the applicable Regulatory Filing or Marketing Approval for such finished form and including all applicable labeling, packaging and package inserts therefor.
     1.35 “Fiscal Year” means each twelve (12) month period beginning on 1 April of each year and ending on the following 31 March and so on year-by-year. “Fiscal Year 2010” means such period beginning on 1 April 2010 and ending on 31 March 2011; “Fiscal Year 2011” means such period beginning on 1 April 2011 and ending on 31 March 2012, and so on, year-by-year.

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     1.36 “IND” means, with respect to the United States, an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. §312.3 or, with respect to a jurisdiction other than the United States, a corresponding filing with the applicable Regulatory Authority for purposes of obtaining permission to initiate human clinical testing in such jurisdiction (e.g., a clinical trial authorization in the United Kingdom or other countries within Europe).
     1.37 “IND Enabling Studies” means, with respect to a particular Compound, any and all studies which in each case are reasonably necessary to support filing of an IND for such Compound, including pharmacokinetic, pharmacodynamic, preclinical safety, toxicology and any other studies (including studies relating to manufacturing, analytical methods and purity analysis, and formulation and Process Development studies) required for an IND filing. For clarity, all IND Enabling Studies shall be included within Preclinical Development.
     1.38 “Indication” means the autoimmune diseases and conditions and other conditions treated, prevented and/or palliated by immunosuppression including those listed in Exhibit 1.38 and solid organ transplant rejection (including, for the avoidance of doubt, Treatment of any of the foregoing), and such other autoimmune diseases and conditions (i.e., those autoimmune diseases and conditions not treated, prevented and/or palliated by immunosuppression) as the Parties agree.
     1.39 “Initiation” means, with respect to a particular clinical trial, the date of dosing of the first subject in such trial.
     1.40 “Joint Commercialization Territory” means Canada, Mexico and the United States, including in each case their territories, protectorates and possessions.
     1.41 “Joint Development Territory” means the Joint Commercialization Territory and each of the then-current countries in Europe, including in each case their territories, protectorates and possessions.
     1.42 “Know-How” means any and all data, information and tangible materials including (i) ideas, discoveries, inventions, improvements or trade secrets; (ii) research and development data, such as medicinal chemistry data, nonclinical data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data; (iii) databases, specifications, formulations, formulae; (iv) practices, knowledge, techniques, methods, formulas, processes, manufacturing information; and (v) research materials, reagents and compositions of matter, including Compounds, Clinical Candidates and biological material. Know-How excludes any Patent rights with respect thereto (but does include information in unpublished patent applications).
     1.43 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.
     1.44 “Lead Clinical Candidate” means any Clinical Candidate that is so designated in accordance with Section 3.3.

     1.45 “Licensed Technology” means, with respect to Astellas, Astellas Technology, and with respect to Maxygen, Maxygen Technology.
     1.46 “Major Market Country” means each country listed on Exhibit 1.46.
     1.47 “Manufacturing” means, with respect to any Compound or Product (whether as Bulk Drug Substance, Finished Drug Product or other form), any and all processes and activities conducted for the manufacture or other production (including fermentation, isolation and purification) by, for, or on behalf of a Party, or otherwise obtaining the supply of such Compound or Product under cGMP for Development or Commercialization thereof, including, as applicable, filling, packaging, labeling and other finishing and quality control and assurance testing; for clarity, Manufacturing shall also include activities for the manufacture of batches of Compound or Product not intended to be under cGMP or intended to be under cGMP but which fail for any reason. For purposes of this Agreement, Manufacturing includes all production of any Compound or Product in accordance with applicable cGMP. “Manufacture” has a correlative meaning. For clarity, Manufacturing of Compound or Product in accordance with cGMP related to preparation for commercial launch of such Compound or Product shall be Development, and Manufacturing of commercial supplies of Product shall be Commercialization (which shall include Compound or Product from successful cGMP validation lots produced prior to filing of any Marketing Approval to the extent Compound or Product produced from such lots becomes inventory available for Commercialization).
     1.48 “Marketing Approval” means, with respect to a Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Product in such jurisdiction (including, where applicable, pricing approvals necessary to obtain reimbursement). Marketing Approval shall be deemed to have been received upon first receipt by a Party or its designee of notice from the applicable Regulatory Authority that Commercialization of such Product has been approved (and not merely approvable) in such jurisdiction.
     1.49 “Marketing Approval Application” or “MAA” means, with respect to a Product, a BLA or any corresponding foreign application, registration or certification with the applicable Regulatory Authority in a jurisdiction for purposes of obtaining permission to Commercialize such Product in such jurisdiction.
     1.50 “Maxygen Technology” means (i) Maxygen Know-How, (ii) Maxygen Patents, and (iii) Maxygen’s rights and interest in all other Alliance Technology. For clarity, the Maxygen Technology excludes any Shuffling Technology.
          1.50.1 “Maxygen Know-How” means any and all Know-How, and any and all non-Patent intellectual property rights therein, Controlled by Maxygen or its Affiliates during the Term that is reasonably necessary or useful for the Preclinical Development, Development, Manufacture or Commercialization of a Compound or Product within the Field in the Territory in accordance with this Agreement.
          1.50.2 “Maxygen Patents” means any and all Patents Controlled by Maxygen or its Affiliates during the Term claiming or covering (specifically or generically) (i) compositions of matter of any Compound or Product (or any formulation of either), (ii) methods or processes for the manufacture or synthesis of any Compound or Product (or any formulation of either), (iii) methods of use, administration or formulation of any Compound or Product (or any formulation of either), (iv) nucleic acid sequences encoding any Compound, or (v) cell lines expressing any Compound, including (A) those Patents set forth on Exhibit 1.50.2 as of the Effective Date, and (B) Patents that claim Maxygen Independent Inventions. For clarity, Maxygen Patents include Maxygen’s interest in Patents claiming Joint Inventions.
     1.51 “Next Generation Clinical Candidate” means any Clinical Candidate that (i) is expected to possess a superior profile (in terms of efficacy and/or safety) to another Clinical Candidate which has been Commercialized or is in active clinical Development in at least one Major Market Country prior to the Release of the first GMP batch of Bulk Drug Substance for the applicable Next Generation Clinical Candidate, (ii) is anticipated to be differentiable in the market from such prior Clinical Candidate or is otherwise intended to be Developed and Commercialized without discontinuation of Development and Commercialization of such prior Clinical Candidate, and (iii) is designated as a Next Generation Clinical Candidate by the JSC in accordance with Section 3.3.
     1.52 “North America” means the United States, Canada and Mexico.
     1.53 “Patent” means any of the following, existing at any time in any country or other jurisdiction anywhere in the world: (i) any issued patent (including inventor’s certificates, utility model, petty patent and design patent), extensions, confirmations, reissues, re-examination, renewal, supplementary protection certificates or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any request for continued examination (RCE), continuations, continuations-in-part, divisionals, provisionals, converted provisionals, continued prosecution applications, or substitute applications.
     1.54 “Phase I Clinical Trial” means any human clinical trial conducted in any country that generally provides for the first introduction into humans of a pharmaceutical product which provides a preliminary assessment of safety and tolerability of such pharmaceutical product in healthy volunteers or patient volunteers, or otherwise generally consistent with U.S. 21 C.F.R. §312.21(a) with respect to the United States (or corresponding Laws with respect to other jurisdictions as applicable).
     1.55 “Phase II Clinical Trial” means any human clinical trial conducted in any country that is designed (i) to evaluate the efficacy of the pharmaceutical product for a particular indication or indications in patient volunteers with the indication under study and to assess side effects or (ii) to support an additional Phase II Clinical Trial or any Phase III Clinical Trial, or otherwise generally consistent with U.S. 21 C.F.R. §312.21(b) with respect to the United States (or corresponding Laws with respect to other jurisdictions as applicable). For purposes of this Agreement, any Phase I/II clinical trial shall be deemed to be a Phase I Clinical Trial.
     1.56 “Phase III Clinical Trial” means any human clinical trial conducted in any country after preliminary evidence suggesting acceptable efficacy and safety of the pharmaceutical product has been obtained in prior studies, which is intended to gather additional information to evaluate the overall safety and efficacy of the pharmaceutical product and provide and adequate basis for physician labeling, or otherwise generally consistent with 21 C.F.R. §312.21(c) with respect to the

United States (or corresponding Laws with respect to other jurisdictions as applicable). For purposes of this Agreement, any Phase II/III clinical trial shall be deemed to be a Phase II Clinical Trial.
     1.57 “Phase IV Clinical Trial” means any human clinical trial conducted for a pharmaceutical product under an IND or MAA (as applicable) in a particular jurisdiction after such pharmaceutical product has received Marketing Approval in such jurisdiction including any such clinical trials, the purpose of which is to continue testing the pharmaceutical product including to collect information about its safety or efficacy in broader or various populations, long-term safety and side effects associated with long-term use in an Indication for which Marketing Approval was previously granted whether or not sales of pharmaceutical product has commenced, as well as label expansion studies, quality of life assessments, pharmacoeconomic studies, post-marketing studies and other such activities conducted with respect to a Product after Marketing Approval has been obtained, whether or not such studies were required as a condition of Marketing Approval, are required to maintain Marketing Approval or for regulatory compliance, or otherwise.
     1.58 “Plan” means, individually, the Preclinical Development Plan, Co-Development Indication Plan, and Co-Promotion Plan, in each case as may be modified from time-to-time as set forth herein; and “Plans” means any and all such plans, collectively.
     1.59 “Preclinical Development” means any and all processes and activities for the discovery and research of CTLA-4 Variants and development of Compounds and associated Products for a particular Indication before the date that is [****] from the filing of an IND (without the applicable Regulatory Authority issuing a clinical hold) with respect to such Product, or, as applicable, such other time after filing of an IND at which human clinical trials may be first initiated with respect to such Product that supports such Indication with respect to the particular Compound, including those processes and activities, whether in vitro or in vivo conducted to: (i) discover, screen, optimize, clone, express, purify, formulate, characterize or enhance any Compound, including synthesis or Shuffling of any Compound, conjugation thereof, or similar activities; (ii) perform IND Enabling Studies with respect to a Compound and (iii) discover, develop, optimize, characterize or enhance technologies and tools including assays, screens, biological models, software and databases reasonably for the support of or in connection with any of the activities described in clauses (i) and (ii) above or Development or Manufacture. For purposes of this Agreement, production of Compounds (and corresponding Product(s)) that are not intended to be manufactured in accordance with cGMP shall be Manufacturing and not Preclinical Development.
     1.60 “Process Development” means, with respect to a Compound or Product (whether as Bulk Drug Substance, Finished Drug Product or other form), (i) development, optimization and qualification of any and all manufacturing processes (including fermentation, cell culture, purification, virus removal and inactivation, storage, assay and analytical testing protocol development, qualification and validation) and other activities performed in support of CMC (chemistry, manufacturing and controls, or equivalent) section of an IND or MAA or, if applicable, DMF (Drug Master File) for such Compound or Product, (ii) creation, development, selection and

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cloning of cell lines, and (iii) establishment, qualification, validation and scaling-up of methods, equipment facilities for Manufacture of such Compound or Product. All Process Development activities other than Process Development activities after commercial launch of the applicable Product anywhere in the Territory shall be a part of Development.
     1.61 “Product” means any pharmaceutical product that contains a Clinical Candidate as an ingredient. For avoidance of doubt, Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the Product. Each Product that has a different generic name shall be deemed a different Product for purposes of this Agreement.
     1.62 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Preclinical Development, Development, Manufacture, Commercialization or other exploitation (including the granting of Marketing Approvals) with respect to any Product in any jurisdiction, including the FDA, EMEA, and the Ministry of Health, Labor and Welfare in Japan.
     1.63 “Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Compound or corresponding Product or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting Data, including INDs and MAAs, and all correspondence with any Regulatory Authority with respect to such Compound or Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).
     1.64 “Rest of World” or “ROW” means all jurisdictions throughout the Territory excluding the Joint Development Territory.
     1.65 “Royalty Bearing Territory” means (i) with respect to Products for Exclusive Indications (including those Indications deemed as such pursuant to Section 4.1.4(b)), all jurisdictions throughout the Territory and (ii) with respect to Products for Co-Development Indications, all jurisdictions throughout the Territory excluding, with respect to a given Product, the Co-Promotion Countries for such Product.
     1.66 “Shuffle” means techniques, methodologies, processes, materials or instrumentation for performing recombination-based modification of genetic material for the creation of potentially useful variant nucleic acids or proteins. “Shuffled” and “Shuffling” have their correlative meanings.
     1.67 “Shuffling Technology” means Know-How or Patents Controlled by Maxygen directed to the use of or comprising or claiming compositions or methods for Shuffling.
     1.68 “Territory” means all countries and territories of the world.
     1.69 “Third Party” means any entity other than Astellas or Maxygen, or their respective Affiliates. For the avoidance of doubt, sublicensees which are not an Affiliate of Astellas or Maxygen shall be included in the definition of Third Party.

     1.70 “Treatment” means, with respect to a particular Indication, the prophylaxis, cure, reduction, mitigation, prevention, slowing or halting the progress of, or otherwise management of such Indication. “Treat” and “Treating” means providing Treatment.
     1.71 “Valid Claim” means a claim specifically related to the Compound (including a use or composition of matter claim, or a use or composition of matter claim directed to a genus encompassing the Compound or a composition of matter claim directed to the nucleic acid sequences encoding such Compound or to a genus encompassing such nucleic acid sequences) of an issued and unexpired patent included in the Maxygen Patents or Joint Patents and licensed to Astellas hereunder which has not been held invalid or unenforceable by a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid by the owner through reissue, disclaimer or otherwise.
     1.72 “United States” means the United States of America and its possessions and territories.
     1.73 Additional Definitions. Each of the following definitions shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Definitions	Section
Adverse Drug Reaction	6.2.4
Adverse Safety/Tox Results	13.2.2
Affected Area	13.4.2	(e)(i)
Agreement Wind-Down Period	13.6.2
Approved Maxygen CMO	6.1.1	(a)
Approved Astellas CMO	6.1.5
Astellas Indemnitees	12.5.1	(a)
Astellas Independent Inventions	10.2.2	(a)
Astellas’ Requirements	6.1.1(a)(iii)
Astellas-Selected New Compounds	13.4.2	(e)(v)
Backup Manufacturer	6.1.6(b)(iv)
Bundled Products	5.4
CDI Cessation Notice	13.4.2	(a)
Claims	12.5.1	(a)
Clinical Candidate Criteria	3.3.1
Co-Chair	2.5.2
Co-Development Activities	2.3	(b)
Co-Development Indication Plan	4.1.2
Maxygen’s Co-	13.4.2	(c)
Joint Steering Committee or JSC	2.3
JSC Matter	2.7.1
Losses	12.5.1	(a)
Manufacturing Costs	Fin. Ex. 5.13
Marketing Costs	Fin. Ex. 5.14
Marks	10.7
Maxygen Indemnitees	12.5.1	(b)
Maxygen Independent Inventions	10.2.2	(a)
Maxygen Mark	5.2.7
Maxygen Opt-Out Right	4.1.4	(b)
Maxygen Reverted Compound Activities	13.4.2(e)(vii)
Maxygen-Selected New Compounds	13.4.2	(e)(v)
Milestone	Fin. Ex. 1.1.1
Net Sales	Fin. Ex. 5.15
New Manufacturer	6.1.6(a)(iii)
New Libraries	13.4.2	(e)(v)
No-Fault Cause	6.1.6	(a)(i)
Notifying Party	7.2
Operating Expenses	Fin. Ex. 5.16

Definitions	Section
DevelopmentIndication Costs
Combination Product	Fin. Ex. 2.1.3(c)
Competing Activities	7.1.1
Competing Infringing Activities	10.6
Confidential Information	11.1
Controlling Party	10.3.3
Cooperating Party	11.5.2
Co-Promotion Notice	5.2
Co-Promotion Option	5.2
Co-Promotion Percentage	5.2.1
Co-Promotion Plan	5.2.2	(a)
Co-Promotion Product	5.2
Core Countries	10.3.1	(a)
Costs	Fin. Ex. 5.2
Damages	10.5
Development Costs	Fin. Ex. 5.3
Distributable Profits	Fin. Ex. 5.4
Divest	7.2.3
Direct Country	9.1.3	(a)
Enforcement Action	10.6
Excluded Compounds	13.4.2(e)(iii)
Exclusivity Period	7.1.1
Existing Manufacturer	6.1.6(a)(iii)
Existing Third Party Licenses
Fault	12.5.1	(a)
FTE	Fin. Ex. 5.8
Indemnified Party	12.6
Indemnifying Party	12.6
Initial Preclinical Development Plan	3.2
Joint Inventions	10.2.2	(a)
Joint Patent	10.3.2
Joint Program Team or JPT	2.4
Opt-Out Notice	4.1.4	(b)
Opt-Out Event	4.1.4	(b)
Other Party	7.2
Permitted Activities	7.1.3
Post-Execution Affiliate	7.2
Preclinical Development Costs	Fin. Ex. 5.20
Preclinical Development Program	3.1
Preclinical Development Plan	3.2
Prior CDA	11.3
Prosecution and Maintenance	10.3.5
Publishing Party	11.4.1
Recoveries	10.6.2
Representing Party	12.1
Requesting Party	11.5.2
Responsibility Transfer Plan	6.1.6	(b)(i)
Reverted Compounds	13.4.2(e)(iii)
Reviewing Party	11.4.1
Selected Indication	4.1.3	(a)
Selected Indication Notice	4.1.3	(a)
Separate Program	7.2
Shuffling Improvement	10.2.2	(b)
Subcommittee	2.9
Subject Transaction	7.2
Supplies Requirement Plan	6.1.1(a)(iii)
Target	11.2
Term	13.1
Third Party License	10.4.2
Third Party Payments	Fin. Ex. 2.1.3(a)
Third Party Reverted Compound Activities	13.4.2(e)(viii)
Walled-Off Programs	11.2

     1.74 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under applicable Accounting Standards, but only to the extent consistent with its usage and the other definitions in this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or calendar year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof; (ix) references to a “Plan” shall be construed to mean the then-current Plan as approved by the JSC, (x) references to Product(s) “for” an Exclusive Indication and Product(s) “for” a Co-Development Indication refer to a Product that is developed, labeled, marketed or promoted for the applicable Indication and, unless expressly indicated, shall include Products that are developed, labeled, marketed or promoted for both Exclusive Indications and Co-Development Indications and therefor, unless expressly stated otherwise, shall not be limited to Products that are solely developed, labeled, marketed or promoted for Exclusive Indications or Co-Development Indications, but not both, and (xi) references to Preclinical Development and Development “for” the Joint Development Territory, “for” the ROW, and “for” outside the Joint Development Territory shall include all applicable activities intended to support (i.e., one of the main purposes for undertaking such activities is to support) the filing of a Marketing Approval Application in at least one jurisdiction within the applicable territory (including activities under an IND intended for such a filing) without regard to country or location where such activity actually occurs; however, such references shall not include applicable activities intended to support (i.e., one of the main purposes for undertaking such activities is to support) the filing of Marketing Approval Applications in jurisdictions outside of the applicable territory which are not also intended to support Marketing Approval Applications in jurisdictions within the applicable territory, regardless of whether resulting information or data is anticipated to be, or is in fact, also contained in regulatory filings to support a Marketing Approval Application in one or more jurisdiction within the applicable territory (it being understood that activities intended to support Marketing Approval Applications in one or more jurisdictions within the applicable territory as well as one or more jurisdictions outside the applicable territory, shall be deemed to be both “for” the applicable territory and also “for” outside the applicable territory). This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

ARTICLE 2
SCOPE AND GOVERNANCE OF THE ALLIANCE
     2.1 Scope and Conduct of the Alliance; Diligence. Subject to the terms and conditions of this Agreement, Maxygen and Astellas shall collaborate and each use Diligent Efforts to perform Preclinical Development, Development, Manufacturing and Commercialization of both (i) Compounds and Products for Exclusive Indications and (ii) Compound and Products for Co-Development Indications (which, for clarity, may be the same as Compounds and Products for Exclusive Indications). Accordingly, the Parties shall establish each of the Plans hereunder to provide for a commitment of resources by each Party so as to satisfy its diligence obligations described in the preceding sentence. Each Party shall make all decisions and conduct all of its obligations under the Alliance in a manner in its good faith determination to be consistent with the terms of this Agreement. Each Party shall cooperate with and provide reasonable support to the other Party in the conduct of such activities. For the avoidance of doubt, a Party’s obligations to use Diligent Efforts in this Section 2.1 or anywhere else in this Agreement may be satisfied by such Party’s Affiliates and permitted contractors and sublicensees.
     2.2 Maxygen Inquiry; Cessation of Commercialization and Development. Upon request by Maxygen to the JSC, Astellas shall confirm whether or not Astellas has made a decision not to obtain Marketing Approval for, or not to launch and Commercialize, at least one Product for Exclusive Indications and/or Co-Development Indications in any one or more of the Major Market Countries, or has made a decision to discontinue or in fact discontinued Preclinical Development, Development and Commercialization of all Products for Exclusive Indications or Co-Development Indications with respect to any one or more of the Major Market Countries. For the avoidance of doubt, any such request by Maxygen shall not obligate Astellas to make any such decision but rather just obligates Astellas to confirm any such decision that Astellas has made as of the date of such request.
     2.3 Joint Steering Committee. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). All other committees and teams established under this Agreement, including the JPT shall be subordinate to the JSC. The JSC shall be responsible for:
               (a) overseeing, reviewing and monitoring all activities by or under authority of the Parties, worldwide, with respect to Preclinical Development, Development, Manufacturing and Commercialization of Compounds and Products and facilitating communications between the Parties regarding activities related to Compounds and Products;
               (b) managing and providing strategic direction for activities by or under the authority of the Parties with respect to (i) Preclinical Development, Development and Manufacture of Compounds and Products not specifically related to a particular Indication, (ii) Preclinical Development and Development for the Joint Development Territory of Compounds and Products for any Co-Development Indications, (iii) Manufacture of Compounds and Products (other than Manufacturing activities of Astellas and its contract manufacturers after first commercial sale following receipt of Marketing Approval in the first Major Market Country, provided that such Manufacturing activities shall remain subject to oversight, review and monitoring pursuant to (a) above), and (iv) Commercialization of Products for Co-Development Indications within the Joint

Commercialization Territory (to the extent such Commercialization is in countries in the Joint Commercialization Territory for which, either (A) Maxygen has exercised its Co-Promotion Option in accordance with Section 5.2 for such Product or (B) the deadline set forth in Section 5.2 for Maxygen to provide a Co-Promotion Notice for such Product in such country has not yet expired, but, for clarity, excluding Commercialization which is solely in countries other than those described in (A) or (B)) (collectively, the “Co-Development Activities”);
               (c) upon agreement of both Parties’ representatives to the JSC establishing, and delegating matters within the authority of the JSC to, other committees or teams having representatives from both Parties, to facilitate the conduct of matters within the JSC’s authority;
               (d) reviewing and monitoring the activities and progress of the JPT and all other committees, teams and/or alternative processes (if any) established by the JSC;
               (e) reviewing and approving all Plans and associated Budgets for the Co-Development Activities including any amendments thereto and reviewing the Parties’ performance against such Plans and Budgets, and reviewing and commenting on plans for Preclinical Development and Development for Exclusive Indications (including planning of related Manufacturing and coordination with Manufacturing of Compounds and Products for other Alliance activities);
               (f) designating all activities under the Plans and associated Budgets for Co-Development Activities as (i) solely for a Co-Development Indication(s), (ii) solely for an Exclusive Indication(s), or (iii) for both a Co-Development Indication and an Exclusive Indication;
               (g) designation of Clinical Candidates, and further designation of such as Lead Clinical Candidates, Backup Clinical Candidates or Next Generation Clinical Candidates;
               (h) determining the activities that the Parties will conduct with respect to any Backup Compound under the Preclinical Development Program;
               (i) reviewing and discussing intellectual property matters relating to Compounds and/or Products and determining whether to seek licenses from Third Parties with respect to intellectual property or technology reasonably necessary or useful for the conduct of the Alliance;
               (j) reviewing the Compound Criteria and Clinical Candidate Criteria and proposing modifications to them for approval by the Parties based upon target Product profiles established by the JSC;
               (k) establishing target profiles for Products for any Co-Development Indications for the Joint Development Territory based upon technical feasibility and commercial assessment, pharmacoeconomic analyses and product positioning;
               (l) reviewing and coordinating pharmacoeconomic alignment across Products and markets;

               (m) approving any material agreements to be entered into by either Party with any Third Party contractor for the conduct of any Co-Development Activity where the costs under such material agreement would cause the Costs for activities to which such material agreement relates to exceed by more than [****] percent ([****]%) the annual amount allocated in an approved Budget for such activities;
               (n) reviewing concerns raised by either Party that activities or proposed activities with respect to Exclusive Indications, or activities or proposed activities that are for outside the Joint Development Territory with respect to Co-Development Indications, may have detrimental impact on the Preclinical Development, Development or Commercialization of Products for Co-Development Indications for the Joint Development Territory, and discussing proposed resolutions to avoid such detrimental impact;
               (o) resolving disputes, disagreements and deadlocks that pertain to matters within the purview of other committees and teams established under this Agreement which are not resolved by such committees and teams; and
               (p) undertaking or approving such other matters as are specifically and expressly provided for the JSC under this Agreement.
Except as the Parties may otherwise expressly agree in writing, the JSC’s authority shall be limited to the matters set forth above.
     2.4 Joint Program Team. Promptly after the Effective Date, the Parties shall establish a Joint Program Team (the “Joint Program Team” or “JPT”) to oversee, review and coordinate the operational implementation of the Co-Development Activities in accordance with the terms of this Agreement and direction and decisions of the JSC. The JPT shall be responsible for:
               (a) preparing and updating each Plan and associated Budget for the Co-Development Activities (the Initial Preclinical Development Plan and associated Budget, is attached hereto as Exhibit 3.2) including allocation of responsibilities between the Parties thereunder in accordance with the applicable terms and conditions of this Agreement and presenting such Plans and Budgets to the JSC for approval;
               (b) reviewing and monitoring the performance of each Party of activities assigned to it under the Plans for the Co-Development Activities and making recommendations regarding the optimization of time and cost with respect to the performance of such activities to the JSC;
               (c) monitoring and reporting to the JSC on the expenditures with respect to the Co-Development Activities against the applicable Plans and Budgets for such activities (unless and until such time as the JSC may institute another subcommittee or alternative process for such purpose);

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               (d) evaluating the Plans for the Co-Development Activities based on the results and progress of the activities thereunder, and preparing draft Plans and/or modifications to Plans for approval of the JSC;
               (e) reviewing any material agreements to be entered into by either Party with a Third Party contractor for the conduct on any Co-Development Activity and making related recommendations to the JSC;
               (f) establishing and updating practices and procedures for the coordination between the Parties of the Manufacture and supply of Compounds and Products (including Bulk Drug Substance and Finished Drug Product), including appropriate technology transfer and timing thereof to allow timely transition to Astellas of Manufacture of finished Product using Bulk Drug Substance supplied by Maxygen (or obtained by Astellas from Third Parties as expressly permitted hereunder) in accordance with Article 6, on a Product-by-Product basis, to be completed prior to the Initiation of the first Phase III Clinical Trial for such Product; and
               (g) undertaking or approving such other matters that pertain to the Co-Development Activities as are specifically provided for the JPT under this Agreement.
          2.4.1 During Preclinical Development Program. In addition to the other responsibilities set forth in Section 2.4, in connection with the Preclinical Development Program, the JPT shall be responsible for: (i) establishing the direction and objectives for the Preclinical Development Program; (ii) reviewing the possibility of allocating additional resources of the Parties to perform Preclinical Development specifically directed to Compounds and identification or verification of potential Clinical Candidates, and providing for such additional resources of the Parties as appropriate, consistent with the Plans; and (iii) nominating Compounds as Clinical Candidates in accordance with Section 3.3; (iv) overseeing and coordinating (A) prompt conduct of IND-Enabling Studies with respect to at least one Clinical Candidate for a Co-Development Indication and one Clinical Candidate for an Exclusive Indication (which Clinical Candidate may be the same as for Co-Development Indications) and (B) subject to Section 6.2, preparing and filing INDs for the Joint Development Territory for one or more Clinical Candidates for a Co-Development Indication and (monitoring and reviewing only) for one or more Clinical Candidates for an Exclusive Indication (which Clinical Candidate may be the same as for Co-Development Indications); and (v) other matters related to the Preclinical Development of Products in the Field in the Territory, in each case subject to the terms and conditions of this Agreement, and consistent with the Plans and with decisions of the JSC.
          2.4.2 During Development. In addition to the other responsibilities set forth in Section 2.4, in connection with Co-Development Activities for the Joint Development Territory, the JPT shall be responsible for: (i) coordinating and integrating the direction and objectives for Development activities for the Joint Development Territory related to Development for Co-Development Indications; (ii) monitoring and reporting on the competitive landscape for the Products for any Co-Development Indications for the Joint Development Territory; (iii) subject to the overview of the JSC, developing the strategy and plans for Development of Products within the Co-Development Activities (including regulatory strategies and strategies and plans for the Manufacture of Products for such Development purposes); (iv) reviewing and approving (as provided herein) the contents and timing of material Regulatory Filings and the protocol (and any material amendment thereof) for each clinical trial for a Product for any Co-Development Indications for the Joint Development Territory or other studies that are Co-Development Activities; (v) coordinating the exchange of Development information and Data relating to studies for Products for any Co-Development Indications or other studies that are Co-Development Activities and interactions with Regulatory Authorities in the Joint Development Territory; (vi) reviewing material agreements (generally an agreement with an expense above a certain threshold determined by the JSC) with Third Parties to be entered into by either or both Parties related to the Development of Products within the Co-Development Activities; and (vii) other matters related to the monitoring, review, coordination and approval of Development of Products within the Co-Development Activities. In addition, the JPT shall facilitate the exchange of information regarding the planning, conduct and progress of Development of Products for Exclusive Indications and for Co-Development Indications for outside the Joint Development Territory, and provide a forum for discussion and coordination of such Development activities with the Co-Development Activities.
          2.4.3 During Commercialization. In addition to the other responsibilities set forth in Section 2.4, in connection with Commercialization hereunder to the extent that Maxygen has exercised its Co-Promotion Option in accordance with Section 5.2 with respect to a given Product, the JPT shall, with respect to applicable Co-Promotion Countries for such Product, be responsible for: (i) coordinating design of pharmacoeconomic studies, and the use and dissemination of resulting Data with respect to the Co-Promotion Products (as defined hereinafter) within the Co-Promotion Countries; (ii) monitoring and reporting on the competitive landscape for the Co-Promotion Products within the Co-Promotion Countries; (iii) subject to the overview of the JSC, developing the strategy and plans for the Co-Promotion activities within the Co-Promotion Countries including strategies and plans for the Manufacture of Co-Promotion Products for such Commercialization purposes; (iv) coordinating branding, positioning and advertising plans and strategies (including but not limited to medical education, symposia, opinion leader development, peer-to-peer development, publications and journal ads) for Co-Promotion Products within the Co-Promotion Countries; (v) establishing, overseeing and coordinating the Co-Promotion activities of the Parties including sales force activities, such as training, the number of sales representatives and medical affairs personnel, territory alignment, and number and allocation of details, promotional materials, and the like for the Co-Promotion Products within the Co-Promotion Countries; (vi) reviewing material agreements (generally an agreement with an expense above a certain threshold determined by the JSC) with Third Parties to be entered into by either or both Parties with respect to Co-Promotion Products within the Co-Promotion Countries; and (vii) other matters related to the monitoring, review and coordination of Co-Promotion Products within the Co-Promotion Countries. In addition, the JPT shall facilitate the exchange of information regarding the planning, conduct and progress of Commercialization of Products for Exclusive Indications in the Territory and for Co-Development Indications for outside the Co-Promotion Countries, and provide a forum for discussion and coordination of such Commercialization activities with the Co-Development Activities.
          2.4.4 For Manufacturing. In addition to the other responsibilities set forth in Section 2.4, the JPT shall be responsible for coordinating the supply by Maxygen of Bulk Drug Substance and Finished Drug Product in accordance with the terms of Section 6.1.

     2.5 Committee Membership.
          2.5.1 General. Each Committee shall be comprised of representatives from each of Maxygen and Astellas, and each Party shall, in its discretion, appoint at least two (2), but not more than four (4), representatives to each Committee at any given time. Maxygen’s initial representatives to the JSC and JPT are set forth on Exhibit 2.5, and Astellas shall appoint its initial representatives to the JSC and JPT within [****] after the Effective Date. Each Party shall appoint to each Committee at least one representative with relevant decision-making authority from such Party such that the applicable Committee is able to effectuate all of its decisions within the scope of such Committee’s responsibilities. Subject to the foregoing, either Party may at any time replace or remove its respective Committee representatives (provided that such Party is left with at least two (2) representatives on such Committee at any given time), or name additional Committee representatives (up to a total of four (4) representatives of such Party at any given time), upon prior written notice to the other Party, provided that any replacement shall be of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing. It is understood that the composition of the Committees is intended to be cross-functional and include such individuals from each Party over time that will allow for consistency between each phase of the Co-Development Activities with the goal of promoting the likelihood of technical and commercial success of such activities.
          2.5.2 Co-Chairs. For each Committee, each Party shall appoint one of its members to such Committee to co-chair the meetings for such Committee (each, a “Co-Chair”). The Co-Chairs for each Committee shall (i) coordinate and prepare the agenda and ensure the orderly conduct of such Committee’s meetings, (ii) attend (subject to below) each meeting of such Committee, (iii) prepare and issue minutes of each meeting within [****] thereafter accurately reflecting the discussions and decisions of such Committee, and (iv) call ad hoc meetings if necessary to address pressing matters. Such minutes from each Committee’s meeting shall not be finalized until the applicable Co-Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing. The Co-Chairs shall solicit agenda items from its Committee members and provide an agenda along with appropriate information for such agenda reasonably in advance of any meeting. It is understood that such agenda will include all items requested by either Co-Chair for inclusion therein. In the event the Co-Chair or another Committee member from either Party is unable to attend or participate in a particular Committee meeting, the Party who designated such Co-Chair or member may designate a substitute Co-Chair or other representative for the meeting.
     2.6 Committee Meetings. The JSC shall meet at least three (3) times during each year, or as more often as otherwise agreed by the Parties by telephone, videoconference or in person as determined by the JSC, provided that at least once annually such meeting shall be held in person. The JPT shall meet quarterly, or as more or less often as otherwise agreed by the Parties, and such meeting may be conducted by telephone, videoconference or in person as determined by the JPT, provided that at least once annually such meeting shall be held in person. The JPT shall meet approximately [****] in advance of each JSC meeting in order to prepare any issues to be presented at such upcoming JSC meeting. All in-person Committee meetings shall be held on an alternating

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basis between Maxygen’s and Astellas’ facilities, unless otherwise agreed by the Parties. As appropriate, other representatives of the Parties and their Affiliates may attend Committee meetings as nonvoting observers, but no Third Party personnel may attend unless otherwise agreed by the Parties (such agreement not to be unreasonably withheld). Each Party may also call for special meetings on an ad hoc basis to resolve particular matters requested by such Party. Each Committee’s Co-Chairs shall provide its Committee members with no less than [****] notice of each regularly scheduled meeting, and no less than [****] notice of any special meetings called by either Party. The first meeting of each the JSC and JPT shall occur within [****] of the Effective Date.
     2.7 Decision Making.
          2.7.1 Generally. Decisions of each Committee shall be made by unanimous vote of the members present in person or by other means (e.g., telephone or video) at any meeting, with each Party having one vote (regardless of the number of representatives such Party has appointed to the applicable Committee). In order to make any decision, any Committee, Subcommittee or team established under this Agreement must have present (in person or telephonically) at least one representative of each Party. Unless otherwise specified by the JSC, in the event that the JPT, team or any Subcommittee does not reach consensus with respect to a particular matter within the scope of its authority related to any Co-Development Activities after endeavoring for [****] (or such other agreed period) to do so, then, such matter shall be referred by either Party (through its JSC Co-Chair) to the JSC for resolution. If the JSC does not reach consensus with respect to a particular matter within the scope of its authority as stated under Section 2.3 of the Agreement (a “JSC Matter”) after endeavoring for [****] (or such other agreed upon period) to do so, then such JSC Matter shall be referred to the CEOs (or an executive officer designated by the CEO) of the Parties for resolution as provided in Section 14.1.2.
          2.7.2 Deciding Vote; Limitations. If the CEOs (or designated executive officers) of the Parties are unable to resolve such JSC Matter within the time provided under Section 14.1.2 (or such other agreed upon period), then: (i) Maxygen’s Co-Chair to such Committee shall thereafter have the right to cast a deciding vote on any JSC Matter that pertains to Preclinical Development of each Compound (provided, however, that Maxygen shall not have a deciding vote with respect to the content, preparation or filing of any IND) under the terms and conditions of this Agreement, and (ii) Astellas’ Co-Chair to such Committee shall thereafter have the right to cast a deciding vote on any JSC Matter other than those set forth in (i) above and the Manufacturing activities by Astellas or its contract manufacturer under the terms and conditions of this Agreement; provided, however, neither Party shall have the right to cast a deciding vote on (A) [****]; (B) [****]; (C) [****]; (D) [****]; (E) [****]; or (F) matters expressly stated in this Agreement to require either the agreement or approval of both Parties’ representatives to the JSC or other JSC Matters expressly stated in this Agreement to require the approval, agreement or consent of the other Party. In the event that either Party exercises its deciding vote in a manner that increases the costs or expenses that the other Party is obligated to bear (i.e., the portion thereof borne by such other Party taking into account applicable sharing pursuant to the Financial Exhibit) pursuant to this Agreement

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by more than [****] Dollars ($[****]), or by more than [****] percent ([****]%), in each case during any 12-month period as compared to the most recent Budget that was agreed to by the other Party (consistent with the other Party’s obligations to use Diligent Efforts under Section 2.1 at the time such previous Budget was agreed), unless the other Party agrees to such increase, then (notwithstanding the other terms and conditions of this Agreement or the Financial Exhibit) the Party so exercising such deciding vote shall be responsible to pay the other Party’s share for such increased costs and expenses. In the event that the Parties agree to expand the authority of the JSC to cover matters that are not within the authority of the JSC pursuant to this Agreement as of the Effective Date, such additional matters shall not be subject to a deciding vote of either Party unless expressly agreed in writing by the Parties.
          2.7.3 Matters Outside Deciding Vote or Outside Authority of JSC. If the JSC (and the CEOs (or designated executive officers)) is unable to resolve, after using good faith efforts to do so, any JSC Matter brought before it that requires resolution (where neither Party has the right to cast a deciding vote or neither Party can agree on whether a Party has the right to cast a deciding vote, including matters described in (A), (B), (C), (D), (E), or (F), above), such JSC Matter shall be resolved by the Parties in accordance with Section 14.2. In the event that exigent circumstances require, either Party may take such action as (and only to the extent) such exigent circumstances require prior to the relevant Committee reaching consensus, or such matter otherwise being resolved hereunder, until such time as such Committee has reached consensus, the JSC has resolved such issue, or such issue has otherwise been resolved pursuant to this Agreement, and in taking such action, such Party shall use reasonable efforts to preserve the ability to pursue alternative courses of action once such issue has been resolved in accordance with this Agreement. Notwithstanding anything herein to the contrary, no Committee shall have any authority to amend, modify or waive compliance with this Agreement, and neither Party may exercise its deciding vote in any manner inconsistent with the terms and conditions of this Agreement. For the avoidance of doubt, neither Party shall have a deciding vote in the JSC with respect to any matter that is not within the scope of the JSC’s authority (including any matter or dispute which is not otherwise a JSC Matter but which is submitted to the JSC for attempted resolution pursuant to Section 14.1), and the JSC’s decision making authority does not extend to (and therefore neither Party shall have the deciding vote regarding) (i) intellectual property related matters arising under this Agreement, which matters are governed by Article 10, (ii) modification of the Compound Criteria or of the Clinical Candidate Criteria (which can only modified in accordance with Section 3.3.1), (iii) matters that are to be decided or agreed upon by the Parties directly, as expressly specified in this Agreement, or (iv) any determination of royalties due, calculations of Costs to be shared or Distributable Profits, or other financial matters, which are matters of compliance of the terms and conditions of this Agreement that may discussed by the JSC where a dispute arises, but are not within the scope of the JSC’s decision making authority.
     2.8 Reporting to the Committees. Each Party shall keep the Committees fully informed of progress and results of activities for which it is responsible under the Plans, as well as progress and results of its other activities with respect to Preclinical Development, Development,

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Manufacture and Commercialization of Compounds and Products, through its members on the Committees and as otherwise provided herein.
     2.9 Subcommittees. From time to time, the JSC or JPT may establish subcommittees and teams to oversee particular projects or activities, and such subcommittees will be constituted as such Committee approves (each, a “Subcommittee”). If any Subcommittee is unable to reach a decision on any matter after endeavoring for [****] (or such other agreed period) to do so, such matter shall be referred to the applicable Committee that established such Subcommittee for resolution as provided in Section 2.7. Notwithstanding anything herein to the contrary, no Committee (including the JSC or JPT) or Subcommittee (or other committee or team organized hereunder) shall have any authority to amend, modify or waive compliance with this Agreement.
     2.10 Interactions Between Committees and Internal Teams. The Parties recognize that while they will establish the various committees and teams for the purpose of the Alliance, each Party possesses internal structures (including its own committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. The Parties shall establish procedures to facilitate communications between the various committees and teams hereunder and the relevant internal committees, teams or boards within the Party in order to promote the efficiency of the Alliance. In addition, each of the JSC and JPT and any Subcommittee shall coordinate with each other as appropriate. For the avoidance of doubt, references in this Article 2 to the JSC, JPT or any Subcommittee, having authority or responsibility to “discuss”, “monitor”, “review”, “comment”, “coordinate” or “evaluate” shall not include the authority or right to approve, determine or control unless expressly provided otherwise herein.
     2.11 Performance of Representatives. Maxygen and Astellas shall cause each of their representatives on the JSC, JPT and any Subcommittees or team established under this Agreement to vote, and shall otherwise perform their respective activities under this Agreement, in a good faith manner consistent with the terms and conditions of this Agreement and such Party’s respective obligation to use Diligent Efforts under Section 2.1, including with the use of Diligent Efforts in the performance of Co-Development Activities.
     2.12 Day-to-Day Decision Making Authority. Each Party (itself or through a designee) shall have decision making authority with respect to the day-to-day operations of the Preclinical Development, Development, Manufacturing and Commercialization of Products in the Field in the Territory for which it is responsible under the Plans, provided that such decisions are not inconsistent with such Plans or the express terms and conditions of this Agreement (including the allocation of operation responsibility for various activities as set forth herein).
     2.13 Oversight of Costs. During each calendar quarter, the JPT shall review the actual and expected Costs against the Budgets in the applicable Plans for Co-Development Activities. If the JPT determines that such Costs for the current budgeting cycle exceed or are likely to exceed the

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aggregate Budget for such cycle by more than [****] percent ([****]%), the JPT shall promptly determine the cause of the cost overrun and recommend to the JSC appropriate action to be taken, including making revisions to the applicable Plan(s) or other appropriate remedial steps as may be agreed to bring such activities back in accordance with applicable Budget(s). Otherwise cost overruns shall be subject to the appropriate terms and conditions set forth in the Financial Exhibit.
     2.14 Use of the Other Party’s Resources; Compliance with Plans. Each Party shall use Diligent Efforts to comply with its obligations as set forth in the relevant Plans, provided, however, that, without prejudice to either Party’s Diligent Efforts and other express obligations herein, no Plan shall assign to a Party obligations unless it so agrees.
     2.15 Use of Contractors. Maxygen and Astellas shall each have the right to use the services of Third Party contractors, including contract research organizations, contract manufacturing organizations (subject to Astellas’ approval in accordance with Section 6.1.1(a)), contract sales forces (subject to Astellas’ approval in accordance with Section 5.2) and the like, to assist such Party in fulfilling its obligations and exercising its rights under this Agreement, provided that such Third Party is bound by a written agreement that is consistent with terms of this Agreement, including intellectual property ownership and confidentiality provisions consistent with those set forth in Article 10 and Article 11, and the terms of such written agreement is consistent with industry norms for payments, quality and in other material respects. When practicable, each Party shall compare the services available from multiple contractors for each task to optimize the time, cost and quality delivered to the Alliance. Notwithstanding the foregoing, each Party shall consider the possibility of using the other Party’s resources to perform such activities as an alternative to utilizing the services of a contractor. Each Party shall remain responsible for ensuring the compliance of its Affiliates with the applicable terms of this Agreement. In addition, each Party shall remain responsible for ensuring compliance with the applicable terms of this Agreement by Third Party licensees and Third Party sublicensees to which such Party has granted rights with respect to Compounds or Products under this Agreement (provided, for clarity, that licensees and sublicensees of Astellas and its Affiliates shall not be construed as licensees or sublicensees of Maxygen for purposes of this sentence), and by Third Party contractors retained by such Party for the performance of Alliance activities by, for or on behalf of such Party under this Agreement; provided, however, that breach thereof by such Third Parties shall not (absent a breach by the applicable Party or its Affiliate) be a terminable breach for purposes of Section 13.3. Each Party shall contractually obligate its licensees, sublicensees and contractors that are performing activities by, for or on behalf of such Party under this Agreement or are otherwise licensed or sublicensed under the Maxygen Technology or the Astellas Technology to comply with all relevant restrictions, limitations and obligations in this Agreement applicable to such licensees, sublicensees and contractors, and agrees to reasonably enforce such contractual obligations in the event of material breach by one of its licensees, sublicensees and contractors of such obligations. For the avoidance of doubt, failure to reasonably enforce such contractual obligations may be a terminable breach under Section 13.3.

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     2.16 Role of Committees with Respect to Activities Other Than Co-Development Activities. Notwithstanding anything to the contrary in this Agreement other than matters (A), (B), (C), (D), (E) and (F) under Section 2.7 for which neither party has the deciding vote, and still subject to Sections 4.2.2 and 4.2.4, the Parties agree that the JSC’s and JPT’s role with respect to the Alliance for activities other than the Co-Development Activities including Development and Commercialization of Compounds (and their corresponding Product(s)) for Exclusive Indications, and Commercialization of Products for any Indication (except for Co-Promotion Products in the applicable Co-Promotion Countries) shall be reviewing, discussing and commenting upon such activities in an advisory capacity only (i.e., the JSC shall not have decision-making authority over such matters, and Astellas shall have the sole right to control and make decisions and determinations with respect to such matters consistent with the terms and conditions of this Agreement). For the avoidance of doubt, this Section 2.16 is intended as a statement and clarification of the JSC’s and JPT’s decision-making role with respect to certain matters (and to clarify certain rights of Astellas to control and make certain decisions and determinations, as between the Parties, subject to the other terms and conditions of this Agreement), and shall not be construed (i) to limit the JSC’s or JPT’s discussion, review or coordination in an advisory capacity, of various matters as provided in this Agreement, (ii) to limit the obligations of either Party to provide reports or information to the JSC or JPT, or (iii) to expand, limit or otherwise affect the rights and licenses conveyed to, or the obligations of, Astellas as set forth in this Agreement other than to state and clarify the decision-making authority of the JSC and the JPT with respect to such matters (and to clarify certain rights of Astellas to control and make certain decisions and determinations, as between the Parties, subject to the other terms and conditions of this Agreement).
ARTICLE 3
PRECLINICAL DEVELOPMENT
     3.1 Preclinical Development Program. Maxygen and Astellas shall conduct a research and discovery program directed toward Preclinical Development of Compounds for applications in the Field on a collaborative basis (the “Preclinical Development Program”) in accordance with the Preclinical Development Plan (as defined below), with Astellas having lead and operational control responsibility with respect to activities under the Preclinical Development Program directed solely toward Exclusive Indications and Maxygen having lead and operational control responsibility for all other activities under the Preclinical Development Program, subject to the JPT’s oversight, coordination, and/or direction with respect to matters within its purview pursuant to this Agreement. Each Party will be responsible for conducting, and shall use Diligent Efforts to conduct, the activities allocated to such Party under the Preclinical Development Plan to progress and complete such activities within the timeframes set forth therein, including by allocating such personnel as reasonably necessary to progress and complete the tasks assigned to it in the then-current Preclinical Development Plan within the timeframes as set forth therein, but no less than the number of personnel set forth for such Party in the then-current Preclinical Development Plan on a task-by-task basis. The goals of the Preclinical Development Program shall include: (i) identifying and selecting one or more Clinical Candidate(s) (including, if appropriate, Backup Clinical Candidate(s) or Next Generation Clinical Candidates) to Treat (A) the Co-Development Indications and (B) the Exclusive Indications, and (ii) conducting IND Enabling Studies and other studies with respect to such Clinical Candidates, with the overall goal to promote the likelihood of technical and commercial success of the Clinical Candidates and corresponding Products hereunder. Notwithstanding anything herein to the contrary, Maxygen shall have the sole right to conduct and shall use Diligent Efforts to conduct Shuffling activities and in vitro screening activities for the identification of Clinical Candidate(s) (including Backup Clinical Candidate(s) or Next Generation Clinical Candidates) whether directed toward Exclusive Indications or Co-Development Indications as part of the Preclinical Development Program, which the Parties acknowledge shall only occur if the Existing Compounds remain entirely inapplicable to the Exclusive Indications and Co-Development Indications.
     3.2 Preclinical Development Plan. The Preclinical Development Program shall be carried out in accordance with a detailed workplan and budget (“Preclinical Development Plan”) covering the Preclinical Development activities to be conducted with respect to any CTLA-4 Variant. The preliminary initial Preclinical Development Plan is attached hereto as Exhibit 3.2 (the “Initial Preclinical Development Plan”), and shall govern the performance of the Preclinical Development Program until approval of the final version thereof as a Preclinical Development Plan in accordance with the following. The Parties shall use Diligent Efforts to have the JPT finalize and submit to the JSC for JSC approval, and have the JSC approve, a mutually agreed final and revised form of the Initial Preclinical Development Plan as soon as reasonably practicable, and no later than [****] days, following the Effective Date. Once finalized, reviewed and approved by the JSC, such plan shall become the Preclinical Development Plan hereunder (superseding the Initial Preclinical Development Plan) and shall govern the performance of the Preclinical Development Program through the period beginning on the Effective Date and ending on [****] (or such other time as the JSC may decide). Thereafter beginning with Fiscal Year [****] and until such time as agreed by both Parties’ representatives to the JSC, at least [****] days prior to the beginning of each Fiscal Year, the JPT shall prepare a detailed Preclinical Development Plan for the following Fiscal Year, consistent with the allocation of responsibilities set forth in the research allocations of the Initial Preclinical Development Plan (except to the extent revised in any subsequently approved Preclinical Development Plan) and to meet the applicable diligence requirements of this Agreement and further the goals described in Section 3.1 or as otherwise agreed by both Parties’ representatives to the JSC and submit such Preclinical Development Plan to the JSC for review, comment and approval. Unless otherwise determined by agreement of both Parties’ representatives to the JSC, each Preclinical Development Plan shall include a detailed description of the Preclinical Development activities to be conducted thereunder including a detailed Budget for all such activities. The JPT shall review the Preclinical Development Plan on an ongoing basis and propose changes thereto to the JSC for approval, any such approval shall be reflected in agreed and approved minutes of JSC meetings or otherwise agreed in writing.
     3.3 Designation of Clinical Candidates.
          3.3.1 General Designation of Clinical Candidates. The Parties have established criteria, set forth in Exhibit 3.3 (“Clinical Candidate Criteria”, as may be amended by mutual written agreement of the Parties), for the designation of Compounds as Clinical Candidates. From time to time, the Co-Chairs of the JPT acting by mutual consensus may nominate a particular Compound, which is reasonably believed to meet the Clinical Candidate Criteria therefor based on the results for such Compound from the Preclinical Development Program (or other similar activities

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prior to or outside of the Preclinical Development Program), for designation by the JSC as a Clinical Candidate for commencement of IND Enabling Studies and other studies and based thereon commencement of Development as a Product. Upon designation by the JSC of any Compound as a Clinical Candidate, the JSC shall further determine whether each such Clinical Candidate shall be treated as a “Lead”, “Backup”, or “Next Generation” (for a specified Indication) Clinical Candidate and determine the prioritization of the activities including IND Enabling Studies under the Preclinical Development Program with respect thereto. For clarity, any such designation of a Clinical Candidate or designation as a “Lead”, “Backup”, or “Next Generation” Clinical Candidate may be modified by subsequent action of the JSC. Designation of a Clinical Candidate as a “Lead”, “Backup”, or “Next Generation” Clinical Candidate, and any subsequent modification of such designation, shall only be made in accordance with the JSC’s decision making authority as provided in Section 2.7 (subject to Section 2.16), and shall not be subject to a deciding vote of either Party. Further, promptly after designation of a Compound as a Clinical Candidate the Preclinical Development Plan shall be updated to include activities with respect to such Clinical Candidate including the conduct of IND Enabling Studies and other studies with respect thereto. During the term of this Agreement, neither Party shall conduct human clinical trials of or make any Regulatory Filings for, or Commercialize, any Compound that has not been designated a Clinical Candidate.
          3.3.2 Intellectual Property Matters. Upon nomination of a Compound for and prior to any designation as a Clinical Candidate, the Parties, subject to the oversight of the JSC, shall conduct a freedom to operate analysis and such other analysis with respect to intellectual property matters with respect to such Compound as requested by the JSC and provide such analysis to the JSC.
          3.3.3 Limitations. No Compound shall be deemed a Clinical Candidate unless so designated by the JSC. Except for activities set forth in the Preclinical Development Plan to determine whether a Compound meets Clinical Candidate Criteria, or as otherwise approved by the JSC, each Party agrees not to undertake any IND Enabling Studies with respect to any CTLA-4 Variant unless and until such CTLA-4 Variant is designated as a Clinical Candidate in accordance with this Section 3.3.
          3.3.4 Review of Existing Compounds. The Parties acknowledge that Maxygen has identified the Existing Compounds and performed certain analyses with respect thereto. Accordingly, without limiting Section 3.3.1, the Parties agree that promptly after the Effective Date, the JSC shall review such Existing Compounds for designation as Clinical Candidates with the anticipation that one or more of such Compounds will be designated as Clinical Candidates, and IND Enabling Studies would be commenced as soon thereafter as would be advisable under the Preclinical Development Program. The Parties acknowledge that it is in the interest of the Alliance to not perform additional Compound discovery activities under the Preclinical Development Program unless such activities are necessary as a result of the Existing Compounds being unsatisfactory as Clinical Candidates, and agree that screening to identify whether additional molecules meet the Compound Criteria shall only occur upon agreement of both Parties’ representatives to the JSC. Notwithstanding the foregoing, in the event that all of the Existing Compounds have been found unsatisfactory as Clinical Candidates as determined by both Parties’ representatives to the JSC and/or both Parties’ representatives to the JSC determine that further testing of Existing Compounds to identify Clinical Candidates would be futile, in each case based upon reasonable and objective scientific evidence and criteria supporting such determination, Maxygen shall use Diligent Efforts to screen (or otherwise identify from existing libraries if suitable) additional CTLA-4 Variants to be designated as new Compounds for inclusion in the Alliance. Maxygen shall make appropriate personnel reasonably available to Astellas upon reasonable request for discussion and consultation regarding Maxygen’s efforts and results in identifying CTLA-4 Variants, selecting CTLA-4 Variants as Compounds, and consideration of Compounds as Clinical Candidates.
     3.4 Preclinical Development Program Information and Reports. Subject to the terms of this Agreement, each Party shall make available and disclose to the other Party its respective Technology (i.e., Maxygen shall disclose Maxygen Technology, and Astellas shall disclose Astellas Technology) to the extent reasonably necessary for the other Party to perform the activities assigned to such Party under the Plans or as otherwise reasonably requested by a Party to allow better collaboration between the Parties; provided, however, that with respect to tangible research material within Licensed Technology, the Parties shall exchange such material as determined by the JPT in accordance with the applicable Plan or as otherwise determined by agreement of both Parties’ representatives to the JSC. Maxygen and Astellas shall use Diligent Efforts to make available and disclose to each other all Alliance Technology, including all Patents and Know-How therein regarding Compounds and results of in vitro and in vivo studies, assay techniques and new assays arising from the Preclinical Development, with significant discoveries or advances being communicated as soon as reasonably practical after such Alliance Technology is discovered or its significance is appreciated; provided, however, that with respect to tangible research material within Alliance Technology, the Parties shall exchange such material as determined by the JPT in accordance with the applicable Plan or as otherwise determined by agreement of both Parties’ representatives to the JSC. The Parties shall exchange, at least once quarterly during the performance of the Preclinical Development Program, and thereafter on a semi-annual basis, a detailed written report of each Party’s progress and activities under the Preclinical Development Program or other Preclinical Development activities performed hereunder since the last such report, including: (i) the experiments conducted, (ii) any Alliance Technology developed and (iii) the data, conclusions and results generated.
     3.5 Cost Sharing. The Costs incurred with respect to the performance of the Preclinical Development Program shall be shared, allocated and accounted for by the Parties in accordance with Section 3.1 of the Financial Exhibit.
ARTICLE 4
DEVELOPMENT
     4.1 Development of Products for Co-Development Indications for the Joint Development Territory.
          4.1.1 Development. Astellas and Maxygen shall use Diligent Efforts to conduct, on a collaborative basis, a program to Develop Compounds and associated Products for Co-Development Indications designed to seek and obtain Marketing Approvals in each case throughout the Joint Development Territory (i.e., in or for countries within the Joint Development Territory other than those countries where failure to conduct such activities is consistent with Diligent Efforts as defined herein) in accordance with the Co-Development Indication Plans, subject to the JPT’s oversight, direction and coordination, with the principal goals of (i) conducting Development for the Joint Development Territory to support Regulatory Filings, (ii) making and maintaining Regulatory Filings in the Joint Development Territory and (iii) seeking and obtaining Marketing Approvals in the Joint Development Territory, with Astellas having lead and operational control responsibility with respect to such activities (subject to Section 4.1.3, below), in each case (x) subject to the JPT’s oversight and direction, and (y) to the extent consistent with Diligent Efforts. Each Party shall be responsible for conducting, and shall use Diligent Efforts (including by allocating those personnel as reasonably necessary and consistent with Diligent Efforts) to conduct, the activities allocated to such Party under then-current Co-Development Indication Plans for purposes of seeking and obtaining Marketing Approvals within the Joint Development Territory and to progress and complete such activities within the timeframes set forth therein. Except as otherwise expressly permitted herein, each Party agrees not to perform any Development activities with respect to Co-Development Indications for the Joint Development Territory except as consistent with the applicable Co-Development Indication Plans.
          4.1.2 Co-Development Indication Plans.
               (a) The activities for the Joint Development Territory for Development of Products for Co-Development Indications shall be carried out in accordance with detailed workplans and budgets on a Product-by-Product basis (a “Co-Development Indication Plan”), which shall include the applicable Supplies Requirements Plan for such Products for the Joint Development Territory as described in Section 6.1. Within [****] days of the JPT’s decision to file an IND in the Joint Development Territory with respect to a particular Product for a Co-Development Indication, the JPT shall prepare a detailed Co-Development Indication Plan for Development activities for the Joint Development Territory for such Product for the period through the end of three full Fiscal Years (and if the next Opt-Out event is not covered in a given Co-Development Indication Plan or update thereof, the Co-Development Indication Plan or update shall also include a good faith estimate of costs for activities to the next Opt-Out Event), consistent with the applicable diligence requirements stated in this Agreement and to further the goals described in Section 4.1.1 or as otherwise agreed by both Parties’ representatives to the JSC, and submit such Co-Development Indication Plan to the JSC for review, comment and approval. Thereafter, at least [****] days prior to the beginning of each following Fiscal Year, the JPT shall prepare an update for each such Co-Development Indication Plan and submit such update to the JSC for review, comment and approval. Unless otherwise determined by agreement of both Parties’ representatives to the JSC, each Co-Development Indication Plan shall include a detailed description of the Development activities to be conducted thereunder including a detailed Budget for all such activities. The JPT shall review the Co-Development Indication Plans on an ongoing basis and propose changes thereto to the JSC for approval, any such approval shall be reflected in agreed minutes of JSC meetings or otherwise agreed in writing.
               (b) Subject to the oversight of the JSC, the JPT shall assign to each Party, in the Co-Development Indication Plans, responsibilities in connection with the Development of each Product for Co-Development Indications, including with respect to clinical development,

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consistent with each Party’s capabilities and expertise, and taking into account existing relationships of the Parties with contract manufacturers, contract research organizations and other relevant Third Parties.
          4.1.3 Maxygen Involvement in Clinical Trials.
               (a) Astellas Selection. Astellas shall select in its sole discretion either the first or the second Indication within the Co-Development Indications for which clinical trials for any Product(s) are conducted (the “Selected Indication”) and offer Maxygen the opportunity to undertake operational responsibility for the conduct of clinical trials of the applicable Product for such Selected Indication for the Joint Development Territory through completion of Phase II Clinical Trials. Astellas shall make such offer by written notice (a “Selected Indication Notice”) identifying the Selected Indication, the applicable Product and (to the extent not already set forth in the then-current Plan and Budget) the anticipated timing and budget for all Phase I Clinical Trials and/or Phase II Clinical Trials of such Product for the Selected Indication. Such notice shall be given by Astellas at least [****] days prior to the anticipated start date of the activities for which Maxygen would potentially undertake operational responsibility (including without limitation protocol design, site selection, and negotiation of site agreements).
               (b) Maxygen Election. Maxygen shall respond in writing within [****] days after receipt of the Selected Indication Notice and state whether Maxygen elects to take operational responsibility for the Phase I Clinical Trials and Phase II Clinical Trials for the applicable Product for the Selected Indication. If Maxygen does not elect to undertake such operational responsibility, or if Maxygen fails to respond within [****] days after receipt of the Selected Indication Notice, then such clinical trials shall be conducted in accordance with the other provisions of this Agreement, and Astellas shall not be obligated to offer Maxygen operational responsibility of other clinical trials of Products. If Maxygen elects within such [****] day period to undertake operational responsibility for the Phase I Clinical Trials and Phase II Clinical Trials for the applicable Product for the Selected Indication for the Joint Development Territory, then Maxygen shall use Diligent Efforts to conduct the clinical studies therefor as set forth in the applicable Plan and Budget, and shall have the lead role for the conduct of such clinical studies, including protocol design; monitoring; selection, training and management of sites and/or investigators; investigator meetings; submissions and interactions with institutional review boards; statistical analysis of resulting data; report writing; establishing and overseeing an independent data safety monitoring board (as appropriate); and other activities in connection with the conduct or operational management of such studies, in each case consistent with the applicable Plans and Budget and subject to the oversight, management and control of the JSC (including applicable deciding vote of the Parties as set forth herein). If Maxygen elects to not, or fails to elect within such [****] day period to, undertake operational responsibility for the Phase I Clinical Trials and Phase II Clinical Trials for the applicable Product for the Selected Indication for the Joint Development Territory then Astellas shall be under no further obligation to offer Maxygen such operational responsibility under this Section 4.1.3 (but, for the avoidance of doubt, Maxygen may undertake operational responsibility in the future if both Parties, each in their sole discretion, agree

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to such). Maxygen shall conduct such activities either (i) itself, (ii) utilizing Third Party contractors which are used by Astellas for other clinical trials, or (iii) upon prior approval of Astellas, utilizing other Third Party subcontractors. It is understood and agreed that Astellas will control and conduct data management (including design and maintenance of the database) and safety data management and reporting (including maintenance and control of the worldwide safety database). The Parties acknowledge and agree that Maxygen’s rights and obligations under this Section 4.1.3 apply only to the first two Indications within the Co-Development Indications to enter clinical trials without regard to whether the two Indications are for the same Compound or for different Compounds (and such rights and obligations under this Section 4.1.3 shall not apply to any future Products, regardless of Indication – i.e., such election may only be exercised by Maxygen one time). Because one or more Phase I Clinical Trials conducted for a given Product might not be conducted “for” a specific Indication, the Parties acknowledge that Maxygen’s operational responsibility for conducting clinical trials as described in this Section 4.1.3 will include the conduct of Phase I Clinical Trials of the applicable Product that are needed for the conduct of Phase II Clinical Trials for the Selected Indication, as set forth in the applicable Plan; provided, however, that if applicable Phase I Clinical Trials have already been conducted for such Product (A) for an Exclusive Indication, (B) where the applicable Compound which is the subject of such Phase I Clinical Trial has not been designated by the JSC specifically for a Co-Development Indications and Astellas has not determined whether or not such Compound is to be Developed for an Exclusive Indication, or (C) (in the event that the Selected Indication is the second Co-Development Indication) for the first Co-Development Indication, then Maxygen’s rights and obligations under this Section 4.13 will not include operational responsibility for such Phase I Clinical Trials of the applicable Product, but will include any additional Phase I Trials of the applicable Product that are necessary in connection with the Selected Indication.
               (c) Limitation on Opt-Out Right. In the event that Maxygen elects to undertake operational responsibility for Phase I Clinical Trials and Phase II Clinical Trials of a Product for the Selected Indication as set forth in this Section 4.1.3, Maxygen shall not exercise its right to opt out of its cost-sharing obligation pursuant to Section 4.1.4 with respect to such Product without the prior written consent of Astellas until the earlier of (i) [****], (ii) [****], or (iii) [****], provided that notwithstanding Maxygen’s opt out under (iii), Maxygen shall continue to have operational responsibility (for clinical trials it had responsibility for under Section 4.1.3(b) prior to such opt out) through the completion of Phase II Clinical Trials for the Selected Indication in accordance with Section 4.1.3(b).
               (d) Other Agreed Activities. For the avoidance of doubt, regardless of whether Maxygen undertakes responsibility for the conduct of clinical trials with respect to the Selected Indication as set forth in this Section 4.1.3, Maxygen may undertake such other activities as the Parties may mutually agree in connection with clinical trials or other Development of Compounds and Products.
          4.1.4 Cost Sharing; Opt-Out.

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               (a) Subject to the Maxygen Opt-Out Rights set forth in Section 4.1.4(b), the Costs incurred with respect to the performance of the activities in accordance with Co-Development Indication Plans shall be shared, allocated and accounted for by the Parties in accordance with Section 3.2 of the Financial Exhibit.
               (b) Notwithstanding anything to the contrary herein, upon written notice referencing this Section 4.1.4(b) given before the date [****] following an applicable Opt-Out Event (each, an “Opt-Out Notice”), Maxygen shall have the right in its sole discretion (but not the obligation) to elect to opt out of the obligation to share its portion of the Costs with respect to the applicable Product for which such Opt-Out Event is achieved, and/or for all Products, for Co-Development Indications (each, a “Maxygen Opt-Out Right”) effective as of the date of the applicable Opt-Out Event. Upon exercising such Opt-Out Right, promptly following the occurrence of the applicable Opt-Out Event, Maxygen shall provide an accounting of Costs previously borne by Maxygen in accordance with the Preclinical Development Plan Budget, Development Plan Budget and Financial Exhibit after the Effective Date (and not reimbursed) with respect to the applicable Product(s) and an invoice therefor. In the event Maxygen provides an Opt-Out Notice, then effective as of the applicable Opt-Out Event: (i) such Product shall thereafter be deemed to be a “Product for an Exclusive Indication(s)” (even though, and regardless of whether, such Product may continue to be Developed and/or Commercialized for Co-Development Indications) and not to be a “Product for a Co-Development Indication(s)” for all purposes under this Agreement with respect to such Products, (ii) Astellas shall be responsible for one hundred percent (100%) of all Preclinical Development Costs, Development Costs and other costs and expenses that are incurred by or for Astellas (including costs and expenses incurred by Maxygen and its Affiliates in conducting activities by or for Astellas to the extent in the Budget or approved by Astellas in writing as provided in Section 3.4 of the Financial Exhibit) in connection with the Development, Manufacture or Commercialization of such Product after the effective date of such opt-out, and (iii) Astellas shall reimburse Maxygen without any interest for [****] prior to the provision of the Opt-Out Notice as follows: all such Costs up to $[****] within [****] days of the applicable invoice therefor provided upon or after the applicable Opt-Out Event date, and Costs in excess of $[****] within [****] days of such invoice. For purposes of this Section 4.1.4(b), “Opt-Out Event” shall mean with respect to a particular Product for Co-Development Indications hereunder the (A) Initiation of [****] for the Joint Development Territory for such Product for a Co-Development Indication, (B) Initiation of [****] for the Joint Development Territory for such Product for a Co-Development Indication, (C) Initiation of [****] for the Joint Development Territory for such Product for a Co-Development Indication, and (D) [****] for such Product for a Co-Development Indication [****] (whichever is first). For clarity, any Opt-Out Notice once given in accordance with this Section 4.1.4(b) shall be irrevocable with respect to the Product(s) for which it is given.
     4.2 Development of Products for Exclusive Indications Worldwide and for Co-Development Indications for Outside the Joint Development Territory.
          4.2.1 Development for Exclusive Indications. Astellas shall use Diligent Efforts to conduct a program to Develop Products for Exclusive Indication, at its sole expense, throughout the

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Territory (i.e., in or for countries within the Territory other than those countries where failure to conduct such activities is consistent with Diligent Efforts as defined herein), with the principal goals of (i) conducting Development to support Regulatory Filings, (ii) making and maintaining Regulatory Filings and (iii) seeking and obtaining Marketing Approvals. Astellas shall be responsible for conducting, using Diligent Efforts, activities to progress Development toward such goals.
          4.2.2 Exclusive Indication Plans. Within [****] days of the Astellas’ decision to file an IND with respect to a particular Product for an Exclusive Indication, Astellas shall prepare a plan for Development activities for such Product for the period through the end of the next full Fiscal Year, consistent with the applicable diligence requirements stated in this Agreement and to further the goals described in Section 4.2.1 and submit such plan to the JSC for review and comment. Thereafter, at least [****] days prior to the beginning of each following Fiscal Year, Astellas shall prepare an update for each such plan and submit such update to the JSC for review and comment. The Parties acknowledge that the comments of the JSC with respect to any such plan are solely advisory in nature; provided, however, that if Maxygen reasonably believes that the activities set forth in any such plan would be detrimental to Development activities for Co-Development Indications with respect to such Product in any then-current plans, Maxygen may refer such matter to the JSC for discussion and decision by the JSC (and subject to Astellas’ deciding vote with respect to those matters specified in Section 2.7). Each such plan shall include a description of the Development activities to be conducted thereunder including for informational purposes a budget for all such activities and shall also include the Supplies Requirement Plan for Products for such activities as described in Section 6.1. Astellas may review each plan on an ongoing basis and make changes thereto, provided that it keep the JSC reasonably informed with respect to such changes and seek its comments with respect thereto.
          4.2.3 Co-Development Indications for Outside the Joint Development Territory. Astellas shall use Diligent Efforts to conduct a program to Develop Products for Co-Development Indications for the ROW, at its sole expense, subject to the JPT’s review, comment and coordination, with the principal goals of (i) conducting Development to support Regulatory Filings in the ROW, (ii) making and maintaining Regulatory Filings in the ROW and (iii) conducting clinical studies and other Development activities for the ROW that are primarily useful in seeking and obtaining Marketing Approvals in each case to the extent consistent with Diligent Efforts. Astellas shall be responsible for conducting, using Diligent Efforts, activities to progress Development toward such goals. Except as otherwise expressly permitted herein, or as agreed or requested by Astellas, Maxygen agrees not to perform any Development activities with respect to Products (or, for the avoidance of doubt, the Corresponding Compound) in the ROW (except for activities for the Joint Development Territory provided for in the applicable Co-Development Indication Plan). In the event an activity is within the scope of both Section 4.1.1 and Section 4.2.3, then the provisions of Section 4.1.1 shall apply to such activity.
          4.2.4 ROW Co-Development Indication Plans. Within [****] of the Astellas’ decision to file an IND with respect to a particular Product for a Co-Development Indication in a

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country in the ROW, Astellas shall prepare a plan for Development activities for such Product for the period through the end of the next [****], consistent with the applicable diligence requirements stated in this Agreement and to further the goals described in Section 4.2.3 and submit such plan to the JSC for review and comment. Thereafter, at least [****] days prior to the beginning of each following Fiscal Year, Astellas shall prepare an update for each such plan and submit such update to the JSC for review and comment. The Parties acknowledge that the comments of the JSC with respect to any such plan are solely advisory in nature; provided, however, that if Maxygen reasonably believes that the activities set forth in any such plan would be detrimental to Development activities for Co-Development Indications in the Joint Development Territory with respect to such Product in any then-current plans, Maxygen may refer such matter to the JSC for discussion and decision by the JSC (and subject to Astellas’ deciding vote with respect to those matters, as specified in Section 2.7). Each such plan shall include a description of the Development activities to be conducted thereunder including for informational purposes a high-level budget for all such activities and shall also include the Supplies Requirement Plan for Products for such activities as described in Section 6.1. Astellas may review each plan on an ongoing basis and make changes thereto, provided that it keep the JSC reasonably informed with respect to such changes and seek its comments with respect thereto.
     4.3 Clinical Trials. Without limiting the foregoing provisions of this Article 4, the protocol and any investigator’s brochures for each clinical trial to be conducted in furtherance of the Development hereunder shall be subject to, prior to the Initiation of such clinical trial, the review and comment (and in the case of clinical trials for Co-Development Indications or Phase I Clinical Trials with healthy volunteers, approval) of the JPT. The Parties acknowledge that the comments of the JPT with respect to protocols and any investigator’s brochures for clinical trials for Exclusive Indication are solely advisory in nature, except that such matters may be reasonably referred to the JSC (and subject to Astellas’ deciding vote with respect to those matters, as specified in Section 2.7) if such protocols and any investigator’s brochures may have a detrimental impact on the Preclinical Development, Development or Commercialization of Products for Co-Development Indications in the Co-Promotion Countries, in accordance with any then-current plans.
     4.4 Reports. As the JPT may designate from time to time, each Party shall prepare and provide to the other Party a written report that (i) summarizes the progress of the Development activities performed and Alliance Technology made by such Party hereunder during the preceding period, (ii) identifies any issues or circumstances of which it is aware that may prevent or adversely affect in a material manner its performance of assigned activities under the Co-Development Indication Plans in the then-current calendar quarter; and (iii) to the extent reasonably practicable, identifies steps that may be taken, or changes that may be made, to resolve such issues. Each Party shall maintain records in sufficient detail as will properly reflect all work done, and Costs incurred, in the performance of activities arising out of, in conducting, or otherwise in connection with the Co-Development Indication Plans or Co-Development Activities.

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ARTICLE 5
COMMERCIALIZATION
     5.1 Commercialization.
          5.1.1 General. Subject to the terms and conditions of this Agreement, as between the Parties, Astellas shall have the exclusive (even as to Maxygen except as provided in Section 5.2) right to Commercialize Products in the Field in the Territory, subject to the review of the JSC which review is solely advisory in nature. Astellas shall use Diligent Efforts to Commercialize those Products approved for Exclusive Indications, and to Commercialize those Products approved for Co-Development Indications, in each case throughout the Territory (i.e., in or for countries within the Territory other than those countries where failure to conduct such activities is consistent with Diligent Efforts as defined herein). Without limiting the foregoing, Astellas agrees to use Diligent Efforts (i) to launch Products in the Field as soon as practicable in each Major Market Country following Marketing Approvals for such Product in such country, and thereafter (ii) to market, promote and sell such Products in the Field in the Territory. It is understood and agreed that, except as otherwise expressly provided herein, all Commercialization efforts for the Products in the Field in the Territory by or for Astellas shall, as between the Parties, be at the sole expense of Astellas. Astellas shall have sole authority and control (in its sole discretion) over all issues and decisions regarding price and price terms and other contract terms respecting Product sales (including all issues and decisions with respect to contracting with managed care entities, hospitals, GPOs, PBMs and government), and specifically includes issues and decisions about the offer of discounts or rebates for formulary placement for Products.
          5.1.2 Product Commercialization Plans. At least [****] months in advance of the anticipated approval of a MAA for a Product anywhere in the Territory, Astellas shall prepare a detailed plan for Commercialization activities for such Product in applicable Major Market Countries for the period through launch, consistent with the diligence requirements in Section 5.1.1 and submit such plan to the JSC for review and comment. Thereafter, at least [****] days prior to the beginning of each following Fiscal Year, Astellas shall prepare an update for each such plan annually and submit such update to the JSC for review and comment. The Parties acknowledge that the comments of the JSC with respect to any plan are solely advisory in nature. Each plan shall include a description of the Commercialization activities to be conducted thereunder. Astellas may review each plan on an ongoing basis and make changes thereto, provided that it keep the JSC reasonably informed with respect to such changes and seek its comments with respect thereto.
     5.2 Co-Promotion. With respect to each country within the Joint Commercialization Territory, Maxygen shall have an option to Co-Promote each Product for Co-Development Indications in each such country within the Joint Commercialization Territory according to the terms and conditions set forth in this Section 5.2 (the “Co-Promotion Option”), provided that, for the avoidance of doubt, the option to Co-Promote in this Section 5.2 shall not apply to Products for which Maxygen has exercised the Maxygen Opt Out Right in accordance with Section 4.1.4. Maxygen may exercise the Co-Promotion Option for a Product for Co-Development Indications in

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any countries within the Joint Commercialization Territory by providing written notice to Astellas (the “Co-Promotion Notice”) no later than [****]days from the later of (i) Astellas notifying Maxygen that it has filed a MAA for such Product in such country and (ii) Astellas providing to Maxygen (in English, or together with English translations thereof) the information of its internal projections and plans for the period through at least the [****] after the launch of such Product regarding Commercialization of such Product for Co-Development Indications within the Joint Commercialization Territory and other related information, in each case which is customarily or actually prepared by Astellas for presentation to, and including pre-meeting materials and information which is actually made available to, Astellas’ applicable executive committee(s) regarding Commercialization of such Product, including in any event projected Cost for Commercialization (including launch Costs), commercial assessments for such Product, and forecasts for sales and number and type of details, in each case on a country-by-country basis with respect to each country in the Joint Commercialization Territory. During such [****] day period, Astellas shall (i) promptly (and in any event within [****] days) provide such additional information as Maxygen may reasonably request regarding aspects of Commercialization of the applicable Product, to the extent Controlled by Astellas and available (for the avoidance of doubt, “available” shall mean that such information and materials already exist and that Astellas has already prepared or obtained them for its own internal use, and Astellas is not under any obligation to prepare, create or modify any such information or materials for Maxygen but instead need only provide them in their existing form, other than making applicable redactions as described in the following clause), excluding know-how and techniques proprietary to Astellas that are utilized in developing or obtaining such information but including information resulting therefrom to the extent applied to the applicable Product (and provided that if documents or materials contain both such proprietary know-how or techniques as well as information that is otherwise to be provided hereunder, Astellas shall provide such documents or materials, but may redact such proprietary know-how or techniques), including (A) the activities that would be undertaken in promoting such Product in the applicable countries, including plans for product positioning, key message delivery, market segmentation, target population identification, competitor analysis and other key promotional activities (including background market research and analysis as applied specifically to the Product at issue) in support thereof, (B) projections of applicable Costs (including Manufacturing Costs, Sales Costs and Marketing Costs, Phase IV commitments and other necessary post-approval activities) related to the applicable Product with respect to such countries, (C) projections of sales and market penetration of such Product in such countries, including forecast data and assumptions related to sales growth, peak sales, time to peak and Commercialization personnel required, brandswitch strategy, pricing and reimbursement assumptions, target market sizes and unit volume projections, and (D) such other information regarding commercial potential of such Product in such country as is material to a decision to launch such Product in each country within the Joint Commercialization Territory on a country-by-country basis, and (ii) be available (promptly, and in any event within [****] following the applicable request) for consultation as reasonably requested by Maxygen regarding information provided under this or the preceding sentence. In the event Maxygen exercises the Co-Promotion Option with respect to a particular Product (each, a “Co-Promot ion Product”), the provisions of this Section 5.2 shall apply with respect thereto. For the avoidance of doubt, all information and

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materials provided by Astellas under this Section 5.2 are provided “AS IS” without representation or warranty of any kind (and no assurances are provided hereunder that any particular piece of information described above in subsections A through D will be available for provision to Maxygen) and Maxygen shall be solely responsible for its decision as to whether or not to exercise the Co-Promotion Option hereunder.
          5.2.1 Co-Promotion Percentage. At such time as Maxygen exercises its Co-Promotion Option with respect to a Co-Promotion Product, Maxygen shall notify Astellas of the percentage of the total details (within the limits described below) that Maxygen intends to perform or have performed annually for such Co-Promotion Product in the applicable Co-Promotion Countries (such total being referred to as the “Co-Promotion Percentage” for such Product for the Co-Promotion Countries). The Co-Promotion Percentage shall be as elected by Maxygen, but not greater than [****] percent ([****]%) of the total details made to physicians and other health care providers and customers to be conducted for such Product in the applicable country in any Fiscal Year, nor less than [****] percent ([****]%) of the total details made to physicians and other health care providers and customers relating to at least one Indication within the Co-Development Indications for which such Product has been approved in the applicable country in any Fiscal Year, unless otherwise agreed by the Parties.
          5.2.2 Co-Promotion Plan. Upon Maxygen’s exercise of the Co-Promotion Option with respect to a Product in a particular country within the Co-Promotion Countries:
               (a) The Parties shall cooperate to coordinate the Co-Promotion activities under this Section 5.2, and shall promptly agree upon a sales and marketing plan for such Co-Promotion Product in the applicable country (the “Co-Promotion Plan”), which shall include detailed plans and budgets for performance of details for such Co-Promotion Product in specific sales territories, and provide at all times for Maxygen sales personnel to conduct at least the Co-Promotion Percentage of details, sales representatives, managed market representatives and medical affairs personnel for each sales in such country. In addition the Co-Promotion Plan shall provide Maxygen reasonable allocation of a proportionate share of thought leaders, key decision makers (e.g., persons buying or influencing the buying of Products) and institutions in the applicable therapeutic areas across the Co-Development Indications, taking into consideration Maxygen’s existing relationships and capabilities.
               (b) Maxygen shall be responsible for the hiring of its sales personnel performing Co-Promotion activities for such Co-Promotion Product hereunder, and may subcontract its Co-Promotion obligations to a Third Party, subject to Astellas’ prior written approval not to be unreasonably withheld, delayed or conditioned, provided that Maxygen shall remain ultimately responsible for the performance thereof. In all events, Maxygen’s Co-Promotion activities shall be conducted in accordance with the Co-Promotion Plan for the applicable Co-Promotion Product. Astellas shall provide to Maxygen sales personnel such Product-specific training and promotional materials (including samples) as are reasonably necessary to effectively promote the particular Co-Promotion Product consistent with the Co-Promotion Plan.

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          5.2.3 Co-Promotion Obligations. Each Party shall use Diligent Efforts to Co-Promote Co-Promotion Products for Co-Development Indications in the applicable Co-Promotion Countries and employ professional and trained sales representatives and medical affairs personnel, meeting the standards of competence and professionalism as is common in the pharmaceutical industry, to do so. In all events, each Party’s Co-Promotion activities shall be conducted in accordance with the then current Co-Promotion Plan and in accordance with Laws, applicable industry codes and applicably industry standards and shall not engage in any promotional activities with respect to such Co-Promotion Product with respect to the Co-Development Indications outside of the applicable Co-Promotion Plan. Each of Maxygen’s sales personnel (including permitted subcontractors) shall be trained on Astellas’ compliance policies at least [****] (or as frequently as Astellas’ own sales personnel are so trained, if less than [****]) and shall comply with such policies (including providing an annual certification as to having been trained on such policies). Furthermore, nothing in this Agreement shall be deemed to require Astellas to act in a manner not in accordance with its own internal regulatory compliance guidelines. Astellas shall have overall authority to manage all sales and promotional activities for Co-Promotion Products.
          5.2.4 Co-Promotion Coordination.
               (a) The JPT shall be responsible for coordinating the Co-Promotion activities under the Co-Promotion Plan, and shall develop the strategies and programs to optimally carry-out the Co-Promotion in accordance with this Section 5.2. Subject to the oversight of the JPT and within the structures established for the Co-Promotion, it is understood that all Co-Promotion activities by the Parties prior to and after launch of a particular Co-Promotion Product shall be closely coordinated and to facilitate such close coordination the Parties shall regularly communicate with respect to such matters.
               (b) If a Co-Promotion Product is also Commercialized for an Exclusive Indication(s), in order to reduce the chances that quantities of such Product sold by or under authority of Astellas, its Affiliates or its sublicensees for the Exclusive Indication will be used for the Co-Development Indications in the applicable Co-Promotion Countries, the Parties shall work together in good faith, through the JPT, to develop unique packaging, Marks and names for such Product, with the goal of reducing the risk of such substitutability. For clarity, nothing in this Section 5.2.4(b) is intended to limit or preclude any particular packaging, Marks or names used for a Product, but the Parties will use good faith in coordinating the same so as to reduce the risk of such substitutability.
               (c) The Parties acknowledge that with respect to Products approved for Exclusive Indications but not approved for Co-Development Indications, off-label sales for use to Treat Co-Development Indications could have an adverse impact on one or more Products for Co-Development Indications that the Parties are Co-Promoting. Accordingly, in order to help protect the value of any such Co-Promotion Product, Astellas agrees to comply with the following principles to the extent permitted by Law: (i) use reasonable efforts to differentiate such Products approved for Exclusive Indications from Co-Promotion Products, (ii) use reasonable efforts to prevent sales of

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such Products approved for Exclusive Indications for off-label use for Co-Development Indications and (iii) not promote any such Product approved for Exclusive Indications for any Co-Development Indication for which a Product for Co-Development Indication is being Developed or Commercialized.
               (d) The Parties acknowledge that with respect to Co-Promotion Products approved for one or more Co-Development Indications but not approved for Exclusive Indications, off-label sales for use to Treat Exclusive Indications for which such Co-Promotion Products are not approved could have an adverse impact on one or more Products for Exclusive Indications that Astellas is Commercializing, but not Co-Promoting with Maxygen. Accordingly, in order to help protect the value of any such other Products for Exclusive Indications, Maxygen agrees to comply with the following principles to the extent permitted by Law: (i) use reasonable efforts to differentiate such Co-Promotion Products from such other Products for Exclusive Indications, (ii) use reasonable efforts to prevent sales of such Co-Promotion Products for off-label use for Exclusive Indications and (c) not promote any such Co-Promotion Product for any Indication for which such Co-Promotion Product has not been approved.
          5.2.5 Co-Promoting Party is not a Distributor. The Parties recognize that unless the Parties otherwise agree Maxygen shall not be a distributor. Accordingly, Maxygen may receive orders from Third Parties for the applicable Co-Promotion Product(s), but shall transmit such orders to Astellas (or its designee) and Astellas (or its designee) shall book all sales resulting from such orders.
          5.2.6 Separate Agreement. If Maxygen so exercises its Co-Promotion Option for a Co-Promotion Product, Astellas (or its Affiliates) and Maxygen (or its Affiliates) shall enter into good faith negotiations to conclude a definitive agreement, within [****] days of Astellas’ receipt of Maxygen’s Co-Promotion Notice, which will outline in more detail the overall framework for the Co-Promotion activities of the Parties with respect thereto, including roles and responsibilities of each Party, consistent with the provisions of this Section 5.2. Such agreement shall address among other things: (i) number of sales representatives, managed market representatives and medical affairs personnel to be made available by Maxygen to be used and the proportion of their time to be devoted to Co-Promotion of the Co-Promotion Product(s), including assignment of detailing responsibilities by market segment within such country (including number and position of such details) consistent with the Co-Promotion Percentage; (ii) nature of Co-Promotion activities and call plans (including the allocation of key decision makers); (iii) Co-Promotion of the Co-Promotion Product to managed care providers; (iv) medical education programs and materials, including professional symposia and speaker and peer-to-peer activity programs, to be used in the Co-Promotion of the Co-Promotion Product; (v) development and implementation of training programs and training materials for sales representatives and medical affairs personnel engaged in Co-Promotion; (vi) plans for the development and use of promotional materials for use in Co-Promotion activities; (vii) coordination of administrative services and resources used in Co-Promotion activities; (viii) alignment of territories within the countries for which the Co-Promotion Option was

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exercised; (ix) detail reporting and auditing; (x) sharing of market data; (xi) alignment of sales representative and medical affairs personnel incentive compensation; and (xii) joint sales meetings.
          5.2.7 Maxygen Mark. Astellas hereby agrees to the extent allowable under applicable Law to include on all labels of and package inserts and marketing materials for Co-Promotion Product(s) the then-current Maxygen corporate logo as designated by Maxygen from time to time (the “Maxygen Mark”). It is understood that such inclusion of the Maxygen Mark shall be consistent with industry standards and all applicable laws and shall be of equal prominence to Astellas’, its Affiliate’s and its sublicensees’ trademarks included on such labels, package inserts and marketing materials. In all cases the Maxygen Mark shall be legible, conspicuous and have a size of no smaller than such corporate logo of Astellas, its Affiliate or its sublicensees, as applicable on such Co-Promotion Products. Accordingly, Maxygen hereby grants to Astellas a non-exclusive, royalty-free license to use the Maxygen Mark solely in connection with the marketing, promotion and sale of the Co-Promotion Product(s) in the Field hereunder. Astellas shall obtain Maxygen’s prior approval as to the appearance and placement of the Maxygen Mark on any label, packaging or other materials as provided herein, provided that, in no event, shall Astellas be obligated to display the Maxygen Mark in a manner that is inconsistent with Astellas’ standard policies and procedures therefor or in a manner that is inconsistent with applicable Laws and Astellas shall not be required to obtain Maxygen’s prior approval as to placement of the Maxygen Mark on any label, packaging or other materials to the extent Maxygen has previously approved such placement or substantially similar placement on any other label, packaging or other materials. If Maxygen notifies Astellas that Maxygen wants to change the appearance and/or placement of the Maxygen Mark on such label, packaging or other materials, Astellas will use reasonable efforts to accommodate such request within a reasonable time period under the circumstances (taking into account transition periods that may be required to accommodate such changes, applicable Laws and similar factors) and Maxygen shall reimburse Astellas’ reasonable costs and expenses incurred in accommodating such request. Astellas shall use reasonable efforts to keep Maxygen apprised through the JSC of any significant concerns or complaints of which Astellas becomes aware with respect to the quality of Products, and agrees to discuss concerns Maxygen may have regarding such matters at Maxygen’s reasonable request. Notwithstanding anything herein to the contrary, upon Maxygen’s written request, Astellas, its Affiliates and its sublicensees agree to cease (or caused to be ceased) such use of the Maxygen Mark with respect to any specified Co-Promotion Product in any specified country to the extent permitted by applicable Laws, provided (i) that Astellas, its Affiliates and its sublicensees may continue to use any labels, package inserts and marketing materials in existence (or reasonably generated thereafter during such transition period as is reasonably required to effectuate the changes required to be made to such materials to accommodate such cessation) as of the receipt of such notice and (ii) in such case Astellas’ obligation to include the Maxygen Mark on labels, package inserts and marketing materials for Co-Promotion Product(s) shall terminate.
          5.2.8 Costs; Profit Sharing.
               (a) Each Party shall maintain records in sufficient detail as will properly reflect all work done, and Costs incurred, in the performance of activities arising out of, in conducting, or otherwise in connection with the Co-Promotion Plan.

               (b) Profits (and Losses) arising from the activities under the Co-Promotion Plan(s) shall be shared, allocated and accounted for by the Parties as set forth in Section 3.3 of the Financial Exhibit.
          5.2.9 Termination. Subject to Section 4.5.2 (c)(ii)(B) of the Financial Exhibit, Maxygen shall have the right to terminate its Co-Promotion of any Co-Promotion Product, and its obligations under this Section 5.2 with respect to such Co-Promotion Product, on a Product-by-Product and country-by-county basis, upon [****] days’ prior notice to Astellas. From and after the effective date of such termination by Maxygen such Co-Promotion Product shall no longer be a Co-Promotion Product hereunder in the applicable terminated country(ies), but, for the avoidance of doubt, shall remain a Product for Co-Development Indications for which it has received Marketing Approval(s) for all purposes of this Agreement.
     5.3 Reports. As the JPT may designate from time to time, each Party shall prepare and provide to the other Party a written report that summarizes the progress of the Co-Promotion activities performed and Alliance Technology made by such Party hereunder during the preceding calendar quarter, identifies any issues or circumstances of which it is aware that may prevent or adversely affect in a material manner its performance of Co-Promotion in accordance with this Article 5; and, to the extent reasonably practicable, identifies steps that may be taken, or changes that may be made, to resolve such issues.
     5.4 Bundled Products. If Astellas or its Affiliate sells a Product to a Third Party bundled with other products (such Product and other products are, collectively, “Bundled Products”), the Net Sales of such Product, for the purposes of the Financial Exhibit, shall be calculated by adjusting the Net Sales of such Product to equal a pro rata portion of the Net Sales of all Bundled Products in such bundle, determined on the basis of the Product’s contribution to the fair market value of all the Bundled Products (which shall be determined using the relative list prices of the applicable Product and other products in the bundle if sold separately in a given country, otherwise based on relative fair market value as the Parties may agree or as determined in accordance with Article 14) to the extent that the Net Sales of such Bundled Product are not already adjusted pursuant to Section 2.1.3(c) of the Financial Exhibit.
ARTICLE 6
MANUFACTURING, REGULATORY & OTHER MATTERS
     6.1 Manufacturing.
          6.1.1 Initial Period; Certain General Terms.
               (a) Subject to the oversight of the Committees, as applicable, Maxygen shall be responsible, using Diligent Efforts, for (1) the Manufacture and supply of Bulk Drug Substance (in mutually agreed formats) to support Preclinical Development and Development activities and all Process Development with respect thereto, and (2) the Manufacture and supply of

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Finished Drug Product, on a Product-by-Product basis, to support Development activities through the completion of all Phase II Clinical Trials for such Product and all Process Development with respect thereto, in each case consistent with the applicable Supplies Requirement Plan. Maxygen shall continue to supply Bulk Drug Substance in accordance with its obligations under Section 6.1.3, and upon Astellas’ request and reasonable advance notice, Maxygen shall continue to supply Finished Drug Product under this Section 6.1.1 until such time as Astellas has scaled-up the manufacturing process for Finished Drug Product using Bulk Drug Substance supplied by Maxygen at Astellas’ (or its permitted subcontractor’s) manufacturing facility or until such other time as reasonably requested by Astellas. Maxygen may only utilize contractors in fulfilling its responsibilities under this Section 6.1.1 which have been approved in advance in writing by Astellas (each an “Approved Maxygen CMO”), which approval shall not be unreasonably withheld or delayed, and Maxygen shall not subcontract Manufacturing hereunder without such approval.
                    (i) The specifications (including any modifications and updates established hereunder) for Bulk Drug Substance and Finished Drug Product, including any applicable packaging, container-closure system component and labeling specifications, shall be agreed upon in writing by the JPT consistent with the relevant SOPs and any applicable chemistry, manufacturing and controls (CMC), or equivalent section, of the applicable IND therefor and all applicable commercial considerations.
                    (ii) All such Bulk Drug Substance and Finished Drug Product supplied by Maxygen pursuant to this Section 6.1.1 shall be used by the Parties solely in accordance with the applicable Preclinical Development Plans, Co-Development Indication Plan, and development plans for Exclusive Indications and for Co-Development Indications in the ROW, in each case in accordance with the terms and conditions of this Agreement.
                    (iii) Each Preclinical Development Plan, Co-Development Indication Plan and development plan for Exclusive Indications or Co-Development Indications in the ROW (including updates thereof) for a Product, shall include a plan setting forth in reasonable detail the requirements of the Parties for supply of Products, including a good faith timeline and estimated quantities for Bulk Drug Substance and Finished Drug Product for use in the Preclinical Development and Development of such Product (each such plan, a “Supplies Requirement Plan”). The Supplies Requirement Plan for each Product shall be prepared by the JPT as described in Section 4.1.2(a), or by a Committee appointed by the JPT to facilitate manufacture and supply of Bulk Drug Substance and Finished Drug Product for such Product in accordance with Section 4.1.2(a), and shall take into consideration the applicable Plans for such Product, including without limitation, the size and number of clinical trials, and timelines and doses for such clinical trials under such Plans, as well as Astellas’ development plans for Exclusive Indications or for Co-Development Indications for outside the Joint Development Territory. In any event, the Supplies Requirement Plan shall be designed to meet the Parties’ requirements for supplies of Bulk Drug Substance and Finished Drug Product to perform Preclinical Development and Development hereunder. Maxygen shall use Diligent Efforts to deliver to Astellas or its designee the specified quantities of Bulk Drug Substance and Finished Drug Product in accordance with the delivery schedule therefor set forth in the Supplies Requirement Plan (collectively, “Astellas’ Requirements”). The Supplies Requirement Plan shall serve as the mechanism to provide Maxygen reasonable advance notice of forecasted requirements for Bulk Drug Substance and Finished Drug Product for use in

Development of Compounds and associated Products (including without limitation Development activities for Exclusive Indications for the Territory and for Co-Development Indications for outside the Joint Development Territory that are not covered by the Plans) and shall specify the form, quantities, and delivery schedule of Bulk Drug Substance and Finished Drug Product needed for Preclinical Development and Development of such Product. The delivery schedules set forth in the Supplies Requirement Plan shall provide sufficient advance notice as is reasonably required to permit the Manufacture and supply of Astellas’ Requirements on the applicable delivery schedule and shall be adjusted by the JPT as needed if any delay or change in the applicable Preclinical Development Plan, Co-Development Indication Plan or development plan for Exclusive Indications or Co-Development Indications in the ROW for a Product necessitates such change to provide Maxygen with reasonable advance notice to Manufacture and supply Astellas’ Requirements; provided, however, that neither Party shall have the right to cast a deciding vote with respect to an adjustment in the delivery schedule of the Supplies Requirement Plan.
                    (iv) Maxygen shall supply the quantity of Bulk Drug Substance and Finished Drug Product subject to (iii) above, along with appropriate documentation including Certificate of Analysis (describing the specifications therefor, results of tests performed and certifying compliance with such specifications and applicable cGMP requirements), BSE free statement, GMP declaration statement, and other documentation to be defined by the Parties, to locations designated by the Parties from time to time. The Parties shall enter into a separate quality agreement related to the Manufacture and supply of clinical supplies.
                    (v) Should Maxygen or its Approved Maxygen CMO (s) experience Manufacturing difficulties that, or have reason to believe that it is likely to experience difficulties that would, result in a significant delay in delivery of such Bulk Drug Substance and Finished Drug Product or is otherwise unable to supply Astellas’ Requirements in a given quarter, Maxygen shall promptly notify Astellas of such delay and work together with Astellas in good faith to develop a solution to address and minimize such delay and any impact thereof. Furthermore, Section 6.1.6 shall apply in the case of certain supply failures as provided below.
                    (vi) Maxygen shall permit Astellas, or its designees, upon reasonable notice to audit the facilities, systems and personnel involved in fulfilling its obligations under the Supplies Requirement Plan (and shall contractually obligate Approved Maxygen CMOs to provide substantially similar audit rights to Astellas or to Maxygen, which in the case of Maxygen shall be exercised by Maxygen upon reasonable request by and for Astellas). Maxygen shall consider in good faith and take reasonable action to follow any guidance given by Astellas based on such audit in due course (as far as such guidance is reasonable).
                    (vii) Maxygen hereby represents and warrants with respect to Bulk Drug Substance and Finished Drug Product supplied to Astellas (or its designee) by Maxygen, its Affiliates or an Approved Maxygen CMO hereunder, that: such Bulk Drug Substance and Finished Drug Product will have been manufactured, stored and shipped in accordance with applicable Law (including cGMP) and not be adulterated or misbranded and will have been manufactured in accordance, and be in conformity, with the specifications for the Bulk Drug Substance and Finished Drug Product established by the JPT in accordance with this Section 6.1.1. MAXYGEN EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO

ANY BULK DRUG SUBSTANCE OR FINISHED DRUG PRODUCT SO SUPPLIED INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
                    (viii) Astellas hereby represents and warrants with respect to Bulk Drug Substance and Finished Drug Product, if any, supplied to Maxygen hereunder by Astellas or its Affiliate or an Approved Astellas CMO for the conduct of clinical trials by Maxygen, that: such Bulk Drug Substance and Finished Drug Product will have been manufactured, stored and shipped in accordance with applicable Law (including cGMP) and not be adulterated or misbranded and will have been manufactured in accordance, and be in conformity, with the specifications for the Bulk Drug Substance and Finished Drug Product established by the JPT in accordance with this Section 6.1.1, provided that this representation and warranty shall not apply to Bulk Drug Substance or Finished Product supplied by Maxygen, its Affiliates or an Approved Maxygen CMO to the extent that Maxygen is in breach of its representation and warranty regarding such Bulk Drug Substance or Finished Product under Section 6.1.1(a)(vii). ASTELLAS EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO ANY BULK DRUG SUBSTANCE OR FINISHED DRUG PRODUCT SO SUPPLIED INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. With respect to other Bulk Drug Substance or Finished Drug Product, if any, manufactured by Astellas or its Affiliate or an Approved Astellas CMO pursuant to this Agreement, in the event (and to the extent) that such Bulk Drug Substance or Finished Drug Product is not manufactured, stored and shipped in accordance with applicable Law (including cGMP), or is adulterated or misbranded, or is not manufactured in accordance, and in conformity, with the specifications for the Bulk Drug Substance and Finished Drug Product established by the JPT in accordance with this Section 6.1.1, except to the extent in each of the foregoing cases due to Maxygen’s breach of its representation and warranty under Section 6.1.1(vii), the Manufacturing Costs with respect to any such quantities of Bulk Drug Substance or Finished Drug Product shall be borne by Astellas and shall not be taken into account for purposes of determining Costs to be shared by the Parties, or Operating Expenses or Distributable Profit, pursuant to the Financial Exhibit,.
                    (ix) Each Party shall maintain, or cause to be maintained (A) all records necessary to comply with all applicable Law relating to the manufacture of the Bulk Drug Substance and Finished Drug Product supplied under this Section 6.1.1 (or otherwise under this Agreement) and (B) all manufacturing records, standard operating procedures, equipment log books, batch records, laboratory notebooks and all raw data relating to the manufacture of such Bulk Drug Substance and Finished Drug Product, which shall be retained for such period as may be required by applicable Law.
               (b) Bulk Drug Substance and Finished Drug Product supplied by Maxygen to the Alliance pursuant to this Section 6.1.1 shall be supplied to the Alliance at [****] percent ([****]%) of Maxygen’s Manufacturing Costs, and Manufacturing Costs of Bulk Drug Substance and Finished Drug Product supplied by Maxygen pursuant to this Section 6.1.1 and Costs incurred by Maxygen for any Process Development described in this Section 6.1.1 shall be shared, paid, allocated and accounted for by the Parties as follows: (i) with respect to Preclinical

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Development, shared, allocated and accounted by the Parties as set forth in Section 3.1 of the Financial Exhibit; (ii) with respect to Development of Products for Co-Development Indications for the Joint Development Territory, shared, paid, allocated and accounted for by the Parties as set forth in Section 3.2 of the Financial Exhibit, and (iii) with respect to Development of Products for Co-Development Indications in the ROW and Development of Products for Exclusive Indications throughout the Territory, solely borne by Astellas as set forth in Section 3.2 of the Financial Exhibit.
          6.1.2 Beginning with Initiation of Phase III Clinical Trials and Commercialization.
               (a) Subject to the oversight of the Committees, as applicable, and transfer of Manufacturing Technology pursuant to Section 6.1.5, Astellas shall be responsible for the Manufacture and supply of Finished Drug Product using Bulk Drug Substance supplied by Maxygen pursuant to Section 6.1.3, unless otherwise agreed in writing by the Parties, on a Product-by-Product basis, to support Development activities beginning with the Initiation of the first Phase III Clinical Trial for such Product and Commercialization, and all Process Development with respect thereto, in each case consistent with the then-current Plans (including the development plan for Exclusive Indications and for Co-Development Indications in the ROW) and Supplies Requirement Plan; provided, however unless otherwise agreed by the Parties, Maxygen shall continue to supply Finished Drug Product for any clinical trials or other activities with respect to such Product that are ongoing at the time of Initiation of such first Phase III and, upon Astellas’ request and reasonable advance notice, Maxygen shall continue to supply Finished Drug Product to Astellas until such time as Astellas (or its permitted subcontractor) has scaled-up the manufacturing process at its manufacturing facility or until such other time as reasonably requested by Astellas.
               (b) Manufacturing Costs of Finished Drug Product supplied by Astellas or Maxygen pursuant to this Section 6.1.2 and Costs incurred by Astellas or Maxygen associated with the conduct of Process Development described in Section 6.1.2 shall be shared, paid, allocated and accounted for by the Parties as follows: (i) with respect to Development of Products for Co-Development Indications for the Joint Development Territory, shared, allocated and accounted by the Parties as set forth in Section 3.2 of the Financial Exhibit, (ii) with respect to Commercialization of Co-Promotion Products in the Co-Promotion Countries, shared, allocated and accounted by the Parties as set forth in Section 3.3 of the Financial Exhibit and (iii) with respect to Development in the ROW and Commercialization outside the Co-Promotion Countries of Products for Co-Development Indications and Development and Commercialization of Products for Exclusive Indications throughout the Territory, solely borne by Astellas as set forth in Sections 3.2 or 3.4 of the Financial Exhibit or the applicable supply agreement.
          6.1.3 Bulk Drug Substance Supply.
               (a) Subject to the oversight of the Committees, as applicable, Maxygen shall use Diligent Efforts to Manufacture and supply (itself, or through Affiliates or Approved Maxygen CMOs) Bulk Drug Substance to be incorporated in Finished Drug Products described in Section 6.1.2 and all Process Development with respect thereto. The Parties agree to enter into one or more separate supply agreements on a Product-by-Product basis, as required, prior to the Initiation of the first Phase III Clinical Trial for a Product for the supply of the applicable Bulk Drug Substance by Maxygen to Astellas, which agreement(s) shall be substantially consistent with the terms and conditions set out in Exhibit 6.1.3(a) and this Section 6.1.3, and shall enter a separate quality agreement with respect thereto allocating the responsibilities with respect to quality control and inspection matters. Each such supply agreement and quality agreement shall contain terms and conditions standard and customary for the pharmaceutical industry and shall be consistent with the terms and conditions of this Agreement.
               (b) Manufacturing Costs of Bulk Drug Substance supplied by Maxygen pursuant to this Section 6.1.3 and Costs incurred by Maxygen associated with the conduct of Process Development described in this Section 6.1.3 for Development purposes shall be shared, paid, allocated and accounted for by the Parties as follows: (i) with respect to activities for the Joint Development Territory for Development of Products for Co-Development Indications, shared, paid, allocated and accounted by the Parties as set forth in Section 3.2 of the Financial Exhibit and (ii) with respect to Development of Products for Co-Development Indications in the ROW and Development of Products for Exclusive Indications throughout the Territory, Astellas shall reimburse Maxygen as set forth in Section 3.2 of the Financial Exhibit.
               (c) With respect to Bulk Drug Substance supplied by Maxygen pursuant to this Section 6.1.3 for Commercialization purposes, Astellas shall pay to Maxygen a transfer price of [****] percent ([****]%) of the Net Sales of such Product (on a per-unit basis) in such country during the most recent calendar quarter ending at least [****] prior to the delivery date of such Product, provided, however, that if Maxygen’s actual Manufacturing Cost (on a per-unit basis) for one or more Products supplied for sale in a given country in any given calendar quarter exceeds [****] percent ([****]%) of the Net Sales of such Product(s) (on a per-unit basis) in such country during the most recent calendar quarter ending at least [****] prior to the delivery date of such Product, then Astellas shall be required to pay Maxygen [****] percent ([****]%) of Maxygen’s actual Manufacturing Cost for such Product(s), subject to Section 6.1.6.
     For clarity, amounts payable pursuant to this Section 6.1.3(c) shall be in addition to other amounts payable under the Financial Exhibit, including, if applicable, royalties under Article 2 thereof.
          6.1.4 Coordination.
               (a) In fulfilling its respective rights and obligations with respect to the Manufacture and supply of Bulk Drug Substance and Finished Drug Product hereunder, each Party agrees to give due consideration to utilizing the other Party, including for component production, fill and finish, as a second source or otherwise. In addition, each Party agrees to coordinate and cooperate with the other Party with regard to the Manufacture and supply of Bulk Drug Substance and Finished Drug Product hereunder so as to minimize costs associated therewith, including when approaching Third Parties regarding potentially acting as a contract manufacturer for one or more Bulk Drug Substance or Finished Drug Product.
               (b) The Parties acknowledge the overall goal of Manufacture and supply of Bulk Drug Substance and Finished Drug Product hereunder at reasonable cost commensurate with

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other biologics for the pharmaceutical industry taking into consideration all applicable factors including overall quality of Manufacture, ensuring availability and consistency of high-quality supply, and reputation and history of any contractor.
          6.1.5 Transfer of Finished Drug Product Manufacturing Technology. Maxygen shall timely transfer to Astellas or a Third Party manufacturer designated by Astellas and approved in advance in writing by Maxygen, such approval not to be unreasonably withheld (any contract manufacturer of Astellas that is so approved referred to herein as an “Approved Astellas CMO”) all Maxygen Know-How Controlled by Maxygen or its Affiliate(s) that is necessary or reasonably useful for Astellas or such Approved Astellas CMO (as appropriate) to be able to replicate the process employed by or on behalf of Maxygen to manufacture Finished Drug Product from Bulk Drug Substance to ensure timely transfer of responsibility for the Manufacture of Finished Drug Product from Maxygen to Astellas in accordance with Section 6.1.2 and so that Astellas can Manufacture sufficient quantities in a timely manner of Finished Drug Product to be used for all Phase III Clinical Trials hereunder. Furthermore, as may be reasonably requested by Astellas from time-to-time, Maxygen shall provide to Astellas (or an Approved Astellas CMO) reasonably necessary manufacturing information in advance of the technology transfer described in the preceding sentence so that Astellas (or its Approved Astellas CMO) can be prepared to Manufacture Finished Drug Products from Bulk Drug Substance on a timely basis in accordance with Section 6.1.2. The foregoing transfers shall include transfer of all Maxygen Know-How Controlled by Maxygen or its Affiliate(s) that is necessary or reasonably useful for Astellas or such Approved Astellas CMO (as appropriate) to be able to replicate the process (including, without limitation, complying with all applicable regulatory requirements for transfer of manufacture of a biologic) employed by or on behalf of Maxygen to manufacture Finished Drug Products from Bulk Drug Substance for which Maxygen was responsible under the Preclinical Development Plan, Co-Development Indication Plan and/or development plans for Exclusive Indications and/or Co-Development Indications in the ROW, and reasonable consultation and assistance as required to use and implement such Maxygen Know-How. For the avoidance of doubt, nothing in this Section 6.1.5 with respect to Maxygen’s obligation to transfer manufacturing know-how to Astellas shall limit Maxygen’s right to use any manufacturing know-how in order to fulfill Maxygen’s obligations in accordance with this Article 6. Maxygen shall transfer such manufacturing know-how under this Section 6.1.5 to Astellas at no additional cost to allow Astellas to manufacture Finished Drug Product from Bulk Drug Substance, and shall transfer manufacturing know-how to an Approved Astellas CMO under this Section 6.1.5 solely at [****]).
          6.1.6 Transfer of Bulk Drug Substance Manufacturing Technology.
               (a) Bulk Drug Substance for Clinical Supplies.
                    (i) Delay. In the event that Maxygen or its Approved Maxygen CMO fails to Manufacture and supply Astellas’ Requirements for clinical supplies of Products in a timely manner to permit supply to Astellas pursuant to Section 6.1.1 in accordance with the delivery schedule set forth in the applicable Supplies Requirement Plan, and such failure to supply results in a

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delay of more than [****] months in the conduct of any clinical trials for a Product as set forth in the applicable Plan (and provided that such failure to supply is not caused by or attributable to a No-Fault Cause, as defined below), then the Parties, through the JSC, shall discuss whether or not to establish a second contract manufacturer for the manufacture and supply of Bulk Drug Substance for use in Development of Products. As used herein, “No-Fault Cause” means (A) failure of the JPT (or JSC, as applicable) to agree upon or determine the applicable specifications, protocols to be provided to such manufacturer, the quantities to be supplied or delivery schedule in sufficient advance of such delivery schedule to reasonably permit such supply or (B) any change requested by Astellas, required or approved by and applicable Committee, or required by applicable Regulatory Authority or applicable Law in applicable specifications, protocols, quantities or delivery schedule, (C) delays in approval of the applicable Approved Maxygen CMO under Section 6.1.1(a), or (D) Astellas’ disapproval of, or delay in approving, (x) a proposal by Maxygen to engage an Approved Maxygen CMO, (y) a proposal to enter into (or make a material modification to) a supply agreement with an Approved Maxygen CMO, or (z) a proposal by Maxygen to include in the Budget (or Astellas’ disapproval or delay in approving a Budget proposed by Maxygen containing) appropriate and timely payments to an Approved Maxygen CMO for such Product (provided that the foregoing items in (D) shall constitute a “No-Fault Cause” only if and to the extent that (I) in connection with the proposals described in (x), (y) and (z) above, Maxygen provided notice to the JSC (either within the Supplies Requirement Plan or otherwise) as to when a delay or failure in the applicable approval would likely lead to delays or an inability to supply Product as required above, and (II) the delivery schedule in the Supplies Requirement Plan is not adjusted to accommodate the applicable delay in approval, or disapproval, by Astellas).
                    (ii) Approaches to Resolve. The Parties acknowledge that, unless the Parties mutually agree otherwise, it is their intent to prioritize their efforts subject to Section 6.1.6(c) to the extent reasonably practicable toward working with the first contract manufacturer to resolve the issues causing such failure to supply. If the Parties agree to establish another Approved Maxygen CMO or Approved Astellas CMO for the supply of Bulk Drug Substance for clinical supplies, then Maxygen shall transfer applicable manufacturing technology and responsibility for manufacture of the applicable Bulk Drug Substance for Development, as set forth in Section 6.1.6(c), to the agreed-upon Approved Maxygen CMO or Approved Astellas CMO as applicable, and if the Parties do not so agree but Astellas wishes to so establish another manufacturer for such supply of Bulk Drug Substance and provides written notice thereof to Maxygen, then Maxygen shall transfer applicable manufacturing technology for manufacture of the applicable Bulk Drug Substance for Development, as set forth in Section 6.1.6(c), to (as directed by Astellas) Astellas, its Affiliates, or an approved Astellas CMO.
                    (iii) Costs. If the Parties agree to the establishment of such second contract manufacturer for supply of Bulk Drug Substance for clinical supplies, then the Costs associated with the transfer of manufacturing technology pursuant to Section 6.1.6 and establishment of such additional contract manufacturer shall be shared by the Parties in accordance with the Financial Exhibit. If the Parties do not so agree but Astellas elects to transfer manufacturing to Astellas, its Affiliates or an Approved Astellas CMO (the “New Manufacturer”) for such supply of

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Bulk Drug Substance, then (A) the Costs associated with continued efforts to work with the existing Approved Maxygen CMO (the “Existing Manufacturer”) shall be borne initially by [****], (B) the Costs associated with the transfer of manufacturing technology pursuant to Section 6.1.6 and establishment of the New Manufacturer shall be borne initially by [****], (C) if the New Manufacturer is established, prepared and has capability (and has committed to make available sufficient capacity) to supply the projected required quantities of conforming Bulk Drug Substance for clinical supplies and, in fact, supplies an initial shipment of conforming Bulk Drug Substance, all before the Existing Manufacturer meets the same goals (or if Maxygen elects upon written notice to Astellas to discontinue efforts to work with the Existing Manufacturer to correct its failure to supply), then responsibility for supply of the applicable Bulk Drug Substance shall be transferred to the New Manufacturer in accordance with a Responsibility Transfer Plan (as defined in Section 6.1.6(b)(i) below) and the Parties shall use Diligent Efforts to comply with applicable timetables set forth therein, and the Costs associated with the transfer of manufacturing technology pursuant to Section 6.1.6 and establishment of the New Manufacturer shall be [****], and Maxygen’s Costs associated with continued efforts to work with the Existing Manufacturer shall [****], and (D) if the Existing Manufacturer is established, prepared and has the capability (and has committed to make available sufficient capacity) to supply the projected required quantities of conforming Bulk Drug Substance for clinical supplies and, in fact, supplies an initial shipment of conforming Bulk Drug Substance, all before the New Manufacturer meets the same goals (or if Astellas elects upon written notice to Maxygen to discontinue efforts to establish the New Manufacturer for such supply), then the Costs associated with continued efforts to work with the Existing Manufacturer shall be [****], and the Costs associated with the transfer of manufacturing technology pursuant to Section 6.1.6 and efforts to establish the New Manufacturer shall [****].
               (b) Bulk Drug Substance for Commercial Supplies.
                    (i) Failure to Supply; Transfer Costs. If (1) Maxygen fails to supply, in [****], at least [****] percent ([****]%) of Astellas’ Requirements for Bulk Drug Substance ordered by Astellas in accordance with the terms and conditions (including forecasting provisions) of an applicable supply agreement between the Parties for commercial supply of Products as described in Section 6.1.3(a), and (2) Astellas so requests in writing within [****] days after the end of such [****], then Maxygen shall transfer applicable manufacturing technology and (subject to a reasonable transition) responsibility for manufacturing Commercial supplies of the applicable Bulk Drug Substance, as set forth in Section 6.1.6(c), to another Approved Maxygen CMO or to Astellas or its Affiliates or an Approved Astellas CMO, as requested by Astellas. In such event, the Costs associated with the transfer of manufacturing technology pursuant to Section 6.1.6 shall be shall be shared by the Parties on a [****] basis. The Parties shall seek to effect the transfer of responsibility for manufacture and supply of the applicable Bulk Drug Substance to the new manufacturer in a smooth, orderly and timely manner. To aid in such transition, the Parties shall agree upon a Responsibility Transfer Plan within [****] days of Astellas’ request to transfer manufacturing in accordance with this Section 6.1.6(b)(i) and the Parties shall use Diligent Efforts to achieve the tasks and comply with applicable timetables set forth therein. As used herein, a “Responsibility Transfer Plan” means a reasonable plan and timetable agreed by the Parties for the

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transfer of manufacture and supply responsibilities with respect to a particular Bulk Drug Substance, taking into account continued sale of existing conforming Bulk Drug Substance and of in-process Bulk Drug Substance, wind-up of manufacturing processes and (if applicable) agreements with Third Party contract manufacturers, obtaining and submitting data necessary to support regulatory filings related to, and applicable regulatory approval of, the new manufacturer, in support of the new manufacturer, and capability and capacity of the new manufacturer to supply conforming Bulk Drug Substance in the anticipated required quantities.
                    (ii) Price Exceeding [****]% of Net Sales. If (1) Maxygen’s actual Manufacturing Costs (on a per-unit basis) for Bulk Drug Substance supplied for incorporation into Finished Product for Commercial sale (excluding Bulk Substance produced prior to the date one year following commercial launch in a Major Market Country), in any two consecutive calendar quarters, exceeds [****] percent ([****]%) of the weighted average Net Sales of such Product (on a per-unit basis) in all Major Market Countries during the most recent calendar quarter ending at least [****] days prior to such period, and (2) Astellas requests in writing within [****] days after the end of such period or any successive period thereafter (unless Maxygen’s Manufacturing Costs fall below the threshold described above for such successive period) that Maxygen transfer applicable manufacturing technology to another Approved Maxygen CMO (subject to agreement of Maxygen) or Approved Astellas CMO, or to Astellas or its Affiliates, as requested by Astellas, and (3) provided that Astellas has (a) a bona fide written price quote from the Approved Astellas CMO for the long-term supply, over a period of at least [****] years of such Bulk Drug Substance, or (b) demonstrated that Astellas or its Affiliate(s) will provide long term supply of such Bulk Drug Substance, in each case in quantities to meet Astellas’ requirements, at a price less than [****] at the time of Astellas’ notice pursuant to clause (2) of this Section 6.1.6(b)(ii), then: Maxygen shall transfer applicable manufacturing technology and (subject to a reasonable transition) responsibility for Commercial supply of such Bulk Drug Substance, as set forth in Section 6.1.6(c), to an Approved Maxygen CMO (subject to agreement of Maxygen), Approved Astellas CMO, or Astellas or its Affiliates, as requested by Astellas. The Parties shall seek to effect the transfer of responsibility for manufacture and supply of the applicable Bulk Drug Substance to the new manufacturer in a smooth, orderly and timely manner. To aid in such transition, the Parties shall agree upon a Responsibility Transfer Plan within [****] days of Astellas’ request to transfer manufacturing in accordance with this Section 6.1.6(b)(ii) and the Parties shall use Diligent Efforts to achieve the tasks and comply with applicable timetables set forth therein. In such event, the [****].
                    (iii) Establishment of Second Source. If requested in writing by Astellas at any time after the date three (3) years following launch of a Product in a Major Market Country (and provided that Maxygen has not already established a second Approved Maxygen CMO for manufacture and supply of the applicable Bulk Drug Substance), Maxygen shall engage a second Approved Maxygen CMO for the purpose of supplying Bulk Drug Substance for such Product and transfer applicable manufacturing technology, as set forth in Section 6.1.6(c), to such Approved Maxygen CMO for the purpose of establishing a second supply source for Bulk Drug Substance for such Product. In such event, the Costs associated with the transfer of manufacturing technology pursuant to Section 6.1.6 shall be shared by the Parties as set forth in the Financial Exhibit.

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Notwithstanding Section 6.1.6(b)(ii), above, if Maxygen’s Manufacturing Costs for commercial supply of Bulk Drug Substance from such second Approved Maxygen CMO exceeds [****] percent ([****]%) of the [****] of such Product, the price of such Bulk Drug Substance from such second Approved Maxygen CMO shall not be taken into account for purposes of determining the applicability of Section 6.1.6(b)(ii).
                    (iv) Establishment of a Validated Backup. If requested in writing by Astellas at any time after the Commercial launch of a Product in a Major Market Country, and provided that Maxygen has not already established a second Approved Maxygen CMO with respect to such Product (and is not diligently undertaking the establishment of such a second Maxygen Approved CMO following request or consent therefor by Astellas), Astellas shall have the right to engage an Approved Astellas CMO as a back-up manufacturer, or initiate manufacture itself or through an Affiliate (such Third Party contract manufacturer, Astellas, or its Affiliate, a “Backup Manufacturer”) for the purpose of supplying Bulk Drug Substance for such Product in the event of transfer of Commercial supply of such Bulk Drug Substance in accordance with Sections 6.1.6(i) or 6.1.6(ii) and transfer applicable manufacturing technology, as set forth in Section 6.1.6(c), to such Backup Manufacturer for the purpose of establishing a backup supply source for Bulk Drug Substance for such Product. In such event, the [****]. Upon validation of a Backup Manufacturer, Astellas shall have the right to have the Backup Manufacturer manufacture and supply the minimum amount of Bulk Drug Substance necessary to maintain the validation of such Backup Manufacturer and shall have the right to include account for such Bulk Drug Substance for sale in Co-Promotion Countries, if applicable, at a price equal to Astellas’ Manufacturing Costs therefor.
               (c) Transfer. In the event that Maxygen shall transfer manufacturing technology as set forth in Sections 6.1.6(a) or (b), above, Maxygen shall timely transfer to the applicable manufacturer (which may be Astellas or its Affiliate in the case of transfer pursuant to Sections 6.1.6(a)(iii) or 6.1.6(b)(i), (ii) or (iv) above) all Maxygen Know-How and reasonably necessary manufacturing information Controlled by Maxygen or its Affiliate(s) that is necessary or reasonably useful for such manufacturer to be able to replicate the process employed by or on behalf of Maxygen to manufacture Bulk Drug Substance to enable such manufacturer to Manufacture Bulk Drug Substance. The foregoing transfers shall include transfer of all Maxygen Know-How Controlled by Maxygen or its Affiliate(s) that is necessary or reasonably useful for Astellas or such Approved Astellas CMO (as appropriate) to be able to replicate the process (including, without limitation, complying with all applicable regulatory requirements for transfer of manufacture of a biologic) employed by or on behalf of Maxygen to manufacture Bulk Drug Substance for which Maxygen was responsible under the Preclinical Development Plan, Co-Development Indication Plan and/or development plans for Exclusive Indications and/or Co-Development Indications in the ROW. In the event of any transfer of manufacturing technology as set forth in Sections 6.1.6(a) or (b), above, Maxygen shall use Diligent Efforts to effect such a transfer and enable such manufacturer to use and implement such Maxygen Know-How for such Manufacture (and to provide reasonable consultation and assistance in connection therewith). In the event that, as described in Section 6.1.3(a), the Parties do not agree upon establishing a New Manufacturer, but Astellas elects to establish a New Manufacturer, then Maxygen shall use Diligent Efforts to effect such transfer,

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including provision of documentation for such transfer, and may in its discretion allocate Maxygen personnel in a manner that prioritizes its efforts to work with and obtain supply from the Existing Manufacturer for [****] after written notice from Astellas indicating its desire to transfer manufacturing responsibility, but will otherwise, during such [****] period, make such personnel available for transfer to the New Manufacturer only as reasonably available in second priority to the efforts of such personnel to work with and obtain supply from the Existing Manufacturer (it being understood that after such [****], it will no longer so prioritize and instead prioritize the transfer to the New Manufacturer). For the avoidance of doubt, nothing in this Section 6.1.6 with respect to Maxygen’s obligation to transfer manufacturing know-how to Astellas shall limit Maxygen’s right to use any manufacturing know-how in order to fulfill Maxygen’s obligations in accordance with this Article 6. In the event that responsibility for supply of Bulk Drug Substance for a given Compound is transferred as set forth in this Section 6.1.6 to Astellas or its Affiliate or an Approved Astellas CMO, then Maxygen shall have no further obligation hereunder to supply, and shall not be liable hereunder for any subsequent failure to supply, such Bulk Drug Substance for the applicable Compound.
          6.1.7 Use of Manufacturing Information. Astellas and/or its Affiliates shall (and shall contractually obligate their Third Party contract manufacturers hereunder to) use any information transferred pursuant to Sections 6.1.5 and 6.1.6 in accordance with the licenses granted in Section 9.1.2 and solely for the purpose of Manufacturing Bulk Drug Substance or Finished Drug Products, as applicable, for uses permitted under this Agreement, and for no other purpose (provided, however, that, for the avoidance of doubt, such restriction shall not apply to the extent of any applicable exclusions in Article 11).
     6.2 Regulatory Matters.
          6.2.1 Co-Development Indications.
               (a) Subject to the oversight of the Committees, as applicable, Astellas shall own and be responsible for filing, obtaining and maintaining approvals for Development, Manufacture and Commercialization of Products for Co-Development Indications in the Field throughout the Territory, including any IND, MAA, Marketing Approval and any approval for any product labeling or promotional materials and unless otherwise agreed or required by applicable Law for such Products, in each case as necessary or appropriate to meet the requirements and timelines in the applicable Plans with respect to such Products. Unless otherwise agreed or required by applicable Law, all such Regulatory Filings and approvals shall be held in the name of Astellas or its designee.
               (b) Costs incurred by Astellas associated with the regulatory matters described in Section 6.2.1(a) shall be [****] as follows: (i) with respect to Preclinical Development, [****] as set forth in Section 3.1 of the Financial Exhibit, (ii) with respect to Development of Products and Manufacture with respect thereto, [****] as set forth in Section 3.2 of the Financial Exhibit, (iii) with respect to Commercialization of Co-Promotion Products in the Co-Promotion

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Countries and Manufacture with respect thereto, [****] as set forth in Section 3.3 of the Financial Exhibit, and (iv) with respect to Development and Commercialization of Products for Exclusive Indications in the Territory and Manufacture with respect thereto, [****] as set forth in Section 3.4 of the Financial Exhibit.
          6.2.2 Exclusive Indications.
               (a) Astellas shall own and be responsible for filing, obtaining and maintaining approvals for Development, Manufacture and Commercialization of Products for Exclusive Indications in the Territory, including any IND, MAA, Marketing Approval and any approval for any product labeling or promotional materials and unless otherwise agreed or required by applicable Law for such Products, in each case as necessary or appropriate to meet the requirements and timelines in the applicable Plans with respect to such Products. Unless otherwise agreed or required by applicable Law, all Regulatory Filings and approvals to the extent solely related to an Exclusive Indication shall be held in the name of Astellas or its designee. Astellas agrees to keep the JSC reasonably informed with respect to its activities related to filing, obtaining and maintaining approvals for Development, Manufacture and Commercialization of Products for Exclusive Indications in the Major Market Countries (and, regardless of whether it is a Major Market Country, in the first country in which each such activity is conducted), including any IND, MAA, Marketing Approval and any approval for any product labeling, and shall provide the JSC a reasonable opportunity (subject to Section 2.16) to review and comment on all such Regulatory Filings in the Major Market Countries prior to submission. Astellas agrees to keep the JSC reasonably informed with respect to filing of INDs and obtaining MAAs for Products for Exclusive Indications in other countries in the Territory.
               (b) Costs incurred by Astellas associated with the regulatory matters described in Section 6.2.2(a) shall be at the sole Cost of Astellas.
          6.2.3 Filings and Correspondence.
               (a) With respect to any filings and correspondence with respect to Products for Co-Development Indications for the Joint Development Territory, Astellas shall promptly provide Maxygen with (i) copies of all Regulatory Filings including copies of all material correspondence with the relevant Regulatory Authorities (including minutes of any meetings, telephone conferences or discussions with relevant Regulatory Authorities to the extent prepared or obtained for Astellas’ own use); (ii) reasonable advanced notice (to the extent practicable) of meetings, scheduled or unscheduled, with relevant Regulatory Authorities that pertain to such Product; and (iii) updates on regulatory affairs strategies developed for the purposes of above from time-to-time. Astellas shall afford representatives of Maxygen an opportunity to comment on such Regulatory Filings, and shall consider such comments, and, to the extent not prohibited by Law, shall afford representatives of Maxygen an opportunity to attend and actively participate in all such meetings with relevant Regulatory Authorities as observers (or as participants in the case of discussions regarding any CMC component of a Regulatory Filing). Without limiting the foregoing,

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Astellas shall have no obligation to obtain translations of any documents provided pursuant to this Section 6.2.3(a), but shall provide translations of such documents into English to the extent prepared or obtained for its own use. Maxygen shall not be prohibited from obtaining translations of such for its own purposes.
               (b) With respect to any filings and correspondence with respect to Products for Co-Development Indications for the Joint Development Territory, in addition to the consultation set forth in Section 6.2.3(a) with respect to Regulatory Filings and meetings with Regulatory Authorities, the contents and subject matter of, and strategy for, any MAA, all correspondence submitted to Regulatory Authorities related to clinical trial design, all proposed Product labeling and Product labeling decisions with any Regulatory Authorities, and all post-Marketing Approval labeling decisions with Regulatory Authorities (including the final approved labeling), and post-Marketing Approval labeling changes or expansions, shall be subject to oversight by the Committees, as appropriate.
          6.2.4 Clinical Safety Reporting; Pharmacovigilance. With respect to any Adverse Drug Reaction, safety reports under any Regulatory Filing or similar obligation to report to any Regulatory Authority relating to any Product safety issue, the Parties shall establish operating procedures to report to the appropriate Regulatory Authority(ies) all such matters in accordance with the Laws. Such operating procedures shall include any measures necessary for each Party to fully comply with such Laws. The Parties agree to implement prior to the Initiation of the first clinical trial for a Product, a separate agreement (with first draft to be provided by Astellas) setting forth (i) the responsibilities and procedures for clinical safety information exchange and reporting and (ii) the pharmacovigilance responsibilities and procedures for safety information exchange and reporting. Such agreements shall be updated from time to time as required by applicable Law or determined by the Parties and shall include provisions requiring each Party promptly communicate to the other Party any correspondence related to Product safety to or from any Regulatory Authority. The strategy and content of all responses to any questions from any such Regulatory Authority related to such matters received by either Party shall be subject to review and comment by the Parties, depending on the stage of Development or Commercialization of such Product (to the extent practical given the time-frames involved). For purposes of this Section 6.2.4, “Adverse Drug Reaction” has the meaning as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and shall include any “Adverse Drug Experience” as defined in the then-current 21 CFR Sections 312.32 and 314.80.
          6.2.5 Cooperation. Without limiting the provisions of this Section 6.2, each Party agrees to make its personnel and records reasonably available, upon reasonable notice to the other Party, at their respective places of employment for review by and to consult with the other Party on issues arising related to the activities conducted in accordance with this Section 6.2 or otherwise relating to regulatory matter involving the Products including any request from any Regulatory Authority, including regulatory, scientific, technical and clinical testing issues, or otherwise, throughout the Term. Without limiting the foregoing, Maxygen and Astellas each agrees to cooperate with the other, at the other’s request, to comply with specific requests of a Regulatory Authority (such as requests to inspect clinical trial sites), with respect to Data supplied or to be supplied for filing with such Regulatory Authority, or with respect to Product supplied by Maxygen.

Each Party shall ensure that its (and its Affiliates’) contractors likewise comply with this Section 6.2.5. In this regard, Maxygen agrees to provide to Regulatory Authorities, or provide reference rights to Astellas as may be reasonably required, Manufacturing data (including such information as is required for the CMC section of an IND or MAA, or a drug master file) and/or to prepare and provide such CMC sections or drug master files (for review and approval by Astellas), as specifically requested by Astellas, which is reasonably necessary for Astellas to obtain, proceed towards or maintain Regulatory Approvals for the Products in the Territory. Any Costs incurred by Maxygen pursuant to this Section 6.2.5 shall be deemed incurred pursuant to Section 6.2.1(a) and shared accordingly.
     6.3 Transfer of Data, Technology and Regulatory Filings. From time to time, or upon reasonable request, each Party shall promptly provide hard and electronic copies or (with respect to large Regulatory Filings) access and electronic copies to the other Party all previously undisclosed Data and Regulatory Filings relating to the Products that are in its possession or control. Without limiting the foregoing, each Party shall have the right to access, use and reference the other Party’s Data and reference the other Party’s Regulatory Filings relating to the Products, and access and use other non-confidential portions thereof, for purposes of Development and Commercialization of Products and Manufacture Bulk Drug Substance and Finished Drug Product, in each case in accordance with this Agreement, including the right to file such items with Regulatory Authorities. Each Party shall provide the other Party with such assistance as the other Party reasonably requests from time to time, to enable such other Party to fully understand and implement the Data, Regulatory Filings, Alliance Technology and Licensed Technology transferred under this Section 6.3. Notwithstanding anything herein to the contrary, in all agreements with Third Parties or Affiliates involving Data, Maxygen and Astellas, respectively, shall require that such Third Parties and Affiliates provide the other Party access to all such Data, to the extent reasonably necessary to fulfill its obligations or exercise the rights granted to it hereunder. Without limiting the foregoing, with respect to proprietary information that is not Alliance Technology or such Party’s Licensed Technology, which proprietary information a Party includes in any Regulatory Filing, such Party shall to the extent useful in connection with the filing for, prosecution or maintenance of Regulatory Filings by the other Party make such information available to the other Party.
     6.4 Insurance. Each Party shall obtain and maintain, during the Term and for [****] thereafter, comprehensive general liability insurance, including products liability insurance and coverage for clinical trials, with reputable and financially secure insurance carriers, or self insurance in a form and at levels as set forth on Exhibit 6.4. Such liability insurance or self-insurance shall be maintained on a claim made basis to provide such protection after expiration or termination of the policy itself or this Agreement. Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance (or evidence of self insurance) and a provision that the other Party hereto shall receive with [****] written notice prior to termination or material reduction to the level of coverage.

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ARTICLE 7
EXCLUSIVITY
     7.1 Exclusivity of Efforts.
          7.1.1 General. In order to encourage the development of Products in the Field and to help protect the Licensed Technology of each Party that will be made available to the other Party in connection with the Alliance and the licenses and rights conveyed hereunder, the Parties agree to the exclusivity provisions of this Article 7. In partial consideration for the licenses and rights conveyed herein, including such access to the other Party’s Licensed Technology as is set forth in this Agreement, each Party covenants that during the period beginning on the Effective Date and ending on the [****] anniversary thereof or [****] anniversary of the expiration or termination of this Agreement, whichever comes earlier (the “Exclusivity Period”), (except (A) for the conduct of the Preclinical Development, Development, Manufacture and Commercialization with respect to Compounds and Products pursuant to this Agreement or, for clarity, by Maxygen and its Affiliates and Third Party licensees following termination of this Agreement and reversion of rights to Maxygen as set forth in Article 13, but solely within the scope of the reverted rights and (B) in the event of termination of this Agreement in its entirety pursuant to Section 13.2.1, 13.2.2 or 13.4.1, or by Astellas pursuant to Section 13.3, the obligations of both Parties under this Section 7.1 shall concurrently terminate on a prospective basis) on its own behalf and on behalf of its Affiliates (i) not to conduct, participate in or sponsor, directly or indirectly, any activities directed toward the discovery or research of CTLA-4 Variants or the development, manufacture, and commercialization of any pharmaceutical product incorporating a CTLA-4 Variant (collectively, such activities “Competing Activities”) or (ii) appoint, license or otherwise authorize any Third Party, whether pursuant to such license, appointment, or authorization or otherwise to perform any Competing Activities.
          7.1.2 Other Uses. Subject to the confidentiality obligations set forth in Article 11 and notwithstanding Section 7.1.1, nothing herein shall prevent either Party from using information generated in the Alliance, and information relating thereto: (i) for general technology development purposes, including the discovery, research and development of assay, informatics, and expression technologies, in each case with general applicability and not directed specifically to Competing Activities in the Field and (ii) in the development of compounds and products in other programs outside of Competing Activities.
          7.1.3 Permitted Activities. Subject to the confidentiality obligations set forth in Article 11 and notwithstanding Section 7.1.1, nothing herein shall prevent Astellas or its Affiliates from [****] in any country of the Territory (the “Permitted Activities”), provided that (i) Astellas or its Affiliates shall remain obligated to use Diligent Efforts as and to the full extent stated in this Agreement and to fulfill its respective Development obligations under this Agreement, and (ii) neither Astellas nor its Affiliates shall perform any research or manufacture with respect thereto during the Exclusivity Period.

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          7.1.4 Manufacture. In partial consideration for the licenses and rights conveyed herein, including such access to the Astellas Technology as is set forth in this Agreement, Maxygen covenants that, for so long as Astellas retains the exclusive license set forth herein with respect to a given Compound or Product, Maxygen shall not, and shall cause its Affiliates to not, (except for the conduct of the Manufacture with respect to Bulk Drug Substance and Finished Drug Products pursuant to this Agreement or, for clarity, by Maxygen and its Affiliates and Third Party licensees following termination of this Agreement and reversion of rights to Maxygen as set forth in Section 13.4, but solely within the scope of the reverted rights and, in any event, not with respect to termination by Astellas pursuant to Section 13.3) on its own behalf and on behalf of its Affiliates (i) Manufacture such Compound or corresponding Products for, or otherwise supply such Compound or corresponding Products to, any Third Party, or (ii) otherwise license, appoint, authorize or enable any Third Party to Manufacture Compounds or Product except to the extent provided in Article 6 for the Manufacture of Bulk Drug Substance and Finished Drug Product for use under the Agreement.
     7.2 Post-Effective Date Affiliated Parties. In the event a Party enters into any transaction (a “Subject Transaction”) whereby a Third Party that is engaged in Competing Activities becomes an Affiliate of such Party after the Effective Date (such Affiliate, a “Post-Execution Affiliate”), then such Party (the “Notifying Party”) shall provide notice to the other Party (for purposes of this Section 7.2, the “Other Party”), within [****] of the closing of the Subject Transaction, specifying the identity of the Post-Execution Affiliate and describing in reasonable detail, to the extent permitted by Law and without disclosing any proprietary information, the Competing Activities and their focus. Such notice shall also state whether the Notifying Party elects to: (i) include all or part the Competing Activities within the activities under the Alliance on the terms and conditions herein; (ii) Divest all or any portion of the Competing Activities not so included within the activities under the Agreement; or (iii) keep separate all or any portion of the Competing Activities not so included within the activities under this Agreement (a “Separate Program”), provided that:
          7.2.1 Threshold. The Notifying Party shall not have the right to make the election under clause (iii) above to maintain a Separate Program if [****] percent ([****]%) or more of the Post-Execution Affiliate’s business consists of the Competing Activities (as measured by percentage of research and development spend or revenue generated with respect to the Competing Activities when compared to the other assets of the Post-Execution Affiliate’s business immediately prior to the Subject Transaction), and
          7.2.2 Certain Limitations. In the event the Notifying Party elects the option described in clause (iii) above to maintain a Separate Program, then (A) the Notifying Party shall not have the right to exercise any of its rights or fulfill any of its obligations hereunder through such Post-Execution Affiliate, (B) such Post-Execution Affiliate shall not receive any license or other right under any Licensed Technology for such Separate Program, (C) the Other Party shall not have any license under any Patents or Know-How controlled by the Post-Execution Affiliate that was not licensed to the Other Party prior to the Subject Transaction, (D) the Notifying Party shall maintain capacity and resources at least equivalent to those that were applied by the Notifying Party to activities under the Alliance or that are reasonably necessary for the Notifying Party to fulfill its

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obligations under the Alliance, to the extent the Notifying Party was required to maintain such capacity and resources had the Subject Transaction not occurred, and (E) the Notifying Party shall put procedures and mechanisms in place (including through contractual obligations between the Notifying Party and the Post-Execution Affiliate) to separate its activities under Alliance and the Separate Program including preventing any disclosure of the Confidential Information of either Party relating to CTLA-4 Variants to the Post-Execution Affiliate and to prevent receipt or use for activities under the Alliance of any technology or proprietary information of the Post-Execution Affiliate.
          7.2.3 Divest. For purposes of this Section 7.2, “Divest” means, with respect to any Competing Activities, (x) the sale, license (exclusive in the Field) or other transfer of all of the right, title and interest in and to such Competing Activities in the Field, including all technology, intellectual property and other assets relating solely thereto, to an independent Third Party (other than the Post-Execution Affiliate), without the retention or reservation of any rights, license or interest (other than solely an economic interest) within the Field by the Notifying Party or Post-Execution Affiliate in such Competing Activities and (y) the complete shut down of the Competing Activities such that no technology, intellectual property or other asset primarily relating thereto is used by the Notifying Party or its Affiliates and delivery of written confirmation from the Notifying Party to the Other Party that the Notifying Party and its Affiliates covenant not to use any such technology, intellectual property and assets solely relating to such Competing Activities during the Exclusivity Period.
ARTICLE 8
PAYMENTS
     8.1 Certain Payments and Sharing.
          8.1.1 Technology Access Fee. Within [****] after invoice by Maxygen sent on or after the Effective Date, Astellas shall pay to Maxygen a technology access fee of Ten Million Dollars ($10,000,000). Such technology access fee shall be non-refundable, and shall not be creditable against any other amount due hereunder.
          8.1.2 Development Milestone Payments. Astellas shall pay to Maxygen the payments based on the achievement of certain manufacturing and development milestones as set forth in Article 1 of the Financial Exhibit. Such milestone payments shall be non-refundable, and shall not be creditable against any other amount due hereunder except as provided in Section 1.3.2 of the Financial Exhibit.
          8.1.3 Sharing of Costs, Net Sales and Profits (Losses) from the Alliance. Subject to the terms and conditions of this Agreement, the Parties shall account for and share certain costs, revenues, profits (losses), as applicable, associated with the Alliance as set forth in Financial Exhibit.
     8.2 Payments; Foreign Exchange. All payments under this Agreement shall be made in Dollars by wire transfer to a bank and to an account designated by the Party receiving such payment. In the event that an underlying transaction giving rise to a payment hereunder is in currency other than Dollars, payments shall be calculated based on the closing exchange rates reported in The Wall

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Street Journal (Internet U.S. Edition) for the last Business Day of the applicable reporting period for the payment due.
     8.3 Late Payments. Any payments or portions thereof due hereunder which are not paid when due shall accrue from the date payment is due until the date of payment simple interest equal to the lesser of (i) the prime rate as reported in The Wall Street Journal, Internet U.S. Edition, on the date such payment is due, plus an additional [****] percent ([****]%), or (ii) the maximum rate permitted by Law, calculated on the number of days such payment is delinquent. This Section 8.3 shall in no way limit any other remedies available to either Party.
     8.4 Taxes; Astellas U.S. Affiliate to Pay Distributable Profit Amounts. Each Party shall bear and, except as otherwise expressly provided in this Section 8.4, pay any and all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed on that Party as a result of any payment to the other Party hereunder. Any federal or state income or franchise tax deductions for payments made by either Party pursuant to the Agreement shall be for the benefit of the payer. All payments hereunder shall be made without deduction for such taxes except to the extent required by applicable Law. If any withholding or similar tax is due with respect to such a payment, such tax shall be deducted from amounts payable or otherwise due hereunder by the paying Party and paid to the applicable taxing authority. Upon request the paying Party shall furnish to the other Party appropriate evidence of payment of any such tax required by applicable Law. Furthermore, the Parties shall reasonably cooperate and assist each other in the preparation and filing of such forms with the applicable taxing authorities as may provide for relief from withholding and similar taxes with respect to payments hereunder and in accordance with applicable Laws.
ARTICLE 9
LICENSE GRANTS
     9.1 Licenses To Astellas.
          9.1.1 To Perform Preclinical Development and Development. Subject to the terms and conditions of this Agreement, Maxygen hereby grants to Astellas a co-exclusive (i.e., the grantor shall have the right to exercise such license in accordance with its rights and obligations hereunder with respect to Co-Development Activities but not grant further licenses to Third Parties, provided that the use of contractors shall not be deemed a grant of a license) license in the Territory to use and otherwise exploit subject matter within the Maxygen Technology (including the right to use and import Products and Compounds) solely in the Field for the purpose of conducting Preclinical Development and Development activities with respect to Products and Compounds. The license granted under this Section 9.1.1 excludes the right to grant sublicenses without the consent of Maxygen, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Astellas shall have the right to exercise such license through its Affiliates and contractors, which exercise shall not be construed as a sublicense.

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          9.1.2 To Manufacture Products. Subject to the terms and conditions of this Agreement, Maxygen hereby grants to Astellas; a co-exclusive license (whereby Maxygen retains the right to Manufacture, including the right to make, have made, and import, Bulk Drug Substance and Finished Drug Product solely for supply to Astellas (or Astellas’ Affiliates or their designees) hereunder or for use in Preclinical Development or Development activities as set forth and permitted herein, but not to grant further licenses to Third Parties (except limited licenses to contractors solely for the purpose of Manufacturing Compounds or Products, including Bulk Drug Substance or Finished Drug Product, solely for supply (directly or through Maxygen) to Astellas or Astellas’ Affiliates, or for supply to Maxygen with respect to activities to be conducted by Maxygen hereunder pursuant to applicable Plans, or for supply to Maxygen, its Affiliates or Third Party licensees following termination of this Agreement and reversion of rights to Maxygen as set forth in Article 13 (but solely within the scope of the reverted rights), and such license shall otherwise be exclusive to Astellas) under the Maxygen Technology to Manufacture (including make, have made, import and use in connection therewith) Compounds and Products in the Field in the Territory. Astellas shall not exercise its rights to Manufacture under this Section 9.1.2 other than in accordance with Sections 6.1.2 and 6.1.3 (including under any supply agreement entered into under 6.1.3) using Bulk Drug Substance supplied by Maxygen (or from Bulk Drug Substance obtained from another permitted source as expressly permitted under this Agreement or any supply agreement entered into under 6.1.3) or in accordance with the Bulk Drug Substance Manufacturing rights provided under Section 6.1.6. The license granted under this Section 9.1.2 shall include the right to grant sublicenses solely in connection with the grant of a sublicense to Commercialize such Product under and in accordance with Section 9.1.3 and any attempt to otherwise grant or authorize any sublicense shall be null and void; provided, however, that Astellas shall have the right to exercise such license through its Affiliates and contractors, which exercise shall not be construed as a sublicense.
          9.1.3 To Commercialize Products. Subject to the terms and conditions of this Agreement, Maxygen hereby grants to Astellas, an exclusive (even as to Maxygen except as provided in, and subject to, Section 5.2 with respect to Co-Promotion Products and except for the sale of Compounds, Products, Bulk Drug Substance and Finished Drug Product to Astellas or its Affiliates by Maxygen and its Affiliates) license under the Maxygen Technology to Commercialize (including, without limitation, sell, have sold, offer for sale and use in connection therewith) Products and Compounds, in each case solely in the Field in the Territory. Astellas shall have the right to exercise such license through its Affiliates and contractors, which exercise shall not be construed as a sublicense. For clarity, Astellas (or its Affiliates or permitted sublicensees) shall not sell to Third Parties or otherwise Commercialize Compounds, other than as finished pharmaceutical Products (other than sales between Astellas, its Affiliates or permitted contractors or sublicensees for Manufacture of finished pharmaceutical Products under this Agreement or for bona fide research, testing or similar purposes in support of Development, Manufacturing and Commercialization of Products under and in accordance with this Agreement).
               (a) The license granted under this Section 9.1.3 includes the right to grant sublicenses outside of [****] (each, a “Direct Country”) except with respect to such Direct

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Countries (i) as reasonably necessary to comply with Law or (ii) as mutually agreed by the Parties hereto.
               (b) For clarity, it is understood and agreed that, except as provided in Section 9.1.3(a), Astellas (itself or through its Affiliates) shall be responsible for carrying out the Commercialization of the Products in each Direct Country, provided that nothing herein shall prevent Astellas from utilizing contractors in any such country provided that (A) Astellas (or its Affiliate) books sales of Products in each such Direct Country and (B) marketing and promotion of Products in each such Direct Country are primarily under Marks controlled by Astellas except as provided in Section 5.2.7.
               (c) Without limiting Section 9.1.3(a), Astellas shall provide Maxygen a copy of the final executed sublicense agreement, which may be redacted for information, if any, that relates to products other than Products (and does not also relate to Products) or other subject matter not related to this Agreement, but shall otherwise be a true and complete copy.
               (d) It is understood and agreed that the licenses granted to Astellas under the Maxygen Technology in Section 9.1.3 include rights with respect to Combination Products which include one or more active pharmaceutical ingredients other than Compounds. For the avoidance of doubt, the licenses granted to Astellas under Section 9.1.3 do not include claims in Patents to the extent that such claims are not infringed by the making, using, selling, offering for sale or importing of Compounds and/or Products, but are infringed by the making, using, selling, offering for sale or importing of such one or more active pharmaceutical ingredients other than Compounds.
          9.1.4 To the Maxygen Mark. Subject to the terms and conditions of this Agreement, Maxygen hereby grants to Astellas a non-exclusive license to use the Maxygen Mark as required pursuant to Section 5.2.7. The license granted under this Section 9.1.4 shall include the right to grant sublicenses solely in connection with the grant of a sublicense to Commercialize such Product under and in accordance with Section 9.1.3 and any attempt to otherwise grant or authorize any sublicense shall be null and void; provided, however, that Astellas shall have the right to exercise such license through its Affiliates and contractors, which exercise shall not be construed as a sublicense.
               (a) The ownership and all goodwill accruing to the Maxygen Mark arising directly from its use shall vest in and inure to the benefit of Maxygen. Each Party hereby acknowledges the other Party’s ownership rights in their respective corporate logo owned in the form existing as of the Effective Date, and accordingly, agrees that at no time during the Term to challenge or assist others to challenge such corporate logo owned in the form existing as of the Effective Date, or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to such corporate logo owned in the form existing as of the Effective Date.
               (b) In those countries where a trademark license must be recorded, Maxygen will provide and record a separate trademark license for the Maxygen Mark. Each Party shall cooperate with the other Party in the preparation and execution of documents in connection with such recordation.

          9.1.5 Existing Third Party Licenses. To the extent Astellas or its Affiliates exercise any rights granted hereunder by Maxygen under Maxygen’s rights granted under the Existing Third Party License, Astellas and its Affiliates shall be bound by the field of use and the restrictions set forth in the Existing Third Party License when exercising such rights.
     9.2 To Maxygen.
          9.2.1 To Perform Preclinical Development and Development. Subject to the terms and conditions of this Agreement, Astellas hereby grants to Maxygen a limited, co-exclusive (i.e., the grantor shall have the right to exercise such license in accordance with its obligations hereunder and to grant further licenses to Third Parties in connection therewith, but not otherwise grant further licenses to Third Parties with respect to the Development of Compounds or Products, provided that the use of contractors shall not be deemed a grant of a license) license in the Territory to make, use and otherwise exploit subject matter within the Astellas Technology (including the right to make, have made, use and import Products and Compounds) solely in the Field and solely for the purpose of conducting Preclinical Development and Development activities with respect to Products and Compounds. The licenses granted under this Section 9.2.1 exclude the right to grant sublicenses without the consent of Astellas, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Maxygen shall have the right to exercise such license through its Affiliates and contractors, which exercise shall not be construed as a sublicense.
          9.2.2 To Manufacture Products. Subject to the terms and conditions of this Agreement, Astellas hereby grants to Maxygen, a limited, co-exclusive (i.e., the grantor shall have the right to exercise such license and to grant further licenses to Third Parties in connection therewith, but not otherwise grant further licenses to Third Parties with respect to the Development of Compounds or Products, provided that the use of contractors shall not be deemed a grant of a license) license under the Astellas Technology to Manufacture (including, without limitation, make, have made, import and use in connection therewith) Bulk Drug Substance and Finished Drug Products hereunder in the Territory. Maxygen agrees to only exercise its right to Manufacture Finished Drug Product in accordance with Section 6.1.1 and Bulk Drug Substance in accordance with Section 6.1.3, in each case solely in the Field in the Territory. The license granted under this Section 9.2.2 excludes the right to grant sublicenses; provided, however, that Maxygen shall have the right to exercise such license through its Affiliates and contractors, which exercise shall not be construed as a sublicense.
     9.3 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 9 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to Know-How, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. For clarity, Maxygen grants no rights in any Shuffling Technology hereunder.
     9.4 Licenses of “Intellectual Property”. The Parties acknowledge that the licenses granted hereunder are intended to be licenses of “Intellectual Property” as such term is used in Section 365(n) of the United States Bankruptcy Code and for other similar Laws.

ARTICLE 10
INTELLECTUAL PROPERTY
     10.1 Common Interest Disclosures. With regard to any information, opinions or other materials disclosed pursuant to this Agreement by one Party to the other Party regarding intellectual property or technology owned by Third Parties, Maxygen and Astellas agree that they have a common legal interest in determining whether, and to what extent, third party intellectual property rights may affect the performance of the Preclinical Development or the Development, Manufacture or Commercialization of Compounds and Products, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the performance of the Preclinical Development or the Development, Manufacture or Commercialization of Compounds and Products. Accordingly, Maxygen and Astellas agree that all such information, opinions and other materials obtained by Maxygen and Astellas from each other will be used solely for purposes of the Parties’ common legal interests with respect to the conduct of this Agreement. All such information, opinions and other materials shall be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity that may otherwise be applicable. By sharing any such information, opinions and other materials, neither Party intends to waive or limit any privilege or immunity that may apply to the shared information, opinions and other materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party with respect to such information, opinions and other materials without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party.
     10.2 Ownership.
          10.2.1 Outside the Alliance. Each Party shall retain all of its rights, title and interest in and to subject matter (including Know-How) developed prior to the Effective Date or outside of its activities in performance of the Alliance, including the right to transfer or license such intellectual property to others for any purpose, subject only to its obligations under this Agreement, including the exclusivity obligations set forth in Article 7 and the licenses granted in Article 9. Any such transfer or license will be made expressly subject to the rights granted herein and the obligations provided for herein with respect thereto.
          10.2.2 Alliance Technology.
               (a) As between the Parties, title to all inventions and other subject matter conceived, generated or otherwise made in connection with the performance of the Alliance (together with all intellectual property rights therein, including Patents) (i) solely by or under authority of Astellas shall be owned by Astellas (“Astellas Independent Inventions”), (ii) solely by or under authority of Maxygen shall be owned by Maxygen (“Maxygen Independent Inventions”) and (iii) made jointly by or under authority of Astellas and Maxygen shall be jointly owned by Astellas and Maxygen (“Joint Inventions”). Except as expressly provided in this Agreement (including being subject to the licenses herein), it is understood that neither Party shall have an obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit such jointly owned inventions or intellectual property, by reason of joint ownership thereof. Astellas Independent Inventions and Astellas’ interest in and to Joint Inventions and in each case any and all intellectual property rights thereto shall be included in the Astellas Technology and Maxygen Independent Inventions and Maxygen’s interest in and to Joint Inventions and in each case any and all intellectual property rights thereto shall be included in the Maxygen Technology.
               (b) Notwithstanding Section 10.2.2(a), as between the Parties, title to all Shuffling Improvements developed or otherwise made by or under authority of either Party, whether alone or jointly with others, in connection with the performance of the Alliance, shall be owned by, and are hereby assigned to, Maxygen. Accordingly, Astellas agrees to promptly disclose to Maxygen all Shuffling Improvements made by or under authority of Astellas during the Term. As used herein, “Shuffling Improvement” means any invention or other subject matter comprising compositions or methods for Shuffling. For the avoidance of doubt, a Patent that does not specifically recite Shuffling in a claim is not a Shuffling Improvement.
               (c) The inventorship of any subject matter developed or otherwise made in performing the Alliance shall be determined in accordance with U.S. patent laws for the purpose of determining ownership under Section 10.2.2(a).
               (d) The Parties recognize and agree that this Agreement is a “joint research agreement” under 35 U.S.C. 103(c)(3). The Parties further agree to cooperate to avail themselves and each other of the provisions of said section 35 U.S.C. 103(c) as amended through the CREATE Act on December 10, 2004.
          For purposes of this Section 10.2.2 unless otherwise expressly agreed, neither Party nor its Affiliates or subcontractors shall be deemed to be “acting under authority of” the other Party by virtue of this Agreement.
     10.3 Patent Matters.
          10.3.1 Prosecution and Maintenance of Maxygen Patents. Subject to Section 10.3.3, Maxygen shall have the sole right to control the Prosecution and Maintenance of Maxygen Patents and Patents claiming Maxygen Independent Inventions, in its discretion in the ordinary course; provided, however, that:
               (a) during the term of Astellas’ exclusive license hereunder with respect to the applicable Maxygen Patents or Patent claiming Maxygen Independent Inventions, Maxygen shall diligently Prosecute and Maintain any such Patents which contain one or more Valid Claims (or, in the case of patent applications, one or more claims which, if issued, would be Valid Claims) (1) in the countries identified in Exhibit 10.3.1 (the “Core Countries”), if any, and [****] and (2) in such other countries as Astellas may request in writing, and [****]; further provided, however, that either Party may elect, upon [thirty (30)] days prior written notice the other Party, to [****], on a Patent-by-Patent and country-by-country basis, in which event (A) if Astellas gives such notice, (i) all licenses granted to Astellas hereunder with respect to the applicable Patent in the applicable

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country shall terminate, (ii) Astellas shall no longer have any right to enforce such Patent (after issue), and (iii) Maxygen shall thereafter control the Prosecution and Maintenance of such Patent (including may thereafter elect whether to continue Prosecution and Maintenance thereof) in such country in its sole discretion, and (B) if Maxygen gives such notice, (i) Astellas shall retain its licenses hereunder with respect to the applicable Patent in the applicable country, (ii) Astellas shall thereafter control the Prosecution and Maintenance of such Patent (including may thereafter elect whether to continue or cease Prosecution and Maintenance thereof) in such country in its sole discretion at Astellas’ expense, and (iii) the claims of the applicable Patent in such country shall not be “Valid Claims” for purposes of determining royalties payable to Maxygen hereunder for Net Sales of Products in such country. For clarity, if Maxygen elects to Prosecute and Maintain any Maxygen Patents or Patent claiming Maxygen Independent Inventions which contain one or more Valid Claims (or, in the case of patent applications, one or more claims which, if issued, would be Valid Claims) in a country outside of the Core Countries that Astellas has not requested in writing pursuant to (2) above, Maxygen shall be free to Prosecute and Maintain such Patent in such country at its sole expense and Astellas shall not have any right to comment upon such Prosecution and Maintenance in such country in accordance with Section 10.3.3 nor the right to Prosecute and Maintain such Patent in such country in the event that Maxygen later elects to abandon or otherwise no longer maintain such Patent in its sole discretion; and
               (b) with respect to all Maxygen Patents and Patents claiming Maxygen Independent Inventions that are not addressed in Section 10.3.1(a) above, Maxygen agrees to Prosecute and Maintain any such Patent in any countries in its discretion, and Maxygen agrees to Prosecute and Maintain such Patents (1) in countries where [****], (2) in such other countries as [****], and (3) in such other countries as [****]; further provided, however, that either Party may elect, upon [****] days prior written notice the other Party, to [****] as set forth in this Section 10.3.1(b), on a Patent-by-Patent and country-by-country basis, in which event (A) if Astellas gives such notice, (i) all licenses granted to Astellas hereunder with respect to the applicable Patent in the applicable country shall thereafter be non-exclusive, (ii) Astellas shall no longer have any right to enforce such Patent (after issue), and (iii) Maxygen shall thereafter control the Prosecution and Maintenance of such Patent (including whether to continue Prosecution and Maintenance thereof) in such country in its sole discretion, and (B) if Maxygen gives such notice, (i) Astellas shall retain its licenses hereunder with respect to the applicable Patent in the applicable country, and (ii) Astellas shall thereafter control the Prosecution and Maintenance of such Patent (including may thereafter elect whether to continue or cease Prosecution and Maintenance thereof) in such country in its sole discretion at Astellas’ expense.
          10.3.2 Prosecution and Maintenance of Joint Patents. With respect to any potentially patentable Joint Invention, Maxygen shall have the first right to control the Prosecution and Maintenance of Patents covering such Joint Invention (“Joint Patent”) in each country in the Territory; provided however, that Astellas shall have the first right to control Prosecution and Maintenance, in each country in the Territory, of any Joint Patent specifically directed to the formulation of a Product which does not also contain a Valid Claim (or, in the case of patent

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applications, one or more claims which, if issued, would be Valid Claims). [****] the Costs of Prosecution and Maintenance of such Patents; provided, however, that upon [****] days written notice, [****] the Costs of Prosecution and Maintenance of any such Joint Patent in any country, in which event the [****] the Prosecution and Maintenance of such Joint Patent in such country [at its own expense]; provided, however, that (i) in the event that [****], and (ii) in the event that [****].
          10.3.3 Cooperation. With respect to Maxygen Patents (and Patents claiming Maxygen Independent Inventions) and Joint Patents, the Party controlling Prosecution and Maintenance of such Patent as provided in Section 10.3.1 or 10.3.2 above (the “Controlling Party”) shall provide the other an opportunity to review and comment upon the text of patent applications within such Patents filed after the Effective Date at least [****] before filing with any patent office. The Controlling Party shall provide the other Party with an electronic copy of each patent application within such Patents as filed, together with notice of its filing date and serial number. For so long as the other Party is sharing the costs of Prosecution and Maintenance of any such Patent in a given country, the Controlling Party shall keep the other Party advised of the status of all material communications to and from applicable patent offices in such country, actual and prospective filings or submissions regarding such Patent in such country, and shall give the other Party an opportunity to review and comment in advance on any such communications, filing and submissions proposed to be sent to any patent office in such country and shall reasonably consider and incorporate comments from the other Party in any such filings or submissions. Each Party agrees to provide the other Party with all information necessary or desirable to enable the other Party to comply with the duty of candor/duty of disclosure requirements of any patent authority. If a Controlling Party determines in its sole discretion to abandon, cease prosecution or not maintain or prepare and file (including filing of a priority patent application, filing of a patent application in any jurisdiction in the Core Countries claiming priority to a priority application, national phase filings of a PCT application, and national phase entry of granted a EPC patent) any Patent controlled by it in any country in the Territory for which the other Party is sharing costs of Prosecution and Maintenance, then the Controlling Party shall provide the other Party written notice of such determination at least [****] days before any deadline for taking action to avoid abandonment (or other loss of rights) and shall provide the other Party with the opportunity to Prosecute and Maintain such Patent as the Controlling Party as set forth in Section 10.3.1 or 10.3.2 above, as applicable.
          10.3.4 Prosecution and Maintenance of Astellas Patents. Astellas shall have the sole right to control the Prosecution and Maintenance of Astellas Patents and Patents claiming Astellas Independent Inventions, in its discretion in the ordinary course, at Astellas’ sole expense. Astellas shall provide Maxygen an opportunity to review and comment upon the text of the applications within the Astellas Patents filed after the Effective Date at least [****] before filing with any patent office. Astellas shall provide Maxygen with an electronic copy of each patent application within the Astellas Patents as filed, together with notice of its filing date and serial number. For clarity, Astellas may determine, in its sole discretion, to abandon, cease prosecution or not maintain or prepare and file (including filing of a priority patent application and filing of a patent

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application in any jurisdiction in the Territory claiming priority to a priority application) any Astellas Patent anywhere in the Territory. [****].
          10.3.5 Prosecution and Maintenance. For purposes of this Agreement, “Prosecution and Maintenance” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences and the defense of oppositions and other similar proceedings with respect to the particular Patent.
          10.3.6 Patent Term Extensions. Astellas shall have the right to seek patent term extensions, supplemental protection certificates, and the like for any Product with respect to any Maxygen Patent claiming specifically the composition of matter or formulation of the Clinical Candidate incorporated into such Product. Without limiting the other provisions of this Section 10.3, Maxygen shall provide, at Astellas’ request and expense, reasonable assistance, including permitting Astellas, if (and to the extent) so required, to proceed with applications for such in the name of Maxygen or its Affiliate(s), as applicable. With respect to patent term extensions, the Parties shall cooperate in determining, if applicable, which of such Maxygen Patents should be extended.
     10.4 Third Party Technologies.
          10.4.1 Third Party Technology Use. Neither Party shall use in the course of performing the Alliance or incorporate into any Product any subject matter which it should reasonably know would require either Party to pay any amounts to a Third Party in a manner that would increase the funding or payment obligation of the other Party under this Agreement (unless such Party agrees to [****]) or otherwise restrict the Development, Manufacture or Commercialization of the Product without first going through the procedures of Section 10.4.2 below. Notwithstanding the previous sentence each Party may use or incorporate subject matter licensed by such Party in accordance with an applicable Budget pursuant to a standard non-exclusive end-user license arrangement (e.g., general use software, reagents or the like) without such prior procedures, provided that such arrangements do not vest any rights under the Alliance to any Third Party or increase any funding or payment obligation of the other Party hereunder (beyond amounts already provided in the applicable Budgets). Notwithstanding anything herein to the contrary, neither Party shall use any subject matter or utilize any Patent in the performance of the Preclinical Development, Development, Manufacture or Commercialization of a Product that would burden (i.e., impose a running royalty or any similar payments, excluding the royalties and similar payments to Maxygen hereunder) the Commercialization of such Product without the prior agreement of both Parties’ representatives to the JSC without first going through the procedures described in Section 10.4.2 below. Notwithstanding anything to the contrary herein, each Party shall be responsible for paying [****]) of any amounts owed to Third Parties with respect to licenses and sublicenses to such Party under any agreement between such Party and any Third Party entered into prior to the Effective Date.

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          10.4.2 Third Party Technology Procedures for the Alliance. If either Party believes that a license to or acquisition of rights under Third Party subject matter or intellectual property rights is reasonably necessary to perform Preclinical Development or to Develop, Manufacture or Commercialize any Product, then it shall notify the other Party thereof and may propose entering into a license or other acquisition agreement with such Third Party regarding such subject matter or intellectual property rights (a “Third Party License”) for discussion by the JSC, which proposal shall include the results of any due diligence it may have conducted (subject to reasonable privilege considerations including Section 10.1). If, following discussion by the JSC, the Parties agree as to how to proceed with respect to such Third Party License (including with respect to negotiation strategy, budgets and the like), the parties shall do so. If the Parties do not so agree, Astellas shall have the first right, in its sole discretion, to negotiate and enter into an agreement for such Third Party License (unless the subject matter thereof relates primarily to the Preclinical Development Program, in which case, Maxygen shall have the first right, in its sole discretion, to negotiate and enter into such an agreement, or the Manufacture of Compounds or Product, in which case the Parties’ representatives on the JSC shall agree as to which Party should have the first right); provided, however, that either Party shall be free to negotiation of a non-exclusive license to technology that is made generally available for licensing to multiple licensees by the applicable Third Party licensor without going through the procedures in this Section 10.4.2. Each Party shall provide the other Party with agreement drafts for any Third Party License during negotiations (including any proposed execution version) for review and comment. Notwithstanding anything to the contrary in this Section 10.4.2, either Party may obtain a license to or other acquisition of rights under Third Party subject matter or intellectual property rights that such Party believes in good faith is reasonably necessary to perform Preclinical Development or to Develop, Manufacture or Commercialize any Product; provided, however, that such Party first affords the Party with first negotiation rights above (if not the same Party) a reasonable opportunity to elect to negotiate such Third Party License for the Alliance. Unless the Parties agree or a determination is made that such Third Party License is reasonably necessary to perform Preclinical Development or to Develop, Manufacture or Commercialize any Product in accordance with then-current Plans (or plans for Exclusive Indications or ROW), in accordance with the procedure below, the Party entering into such Third Party License shall be solely responsible (without sharing or reimbursement hereunder) for all payments owing to any Third Party under such Third Party License. If the Parties do not agree as to such reasonable necessity, the Party entering into such Third Party License may seek cost sharing therefor pursuant to the Financial Exhibit by submitting the matter to a final, binding determination by an independent intellectual property attorney with relevant experience reasonably acceptable to the other Party. Such attorney shall make a determination as to whether or not the Third Party License in question is reasonably necessary to perform Preclinical Development or to Develop, Manufacture or Commercialize any Product in accordance with then-current Plans (or plans for Exclusive Indications or ROW). The costs of the independent attorney shall be borne by the Party entering into the Third Party License unless the independent attorney determines such Third Party License to be reasonably necessary in which case the other Party shall bear all such costs. Any disputes as to the selection of such attorney or the making of the foregoing determination (and the process therefor) shall be solely and exclusively resolved by arbitration under the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. Any payments owing to any Third Party under any Third Party License that is reasonably necessary to perform Preclinical Development or to Develop, Manufacture or Commercialize any Product (as the Parties agree or as determined under the foregoing procedures)

shall be shared by the Parties pursuant to the Financial Exhibit. The foregoing procedures shall not prevent either Party from entering into any agreement outside of the Alliance for a license under Third Party intellectual property for use with respect to its activities for products other than Compounds or Products; provided, however, that if such Third Party intellectual property is reasonably necessary for the Preclinical Development, Development, Manufacture or Commercialization of any Compound or Product, such Party shall not enter into an exclusive license with respect to the practice of such intellectual property for Compounds and Products in the Field in a manner which precludes (by virtue of the exclusivity of such license) the availability of such intellectual property for use in the Alliance, unless such Party first complies with the processes set forth above in this Section 10.4.2.
     10.5 Defense and Settlement of Third Party Claims. If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use, sale, offer for sale or importation of any Product, Astellas shall have the primary right, but not the obligation, to defend against any such assertions. In the event Astellas elects to defend against any such Third Party claims in accordance with this Section 10.5, Astellas shall have the sole right to control the defense of any such Third Party claims and to elect to settle such claims, provided that it shall consult with and keep Maxygen reasonably informed with respect thereto. Maxygen may join any defense brought by Astellas pursuant to this Section 10.5, with its own counsel at its own expense, or in the event that Astellas elects not to exercise its right to defend against any such Third Party claims, Maxygen shall have the right, but not the obligation, to defend against such Third Party claims with its own counsel at its own expense. In any event, each Party shall assist the other Party and cooperate in any such litigation at the other Party’s request without expense to the requesting Party. Neither Party shall settle or consent to the entry of any judgment in any such case that would adversely affect the other Party’s rights hereunder without the other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Astellas may include Damages under this Section 10.5 as Third Party Payments under Section 5.16 of the Financial Exhibit, provided however that such Damages are only included as Third Party Payments under Section 2.1.3(a) of the Financial Exhibit to the extent such Damages are attributable to patent infringement excluding any increase due to willful patent infringement. For purposes of this Agreement, “Damages” shall mean damages and other liabilities that are required to be paid to such Third Party, in restitution of or payment for the infringement, as part of any final judgment awarded against such Party and any amounts paid by such Party (with the other Party’s prior written consent) in a settlement of the assertion (if additional claims have been asserted by such Third Party, then to the extent allocable to settlement of the applicable infringement claims).
     10.6 Enforcement. Each Party shall promptly notify the other Party in writing if it reasonably believes that any Joint Patent or a Patent within a Party’s Licensed Technology is infringed by a Third Party with respect to the manufacture, sale, offer for sale, use or importation of a pharmaceutical product incorporating any CTLA-4 Variant (collectively, “Competing Infringing Activities”). As between the Parties, the right to enforce such Patent with respect to such infringement, or to defend any declaratory judgment action with respect thereto, in each case to the extent the same pertains to Competing Infringing Activities (each, an “Enforcement Action”) shall be as set forth in this Section 10.6.

          10.6.1 Rights to Bring and Control Enforcement Action. Subject to Section 10.6.2 and this Section 10.6.1, Astellas shall have the primary right, but not the obligation, to bring and control Enforcement Actions with respect to the Maxygen Patents, Astellas Patents, and Joint Patents, at its sole expense. Maxygen shall reasonably cooperate, as reasonably requested by Astellas, with respect to such Enforcement Actions including, without limitation, by agreeing to be named as a party. Astellas shall keep Maxygen informed of the progress of any such Enforcement Action. Without limiting the foregoing, Astellas shall keep Maxygen advised of all communications, actual and prospective filings or submissions regarding such Enforcement Action, and shall provide Maxygen an opportunity to review and comment on any such communications, filing and submissions. Astellas shall not settle, or consent to any judgment, in any action or proceeding to enforce such Maxygen Patents, Astellas Patents, and Joint Patents without Maxygen’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Maxygen shall have the right, upon written notice to Astellas, to join in such Enforcement Action as a party plaintiff and give reasonable assistance thereto, at its sole expense (subject to Section 10.6.2). If Astellas fails to institute a suit or take action within [****] days after a request by Maxygen to do so, then Maxygen shall have the right upon written notice to Astellas to bring and control such Enforcement Action in the name of either or both Parties, at its sole expense (subject to Section 10.6.2) and Astellas shall provide Maxygen all reasonably requested assistance including being named as a party to such suit.
          10.6.2 Allocation of Recoveries. Except as otherwise provided herein, all cash amounts (plus the fair market value of all non-cash consideration) received by a Party from a Third Party in connection with the final judgment, award or settlement of any Enforcement Action with respect to any Patent within the Maxygen Patents, Astellas Patents or Joint Patents to the extent attributable to Competing Infringing Activities (“Recoveries”) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by the Parties in such litigation (on a pro rata basis if insufficient to fully cover such fees and expenses), and any remainder shall be shared between the Parties with the Party bringing or controlling the Enforcement Action receiving (and/or retaining, as applicable) [****] percent ([****]%) of any Recoveries and the other Party receiving the remaining [****] percent ([****]%) of any Recoveries.
          10.6.3 Costs. Subject to allocation of Recoveries (if any) as set forth in Section 10.6.2 above, the Party bringing or controlling an Enforcement Action shall be responsible for any costs incurred under this Section 10.6.
     10.7 Trademarks. Astellas shall be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of Products in the Field in the Territory (the “Marks”), as well as all expenses associated therewith. All uses of the Marks shall comply with all applicable laws and regulations (including, without limitation, those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Neither Party shall, without the other Party’s prior written consent, use any trademarks of the other Party confusingly similar thereto, in connection with such Party’s Commercialization of Products under this Agreement, except as may be expressly authorized in the

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Co-Promotion Agreement and except to the extent required to comply with applicable laws and regulations. Astellas shall own all Marks.
ARTICLE 11
CONFIDENTIALITY
     11.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than for the purpose of exercising its retained rights or rights under licenses granted hereunder, or performing obligations hereunder, or as otherwise provided for in this Agreement, any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). Astellas Technology shall be deemed the Confidential Information of Astellas, and Maxygen Technology, Shuffling Technology and Shuffling Improvements shall be deemed the Confidential Information of Maxygen. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:
          11.1.1 was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;
          11.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
          11.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
          11.1.4 was independently discovered or developed by the receiving Party without reference to or use of Confidential Information of the disclosing Party as demonstrated by documented evidence; or
          11.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
     The obligations set forth in this Section 11.1 shall remain in effect during the term of this Agreement and for [****] years thereafter; provided, however, that with respect to information and materials obtained by Maxygen under an Existing Third Party License and disclosed or provided to Astellas or its Affiliate hereunder, such obligations of Astellas shall survive for the longer of [****] years after the term of this Agreement or the term specified (as of the Effective Date) under such

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Existing Third Party Agreement, and Astellas shall be bound by the restrictions regarding the use of such materials under the Existing Third Party License.
     11.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (except that the term of confidentiality may be shorter than the term of confidentiality herein, but in no event less than [****] years after the termination of the agreement with the disclosee containing such confidentiality provisions): (A) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses or extension of the licenses and sublicenses to Affiliates and subcontractors as permitted hereunder, (B) to the extent such disclosure is reasonably necessary or useful in conducting activities under the Plans (including the plans for Exclusive Indications in the Territory and the plans for Co-Development indications in the ROW for Development and in the Territory outside the Co-Promotion Countries for Commercialization) (C) in complying with the terms of agreements with Third Parties existing as of the Effective Date, or thereafter pursuant to which such Party first obtains rights to such Party’s Licensed Technology which is (sub)licensed to the other Party hereunder (provided that, Exhibit 11.2 sets forth the Third Party and corresponding agreement pursuant to which any disclosure of the other Party’s Confidential Information is required that is in effect as of the Effective Date); (ii) to the extent such disclosure is reasonably necessary in Prosecuting or Maintaining any Patent or other intellectual property right in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), making any Regulatory Filings, otherwise obtaining Marketing Approvals or fulfilling post-Marketing Approval obligations for Products, or otherwise required by Law, provided, however, that if a Party is required by Law or court order to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of Prosecution and Maintenance of Patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with advisors (including financial advisors, lawyers and accountants) or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to Products, or approved or permitted contractors, service providers, vendors and the like used (or to be used) in connection with activities hereunder, each on a need to know basis, and in each case under standard confidentiality obligations (subject to the allowances for term of confidentiality provided in subsection (i) above, except with respect to disclosures to actual or bona fide potential investors and acquirers receiving any technical data related to Compounds or Products that is Confidential Information of the other Party shall be subject to obligations of confidentiality for a period of at least [****] years after such disclosure, provided that if, at the time of disclosure to a potential acquirer, such potential acquirer has active programs (“Walled-Off Programs”) that would be “Competing Activities” as defined in Section 7.1 if they were conducted by the Party potentially to be acquired

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(the “Target”), then the Target shall contractually obligate such potential acquirer to keep all technical data related to Compounds or Products that is Confidential Information of the non-Target Party separate from Walled-Off Programs to prevent receipt or use thereof in the Walled-Off Programs for the longer of (x) [****] years after permanent cessation of discussions regarding such acquisition, or (y) the term of this Agreement in the event the Target is acquired by or merged with the potential acquirer), or (iv) to the extent mutually agreed to by the Parties. In addition to the foregoing, with respect to complying with the disclosure requirements of the SEC or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required disclosure of material information related to this Agreement, the Parties shall consult with one another concerning the information to be disclosed where practicable.
     11.3 Prior CDA. This Agreement supersedes the Confidentiality Agreement signed between Astellas and Maxygen effective [****] between the Parties (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 11.
     11.4 Publications.
          11.4.1 General. Any publication or presentation of Alliance Technology, including preclinical or clinical studies carried out by a Party under this Agreement, shall be subject to the guidelines for publication set out herein. The Parties shall establish promptly after the Effective Date guidelines that (i) allow for each Party’s timely review of all publications or presentations of Alliance Technology, (ii) provide for protection of Confidential Information and ensure the possibility of filing appropriate patent applications prior to any disclosure of patentable subject matter, and (iii) ensure that all such publications and presentations are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties. Unless otherwise mutually agreed upon by the Parties, (A) the Party desiring to publish or present any Data arising from its performance of the Alliance or Alliance Technology (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least [****] days prior to the submission of the proposed publication or presentation to a Third Party; (B) the Publishing Party shall postpone the publication or presentation for up to an additional [****] days upon request by the Reviewing Party in order to allow the Reviewing Party to consider appropriate patent applications or other protection to be filed on information contained in the publication or presentation; (C) upon request of the Reviewing Party, the Publishing Party shall remove all Confidential Information of the Reviewing Party (from the information intended to be published or presented except to the extent disclosure of such Confidential Information is required by Law); and (D) the Publishing Party shall consider all reasonable comments made by the Reviewing Party and attempt to address any significant commercial concern to the proposed publication or presentation. For clarity, this Section 11.4 shall be applicable to Maxygen or Astellas with regard to publishing (after the Effective Date) any information or data generated or obtained prior to the Effective Date.

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          11.4.2 Without limiting the provisions of Section 11.4.1, the JPT shall establish a publication strategy with respect to each Clinical Candidate and corresponding Product(s) upon the filing of an IND for such Clinical Candidate the goal of which shall be to provide for publication of material advancements under the Alliance with respect to such Clinical Candidate and corresponding Product in order to maximize the commercial potential thereof.
     11.5 Publicity
          11.5.1 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except: (i) to advisors (including financial advisors, attorneys and accountants), approved or permitted contractors, actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees or others on a need to know basis, in each case under circumstances that reasonably ensure the confidentiality thereof; or (ii) under circumstances that reasonably ensure the confidentiality of the information, to the extent necessary to comply with the terms of agreements with Third Parties existing as of the Effective Date pursuant to which such Party first obtains rights to such Party’s Licensed Technology, which is (sub)licensed to the other Party hereunder (provided that, Exhibit 11.2 sets forth the Third Party and corresponding agreement pursuant to which disclosure of the identity of Astellas as a sublicensee thereunder is required, but not the terms and conditions of this Agreement) or (iii) to the extent previously made publicly available pursuant to this Section 11.5, or (iv) to the extent required by applicable Law or the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed; provided, however, that if a Party is required by Law or the applicable rules of any public stock exchange to make any such disclosure of the terms or conditions of this Agreement, it will give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to seek confidential treatment of such terms and conditions. In addition to the foregoing, with respect to complying with the disclosure requirements of the Securities and Exchange Commission (“SEC”) or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement (including by allowing the other Party an opportunity to review and comment upon the proposed filing of this Agreement). Notwithstanding the foregoing, the Parties shall agree upon and release a mutual press release to announce the execution of this Agreement in the form attached hereto as Exhibit 11.5 together with a corresponding question & answer outline for use in responding to inquiries about the Agreement; thereafter, Maxygen and Astellas may each disclose to Third Parties the information contained in such press release and question & answer outline without the need for further approval by the other.
          11.5.2 Publicity Review. Each Party may disclose results and significant developments regarding Products and other activities in connection with this Agreement from time to time with the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, provided that such approval shall not be required if such disclosure is required by Law or the applicable rules of any public stock exchange. Such disclosures may include achievement of significant events, including achievement of milestone events and receipt of milestone payments (but shall not include the amount thereof unless required by Law or the applicable rules of any public stock exchange, or approved in advance by the other Party) in the

Preclinical Development, Development (including regulatory process), Manufacture or Commercialization of Products hereunder. When a Party (the “Requesting Party”) elects to make any such public disclosure under this Section 11.5.2 (other than the disclosures referenced above that do not require approval of the other Party), it will give the other Party (the “Cooperating Party”) through its JPT representatives (or such other representatives as the JSC may designate), a draft version of any such statement, including any press releases, question & answer outlines and corresponding call scripts (and, to the extent they contain additional or materially different disclosures, all other press materials, key messages, talking points and slide presentations), at least [****] prior to public disclosure thereof for review and comment by the Cooperating Party (unless earlier disclosure is required by Law or the applicable rules of a public stock exchange, in which event as much in advance of disclosure as reasonably practicable under the circumstances), it being understood that if the Cooperating Party does not notify the Requesting Party in writing within such [****] period (or shorter period, if required by Law or applicable rule of a public stock exchange) of any objections, such disclosure shall be deemed approved, and in any event the Cooperating Party shall work diligently and reasonably to agree on the text of any proposed disclosure in an expeditious manner. Except with respect to press releases (for which the final version shall be submitted for approval), it is understood and agreed that materials so submitted for review and comment may be modified or revised by the disclosing Party during such review period without submission to the other Party for further review, provided that (and to the extent that) such modified or revised disclosure does not contain materially different or additional disclosures as compared to the materials submitted to the other Party for review. The principles to be observed in such disclosures shall be accuracy, compliance with applicable Law and regulatory guidance documents, and reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts). The Parties agree that each Party may individually, or in a joint press with the other Party, if the other Party so chooses, make press releases announcing the achievement of each of the events described in Exhibit 11.5.2 after providing reasonable opportunity under the circumstances for review and approval of such press releases by the other Party in accordance with this Section 11.5.2. With respect to public disclosure of any publications, abstracts, websites and press releases regarding the Alliance prior to the commercial launch of the Product to which it pertains, if any, which are not covered by Section 11.4 or otherwise covered by this Section 11.5.2, the JPT shall endeavor to develop guidelines regarding review of public disclosures which shall include, among other things, a process intended to ensure submission of all such communications and disclosures by the Parties to the JPT reasonably in advance of disclosure to allow sufficient time for review.
          11.5.3 Coordination Regarding Required Disclosures. In the event either Party proposes to make a disclosure pursuant to Section 11.2 or 11.5 because such Party believes that such disclosure is required by Law or applicable stock exchange rule, and the other Party requests the opportunity to discuss whether or not such Party is required to make such disclosure, the Parties will use reasonable efforts to refer the matter, if time permits, to their respective in-house or outside counsel for discussion. If time does not permit such discussion, or if after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by Law or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the

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other Party. For clarity, nothing in this Article 11 shall prevent either Party from making disclosures in compliance with Law.
     11.6 Subsequent Disclosures. Once a publication or other disclosure has been made in accordance with Section 11.4 or 11.5 above, either Party may make subsequent disclosures of information contained therein without approval or prior review of the other Party; provided, however, that the requirements of Section 11.4 or 11.5 shall, to the extent applicable, apply with respect to new or additional information in any such subsequent disclosure.
ARTICLE 12
REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION
     12.1 Mutual Representations, Warranties and Covenants. Each Party (the “Representing Party”) hereby represents, warrants and covenants to the other Party, as a material inducement for such other Party’s entry into this Agreement, as follows:
          12.1.1 The Representing Party is duly organized and validly existing under the laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;
          12.1.2 This Agreement is a legal and valid obligation binding upon the Representing Party and enforceable against it in accordance with its terms, assuming due execution and delivery of the Agreement by the Parties, and subject to applicable laws regarding insolvency, bankruptcy, reorganization, moratorium and other Laws affecting creditors’ rights generally as from time to time in effect;
          12.1.3 The execution, delivery and performance of the Agreement by the Representing Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge, violate any Law;
          12.1.4 To its knowledge as of the Effective Date, other than Marketing Approvals for the Products, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by the Representing Party of its obligations under this Agreement and such other agreements;
          12.1.5 The Representing Party has not granted as of the Effective Date, and during the Term will not grant, any right to any Third Party relating to its respective Licensed Technology which conflicts with the rights granted to the other Party hereunder; and without limiting the foregoing, the Representing Party will not, during the Term, encumber the subject matter (including Patents and Know-How) within its respective Licensed Technology, as applicable, with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership of such subject matter, unless the encumbrance is expressly subject to the licenses and rights granted to the other Party herein; and
          12.1.6 The Representing Party has not been debarred or the subject of debarment proceedings by any Regulatory Authority and will not knowingly use in connection with the Preclinical Development, Development, Manufacture or Commercialization hereunder any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Regulatory Authority.
     12.2 Representations, Warranties and Covenants by Maxygen. Maxygen hereby represents and warrants and covenants to Astellas, as a material inducement for Astellas’ entry into this Agreement, as follows:
          12.2.1 It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the Maxygen Technology to grant the licenses to Astellas as purported to be granted pursuant to this Agreement;
          12.2.2 As of the Effective Date, it does not own and has not in-licensed any intellectual property that in each case would otherwise qualify as Maxygen Technology hereunder (with respect to the Compounds as manufactured and used by Maxygen as of the Effective Date, or as such Compounds are reasonably anticipated by Maxygen, as of the Effective Date, to be manufactured or used hereunder) but for the fact that such intellectual property is not licensable to Astellas hereunder and therefore not Controlled by Maxygen (and, due solely to such lack of Control despite owning or holding a license thereto, does not meet the definition of Maxygen Technology);
          12.2.3 As of the Effective Date it has not granted and, during the term of this Agreement, it shall not grant, any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how or other proprietary right that conflicts with or limits the licenses granted to Astellas hereunder;
          12.2.4 As of the Effective Date, it does not have knowledge of any issued United States patent owned or controlled by a Third Party which contains claims to the composition of any Existing Compound that Maxygen believes would be infringed by the use or sale of such Existing Compound;
          12.2.5 As of the Effective Date, Maxygen is not a party to any actions, suits or proceedings involving the Maxygen Technology, Compounds or Products;
          12.2.6 Up to and including the Effective Date, Maxygen has made available to Astellas all material scientific and technical data and information, and patent applications owned by Maxygen (other than Patents claiming Shuffling), in its possession and Control relating to Compounds and/or the Product(s) (including all pre-clinical data);
          12.2.7 The agreements listed on Exhibit 12.2.7 are the only agreements under which Maxygen has in-licensed, as of the Effective Date, Patents and/or Know-How from a Third Party which are part of the Maxygen Technology (“Existing Third Party Licenses”); the copies of such licenses (including all amendments) that Maxygen has disclosed to Astellas on or before the Effective Date are true and accurate copies of such agreements as of the Effective Date (except for any permitted redactions that do not affect the rights and obligations of Astellas hereunder); Maxygen has obtained all necessary consents thereunder, if any, that are required to grant Astellas the rights with respect to such Patents and Know-How to be conveyed hereunder; as of the Effective Date: (i) all such in-license agreements are in full force and effect, (ii) Maxygen is not in breach of any such agreement, and (iii) Maxygen has not received any notice of breach thereof which has not been expressly rescinded in writing; and Maxygen shall not, during the term of this Agreement and the applicable Existing Third Party License, without the consent of Astellas modify, amend, terminate or permit to be terminated (including by virtue of failure to cure material breach thereof, but excluding expiration in accordance with its terms) any Existing Third Party License in a manner that adversely affects the rights and licenses to Astellas hereunder ; and
          12.2.8 The Patents listed on Exhibit 1.50.2 constitute all Patents Controlled by Maxygen or its Affiliates as of the Effective Date, other than Patents claiming Shuffling, which claim or cover (specifically or generically) (i) compositions of matter of any Compound or Product (or any formulation of either reasonably anticipated by Maxygen as of the Effective Date), (ii) methods or processes reasonably anticipated by Maxygen, as of the Effective Date, to be utilized in the manufacture or synthesis hereunder of any Compound or Product (or any formulation of either reasonably anticipated by Maxygen, as of the Effective Date) or (iii) methods of use or administration of any Compound or Product (or any formulation of either reasonably anticipated by Maxygen, as of the Effective Date).
     12.3 Representations, Warranties and Covenants by Astellas. Astellas hereby represents and warrants and covenants to Maxygen, as a material inducement for Maxygen’s entry into this Agreement, as follows:
          12.3.1 It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the Astellas Technology to grant the licenses to Maxygen as required to be granted pursuant to this Agreement; and
          12.3.2 During the term of this Agreement, it shall not grant any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how or other proprietary right that conflicts with the licenses required to be granted to Maxygen hereunder.
     12.4 Disclaimer of Warranties. EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT, MAXYGEN AND ASTELLAS EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ALLIANCE, THE MAXYGEN TECHNOLOGY, ASTELLAS TECHNOLOGY OR ALLIANCE TECHNOLOGY, OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

     12.5 Indemnification.
          12.5.1 Fault-Based.
               (a) Subject to Sections 12.6 and 12.7, Maxygen shall defend, indemnify, and hold Astellas, its Affiliates, sublicensees, and their respective directors, officers, employees and agents (collectively, “Astellas Indemnitees”) harmless, at Maxygen’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Astellas Indemnitees until such time as Maxygen has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Astellas Indemnitee by such Third Party resulting directly or indirectly from the use by such Third Party of a Product to the extent such Losses result from (i) the gross negligence or willful misconduct of Maxygen or its Affiliates, (ii) a breach by Maxygen of its representations or warranties set forth in Section 12.1 or Section 12.2, or (iii) violation of Law by or under authority of Maxygen or its Affiliates, in performing its activities under the Alliance, but only the Law of the country in or for which Maxygen or its Affiliates, as applicable, is performing such activities (each of (i), (ii) or (iii), a “Fault” of Maxygen for purposes of this Section 12.5); but excluding such Losses to the extent they arise from the Fault of Astellas.
               (b) Subject to Sections 12.6 and 12.7, Astellas shall defend, indemnify, and hold Maxygen, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Maxygen Indemnitees”) harmless, at Astellas’ cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Maxygen Indemnitees until such time as Astellas has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) arising out of any Claim brought against any Maxygen Indemnitee by such Third Party resulting directly or indirectly from the use by such Third Party of a Product to the extent such Losses result from (i) the gross negligence or willful misconduct of Astellas, or its Affiliates or sublicensees hereunder, (ii) a breach by Astellas of its representations or warranties set forth in Section 12.1 or 12.3, or (iii) violation of Law by or under authority of Astellas, or its Affiliates or sublicensees, in performing its activities under the Alliance, but only the Law of the country in or for which Astellas, or its Affiliates or sublicensees, as applicable, is performing such activities (each of (i), (ii) or (iii), a “Fault” of Astellas for purposes of this Section 12.5); but excluding such Losses to the extent they arise from the Fault of Maxygen.
          12.5.2 No Fault. Any Losses by either Party arising out of any product liability Claims brought against either Party’s Indemnitees by a Third Party directly or indirectly from the use by a Third Party of a Product, including any no-Fault claim, to the extent such Losses cannot be allocated to a Party pursuant to Section 12.5.1, shall be shared as Other Operating Income/Expense in accordance with the Financial Exhibit.
          12.5.3 Apportionment of Fault. If any Losses occur by reason of or result from the joint Fault of Astellas and Maxygen, absent the applicability of Section 12.5.2, liability for such Losses under Section 12.5.1(a) and Section 12.5.1(b) shall be apportioned between Astellas and Maxygen according to the percentage of Fault of Astellas and Maxygen. This Section 12.5.3 shall apply even under circumstances where a Third Party bears a percentage of the fault.

     12.6 Claim for Indemnification. Whenever any claim shall arise for indemnification under Section 12.5, the Maxygen Indemnitees or Astellas Indemnitees entitled to indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for the claim. The Indemnifying Party shall promptly assume, and have the right to control, the defense and settlement thereof at its own expense. The Indemnified Party shall not settle or compromise any claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall either the Indemnified Party or Indemnifying Party settle any claim without the prior written consent of the Indemnified Party if such settlement does not include a release from liability on such claim or if such settlement would involve undertaking an obligation other than the payment of money by the settling Party that would bind or impair the non-settling Party, or result in any Licensed Technology, Patent or trademark of the other Party being rendered invalid or unenforceable. The provisions of this Article 12 shall be subject to the dispute resolution procedures of Article 14. For the avoidance of doubt, except as set forth in Section 12.5.2, any Losses covered by the provisions of this Article 12 shall be the sole responsibility of the Indemnifying Party and shall not be shared by the Parties pursuant to this Agreement, including the Financial Exhibit.
     12.7 Reduction of Indemnity Payments. Notwithstanding anything in this Article 12 to the contrary, an indemnity payment owed by one Party to the other Party pursuant to this Agreement shall be reduced by all amounts actually received by the Indemnified Party under insurance policies purchased and maintained by the Indemnifying Party in connection with the claim for which the indemnification related (less all deductibles, costs of collection, and other expenses incurred in connection therewith).
ARTICLE 13
TERM AND TERMINATION
     13.1 Term. This Agreement will commence upon the Effective Date and, except to the extent earlier terminated in whole, or as to a particular Product or region, pursuant to this Article 13, or as otherwise may be agreed by the Parties in writing, shall continue in full force and effect until the cessation (excluding, for the avoidance of doubt, non-permanent suspensions pending review and analysis of relevant circumstances) of all Preclinical Development, Development and Commercialization of Products in the Territory (the “Term”).
     13.2 Termination by Astellas.
          13.2.1 For Convenience. Astellas shall have the right to terminate this Agreement in its entirety, or as to a particular Product, upon [****] months’ prior notice to Maxygen referencing this Section 13.2.1.
          13.2.2 For Adverse Safety/Tox Results. Astellas shall have the right to terminate this Agreement in its entirety, or as to a particular Product, due to Adverse Safety/Tox Results, with

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[****] days notice to Maxygen at any time referencing this Section 13.2.2 and providing Maxygen with all Data supporting such termination together with a detailed written explanation of why Astellas believes that the Adverse Safety/Tox Results justify discontinuing all Development and Commercialization hereunder. For purposes of the foregoing, “Adverse Safety/Tox Results” means, with respect to a particular Product, results from activities hereunder that provide a reasonable basis for the discontinuance by Astellas of all further Development or Commercialization of such Compounds and Products for use in the Field because the risk profile of such Product makes it unlikely that Regulatory Approval within the Field can be obtained or maintained for such Compound or Product in the Major Markets. In the event that Maxygen disputes Astellas’ right to terminate in accordance with this Section 13.2.2, the Parties shall promptly refer such dispute for resolution pursuant to Article 14 and if as a result thereof it is determined that Astellas did not have the right to terminate pursuant to this Section 13.2.2, then such termination shall not be effective unless Astellas provides notice within [****] days of such determination that it desires termination to be effectuated, in which case it shall be deemed to be a termination under Section 13.2.1, effective [****] months following such notice. Notwithstanding the foregoing, if Astellas indicates in its original notice of termination referencing this Section 13.2.2 that it is committing to the termination of this Agreement, then (A) if Maxygen disputes Astellas’ right to terminate in accordance with this Section 13.2.2 and as a result thereof it is determined that Astellas did not have the right to terminate pursuant to this Section 13.2.2, then this Agreement shall terminate effective upon the later of [****] days after such determination or [****] months from the date of Astellas’ original notice of termination referencing this Section 13.2.2, and such termination shall be deemed to be a termination under Section 13.2.1, and (B) Astellas shall have the right, if Maxygen disputes Astellas’ right to terminate in accordance with this Section 13.2.2 at any time after [****] months after the original notice of termination described in the first sentence of this Section 13.2.2 was first given, to provide notice of its desire to terminate for convenience, in which case it shall be deemed to be a termination under Section 13.2.1, effective [****] days following such notice and the dispute shall be terminated upon Maxygen’s receipt of such notice. For the avoidance of doubt, Astellas shall have the right to terminate this Agreement for convenience under Section 13.2.1 in accordance with its terms (including [****] prior notice) at any time notwithstanding having submitted any notice of termination described in the first sentence of this Section 13.2.2, and if Astellas provides such notice under Section 13.2.1 after a notice under this Section 13.2.2 has been given but prior to the effective date of termination pursuant to such notice, then the notice under Section 13.2.1 shall control, and the notice of termination under this Section 13.2.2 shall be of no further effect.
     13.3 Termination for Breach. Either Party may terminate this Agreement in the event the other Party materially breaches this Agreement, and such breach shall have continued for [****] days after notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such [****] day period unless the breaching Party has cured any such breach prior to the expiration of the [****] day period. Notwithstanding the foregoing, in the event the alleged breach in question is not reasonably capable of cure within the foregoing [****]day period, but is otherwise capable of being cured, the breaching Party may submit a reasonable cure plan prior to the end of such initial [****] day cure period, in which case, the other Party shall not have the right to terminate under this Section 13.3 with respect to such alleged breach

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for so long as the breaching Party is diligently implementing such cure plan. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with this Section 13.3, and such alleged breaching Party provides the other Party notice of such dispute within such [****] day period, then the non-breaching Party shall not have the right to terminate this Agreement under this Section 13.3 unless and until an arbitrator, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within [****] days following such arbitrator’s decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Notwithstanding anything to the contrary in this Section 13.3, the Parties acknowledge that termination of this Agreement shall be a remedy of last resort and the breaching Party shall have the right to assert in the event of a dispute for resolution under Article 14, that some other remedy besides termination shall be adequate and appropriate in lieu of termination for the breach in question. If the breaching Party raises such issue for resolution under Article 14, the arbitrator shall reasonably consider non-termination remedies and, provided such material breach is confirmed, look first to impose any such non-termination remedies in lieu of allowing termination of this Agreement so long as such non-termination remedies are adequate, appropriate, and effectively make the non-breaching Party whole in light of all damages incurred including consequential damages (and no termination shall occur pending resolution of any such dispute and in the event such arbitrator finds such non-termination remedies adequate, appropriate, and effective in making the non-breaching Party whole).
     13.4 Cessation of Development and Commercialization.
          13.4.1 Termination by Region for Permanent Cessation of all Development and Commercialization.
               (a) Decision or Cessation in Fact; Notice. If Astellas makes a decision to permanently discontinue, or in fact permanently discontinues, all Preclinical Development, Development and Commercialization of all Products for all Indications (regardless of whether or not such decision is consistent with Astellas’ obligation to use Diligent Efforts hereunder) for (with respect to Development) and in (with respect to Commercialization) (i) the United States, (ii) all of the Major Market Countries in Europe, or (iii) Japan, Astellas shall promptly notify Maxygen in writing of such decision or discontinuation.
               (b) Partial Termination. Upon such decision or discontinuation, Maxygen shall have the right to terminate this Agreement effective upon written notice to Astellas solely with regard to (a) North America in the event of such decision or discontinuation for the United States, (b) Europe in the event of such decision or discontinuation is for all of the Major Market Countries in Europe, or (c) Asia in the event of such decision or discontinuation is for Japan. If at any time this Agreement has been terminated as set forth in this Section 13.4.1 with respect to each of North America, Europe and Asia, then this Agreement shall concurrently terminate in its entirety. For the avoidance of doubt, Maxygen shall only have the right to terminate the Agreement

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with regard to North America, Europe or Asia under this Section 13.4.1 where such decision or discontinuation by Astellas represents a voluntary decision by Astellas to permanently cease all Preclinical Development, Development and Commercialization of all Products for all Indications (i.e., not under circumstances where Astellas is required to cease or is unable to practicably pursue such activities) and, therefore, Maxygen shall not have the right to terminate under this Section 13.4.1 where, for example, Development or Commercialization is halted due to a clinical hold, withdrawal or recall order or other adverse event that forces the Parties to reevaluate the current strategy to advance Products through Development or Commercialization under this Agreement unless and until such time as Astellas elects to permanently cease all Preclinical Development, Development and Commercialization of all Products for all Indications.
               (c) Effect of Termination as to a Particular Region. In the event Maxygen terminates this Agreement pursuant to this Section 13.4.1 only with respect to a particular region (i.e., North America, Europe, and/or Asia), (i) the provisions of Section 13.6 shall apply only to the terminated region and not to any other regions (thus, for example, the obligation to transition trials in Section 13.6.1 shall apply only to trials for the terminated region and the license granted in Section 13.6.4 shall apply only in the terminated region), (ii) the transfer and assignment of Regulatory Filings, Marketing Approvals, and Marks under Sections 13.6.3 and 13.6.5, respectively, shall not apply except to the extent any of the foregoing are in the terminated region, and (iii) all rights and obligations of Astellas with respect to such region shall terminate but this Agreement shall otherwise remain in full force and effect (including with respect to the rest of the Territory not so terminated). For clarity, in the event of termination of this Agreement in its entirety pursuant to this Section 13.4.1, then the provisions of Section 13.6 shall apply as set forth therein.
          13.4.2 Partial Termination by Region for Permanent Cessation Regarding Co-Development Indications.
               (a) Decision or Cessation in Fact; Notice. If Astellas makes a decision to permanently discontinue, or in fact permanently discontinues, all Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications (regardless of whether or not such decision is consistent with Astellas’ obligation to use Diligent Efforts hereunder) — but has not made such a decision or in fact discontinued with respect to Exclusive Indications — for (with respect to Development) and in (with respect to Commercialization) (i) the United States, (ii) all of the Major Market Countries in Europe, or (iii) Japan, Astellas shall promptly give Maxygen written notice (a “CDI Cessation Notice”) of such decision or discontinuation with respect to Co-Development Indications. In such CDI Cessation Notice, Astellas shall (i) identify the applicable Major Market Country(ies) for which Astellas has made such decision (or discontinued) with respect to Co-Development Indications and (ii) confirm that Astellas has not made a decision to discontinue, or in fact discontinued, Preclinical Development, Development and Commercialization of Products for Exclusive Indications in such Major Market Country(ies). In addition, unless (A) Astellas elects to return Maxygen’s Co-Development Indication Costs as provided in Section 13.4.2(c) below or (B) Maxygen does not have the right to terminate Astellas’ license hereunder with respect to Co-Development Indications in North America, Europe and/or Asia, as applicable, for the reason described in Section 13.4.2(b), then the CDI Cessation Notice shall be subsequently supplemented after the period when it becomes clear that neither (A) nor (B) applies, to also identify those Clinical Candidates, if any, which are then in clinical trials or being

Commercialized for Exclusive Indications. For clarity, if Astellas makes a decision to permanently discontinue, or in fact permanently discontinues, all Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications and also for Exclusive Indications, for (with respect to Development) and in (with respect to Commercialization) (i) the United States, (ii) all of the Major Market Countries in Europe, or (iii) Japan, then Section 13.4.1, and not this Section 13.4.2, shall apply with respect to the applicable geographical area.
               (b) Additional Screening for Compounds; Additional Shuffling. Notwithstanding Section 13.4.2(c), below, if the bona fide reason for Astellas’ decision to permanently discontinue, or Astellas’ permanent discontinuation of, Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications is based on a determination that none of the Existing Compounds (and other Compounds meeting the Clinical Candidate Criteria and identified by the Parties in Preclinical Development prior to the effective date of the applicable CDI Cessation Notice) are appropriate Clinical Candidates for Co-Development Indications, and (i) Astellas reasonably believes that additional screening of then-existing libraries of CTLA-4 Variants is reasonably likely to result in the identification of new or additional Compounds (other than existing Compounds) which are contained in such then-existing libraries for potential Development and Commercialization for Co-Development Indications and has requested through the JSC that Maxygen conduct such additional screening as part of Preclinical Development pursuant to an applicable Plan and Budget hereunder, or (ii) Astellas reasonably believes that additional Shuffling to create new libraries of CTLA-4 Variants is reasonably likely to result in the generation of satisfactory new Compounds for potential Development and Commercialization for Co-Development Indications and has requested through the JSC that Maxygen conduct such Shuffling as part of Preclinical Development pursuant to an applicable Plan and Budget hereunder, then Maxygen shall not have the right to receive a repayment of Maxygen’s Co-Development Indication Costs as set forth in Section 13.4.2(c) below, or to terminate Astellas’ rights with respect to Co-Development Indications as set forth in Section 13.4.2(d), below, unless and until either (A) Astellas withdraws its request for (or Astellas representatives on the JSC do not agree to) Maxygen’s conduct of such additional screening of existing libraries, or Shuffling to create new libraries of CTLA-4 Variants, as applicable, in each case as part of Preclinical Development under this Agreement, or (B) in the case of clause (i) above, Maxygen has conducted such additional screening of then-existing libraries as part of Preclinical Development hereunder and disclosed to Astellas all material results thereof, including in any event all results obtained that would be necessary for determining whether the applicable CTLA-4 Variants so screened meet the Compound Criteria (and Astellas has not subsequently provided notice of its intent to move forward as provided below in which case no such repayment or termination shall occur), or (C) in the case of clause (ii) above, Maxygen has conducted additional Shuffling for a period of up to [****] as part of Preclinical Development hereunder and fully disclosed the results thereof to Astellas (and Astellas has not subsequently provided notice of its intent to move forward as provided below in which case no such repayment or termination shall occur). In the event that Maxygen conducts the additional screening and/or additional Shuffling as described in the preceding sentence, Astellas shall notify Maxygen in writing, within [****] days after the disclosure of the results thereof as described above following completion of such screening and/or Shuffling, whether Astellas intends thereafter to move forward

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with Development and Commercialization of Compounds for Co-Development Indications or has decided to maintain its decision to permanently discontinue, or its permanent discontinuation of, Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications (in which event the provisions of this Section 13.4.2(b), other than the last sentence, shall thereafter no longer apply). During such [****] day period, Maxygen shall be available (promptly, and in any event within [****] days following the applicable request) for consultation as reasonably requested by Astellas regarding the results provided to Astellas. The Costs of additional screening of existing libraries, or of Shuffling to create new libraries of CTLA-4 Variants, as described in this Section 13.4.2(b) shall be [****] in accordance with the applicable provisions of the Financial Exhibit unless and until [****], in which event the [****].
               (c) Repayment of Maxygen Co-Development Costs. In the event that Astellas provides Maxygen a CDI Cessation Notice (and provided that Astellas has not, in such CDI Cessation Notice, taken together with any previous CDI Cessation Notices and notices under Section 13.4.1, made a decision to permanently discontinue, or in fact permanently discontinued, all Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications for (with respect to Development) and in (with respect to Commercialization) each of the United States, all of the Major Market Countries in Europe, and Japan), Astellas may in its discretion elect to retain its license hereunder for the applicable geographical area(s) (i.e., North America, Europe or Asia, as applicable) with respect to Co-Development Indications, in which event (i) all Preclinical Development Costs, Development Costs and Operating Expenses for the applicable geographical area (if any) after such CDI Cessation Notice shall be shared in accordance with relevant Sections in the Financial Exhibit as if such costs for the applicable geographic area were costs for ROW (e.g., the cost of a Development activity that is both for the applicable geographic area and for a Co-Development Indication within the Joint Development Territory that is not the applicable geographic area shall still be shared by the Parties in accordance with Section 3.2.1(a) of the Financial Exhibit, and costs of a Development activity that is solely for the applicable geographic area and not for the Joint Development Territory (other than countries, if any, within the Joint Development Territory that are within the applicable terminated geographical area), shall be borne by Astellas subject to Section 3.4 of the Financial Exhibit) and (ii) if the applicable geographical area(s) affected by the CDI Cessation Notice include North America and/or Europe, Astellas shall (except to the extent otherwise provided in Section 13.4.2(b) above) pay to Maxygen an amount equal to Maxygen’s Co-Development Indication Costs for the applicable geographic area(s), plus accrued interest on such amounts from the date(s) incurred by Maxygen (or shared by Maxygen pursuant to Section 4.5 of the Financial Exhibit) prior to such CDI Cessation Notice until such amounts are paid hereunder, calculated at the [****] rate effective as of the last Business Day of the calendar quarter immediately preceding the date of the CDI Cessation Notice, as published by The Wall Street Journal, Internet Edition (or comparable publication if not available), on such date (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by applicable Law. Astellas may make such election to retain its license by express statement of such election in the applicable CDI Cessation Notice (or, if later, by written notice within [****] days after the first date when conditions are such that termination by Astellas is not precluded by the terms and conditions of Section 13.4.2(b)) , and

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otherwise shall be deemed to have waived its right to elect to retain its license under this Section 13.4.2(c) for the applicable geographical area(s) (i.e., North America, Europe or Asia, as applicable) with respect to Co-Development Indications. As used herein, “Maxygen’s Co-Development Indication Costs” means either (A) if the applicable geographical areas covered by the CDI Development Notice include both Europe and North America, the entire share borne by Maxygen (taking into account prior reconciliations pursuant to Section 4.5 of the Financial Exhibit) of all Preclinical Development Costs, Development Costs and Operating Expenses with respect to Products or (B) if the applicable geographical areas affected by the CDI Development Notice include either Europe or North America, [****].
               (d) Partial Termination. If Astellas makes a decision to permanently discontinue, or in fact permanently discontinues, all Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications (regardless of whether or not such decision is consistent with Astellas’ obligation to use Diligent Efforts hereunder) — but has not made such a decision or in fact discontinued with respect to Exclusive Indications — for (with respect to Development) and in (with respect to Commercialization) (i) the United States, (ii) all of the Major Market Countries in Europe, or (iii) Japan, and Astellas does not elect to retain its license and repay Maxygen’s Co-Development Indication Costs as set forth in Section 13.4.2(c), then (except as provided in Section 13.4.2(b), above) Maxygen shall have the right to terminate this Agreement effective upon written notice to Astellas solely with regard to Co-Development Indications for (a) North America in the event of such decision or discontinuation for the United States, (b) Europe in the event of such decision or discontinuation is for all of the Major Market Countries in Europe, or (c) Asia in the event of such decision or discontinuation is for Japan. If at any time this Agreement has been terminated with respect to Co-Development Indications as set forth in this Section 13.4.2(d) (and/or has been terminated as set forth in Section 13.4.1) with respect to each of North America, Europe and Asia, then this Agreement shall concurrently terminate with respect to Co-Development Indications worldwide. For the avoidance of doubt, Maxygen shall only have the right to terminate the Agreement with regard to Co-Development Indications for North America, Europe or Asia under this Section 13.4.2 where such decision or discontinuation by Astellas represents a voluntary decision by Astellas to permanently cease all Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications (i.e., not under circumstances where Astellas is required to cease or is unable to practicably pursue such activities) and, therefore, Maxygen shall not have the right to terminate under this Section 13.4.2 where, for example, Development or Commercialization is halted due to a clinical hold, withdrawal or recall order or other adverse event that forces the Parties to reevaluate the current strategy to advance Products through Development or Commercialization under this Agreement unless and until such time as Astellas elects to permanently cease all Preclinical Development, Development and Commercialization of all Products for all Co-Development Indications.

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               (e) Effects of Partial Termination. In the event of any termination of this Agreement with regard to Co-Development Indications pursuant to Section 13.4.2(d), the following shall apply:
                    (i) Astellas’ licenses hereunder shall terminate for all Compounds and Products with respect to the Co-Development Indications only with respect to the terminated area, i.e. North America, Europe or Asia, as applicable (the “Affected Area”);
                    (ii) Maxygen shall thereafter have the sole right, alone or with Third Parties, to Develop for the Affected Area, and Commercialize in the Affected Area, all Reverted Compounds (as defined below) for Co-Development Indications, subject to the provisions of this Section 13.4.2(e);
                    (iii) As used herein, “Reverted Compounds” means (A) all Compounds known as of the effective date of the applicable CDI Cessation Notice and all other molecules within the libraries of CTLA-4 Variants existing on the effective date of the applicable CDI Cessation Notice (provided, however, that all Clinical Candidates which are, as of the effective date of the applicable CDI Cessation Notice, in clinical trials or being Commercialized for Exclusive Indications, shall be excluded from the definition of “Reverted Compounds” for so long as Astellas retains its exclusive license hereunder with respect to such Clinical Candidates for the Exclusive Indications (such Clinical Candidates being the “Excluded Compounds”)), and (B) molecules (other than any Excluded Compounds) in new CLTA-4 Variant libraries created through Shuffling after the effective date of the applicable CDI Cessation Notice (provided, however, that Astellas-Selected New Compounds, as defined below, shall not be “Reverted Compounds” for so long as Astellas retains its exclusive license hereunder with respect to such Clinical Candidates for the Exclusive Indications);
                    (iv) For so long as Astellas retains its exclusive license hereunder with respect to Clinical Candidates for the Exclusive Indications, Maxygen shall not Develop or Commercialize for Co-Development Indications (or license Third Parties to Develop or Commercialize for Co-Development Indications) any Excluded Compounds or any Astellas-Selected New Compound (as defined below);
                    (v) In the event that following partial termination of this Agreement pursuant to this Section 13.4.2 Maxygen creates one or more new CLTA-4 Variant libraries using Shuffling during the period while Astellas retains its exclusive license hereunder with respect to Products for Exclusive Indications (“New Libraries”), then Maxygen shall provide Astellas all material technical and scientific information and data obtained or reviewed by Maxygen and material to Maxygen’s selection as set forth below, and Astellas may select from such CTLA-4 Variants two (2) “Astellas-Selected New Compounds,” and Maxygen may select two (2) “Maxygen-Selected New Compounds,” as follows: (A) within [****] days after receipt of the information described above in this Section 13.4.2(e)(v) regarding the CTLA-4 Variants in the New Libraries, Astellas may select in its discretion, by written notice to Maxygen, one CTLA-4 Variant

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from the New Libraries which shall thereafter be a “Astellas-Selected New Compound”; (B) within [****] days after such selection by Astellas (or after expiration of the [****] period in clause (A) above if Astellas does not make a selection within such period) Maxygen may select in its discretion, by written notice to Astellas, two (2) CTLA-4 Variants from the New Libraries, which shall thereafter be “Maxygen-Selected New Compounds” (provided, however, that Maxygen shall not so select a CTLA-4 Variant previously selected by Astellas as a Astellas-Selected New Compound pursuant to clause (A) above); and (C) within [****] days after such selection by Maxygen (or after expiration of the [****] period in clause (B) above if Maxygen does not make a selection within such period) Astellas may select in its discretion, by written notice to Maxygen, one (1) additional CTLA-4 Variant, which shall thereafter be a “Astellas-Selected New Compound” (provided, however, that Astellas shall not so select a CTLA-4 Variant previously selected by Maxygen as a Maxygen-Selected New Compound pursuant to clause (B) above);
                    (vi) Astellas shall not Develop or Commercialize for Exclusive Indications or for Co-Development Indications in the event Astellas retains its license hereunder for Co-Development Indications in any country (or license Third Parties to Develop or Commercialize for Exclusive Indications or for Co-Development indications) any Maxygen-Selected New Compounds;
                    (vii) With respect to Preclinical Development, Development and Commercialization (and corresponding Manufacture) of Reverted Compounds for Co-Development Indications by Maxygen and its Affiliates (but not to the extent conducted by or on behalf of any Third Party licensee of Maxygen or its Affiliates) (collectively, “Maxygen Reverted Compound Activities”): (1) such Maxygen Reverted Compound Activities shall be subject to the review and monitoring of the JSC in the same manner and to the same degree that Development and Commercialization by Astellas of Products for Exclusive Indications is subject to review and monitoring of the JSC (including Maxygen having a corresponding deciding vote, as applicable), and subject to a limitation on the JSC’s role with regard to Maxygen Reverted Compound Activities corresponding to the limitation set forth in Section 2.16 on the JSC’s role with regard to Development and Commercialization by Astellas of Products for Exclusive Indications; (2) if Astellas reasonably believes that any proposed Maxygen Reverted Compound Activities would be detrimental to Development and Commercialization activities by or on behalf of Astellas, pursuant to its license hereunder, of Products for Exclusive Indications, Astellas may refer such matter to the JSC for discussion and decision by the JSC (and subject to Maxygen’s deciding vote with respect to those matters specified in this Section 13.4.2(e)(vii)); (3) for so long as Astellas retains any license to Develop and Commercialize Products hereunder, Maxygen and its Affiliates, on the one hand, and Astellas and its Affiliates on the other hand, shall establish and comply with mutually agreed procedures (and, if appropriate, enter into a modified pharmacovigilance agreement) regarding sharing of safety data; and (4) in the event that Astellas retains its license hereunder with respect to Co-Development Indications in any country within the Territory, Maxygen and Astellas and their Affiliates shall provide to the other Party for review of efficacy data obtained with respect to Products for Co-Development Indications and (X) with respect to clinical trials for Co-Development Indications conducted as part of the Development Program hereunder (in the event that Astellas

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retains any license hereunder for North America or Europe with respect to Co-Development Indications), each Party shall have a complete right of access and right of reference with respect to safety and efficacy data generated in connection with such clinical trials and (Y) with respect to other clinical trials for Co-Development Indications, neither Party shall have the right to reference, or submit in its regulatory filings, efficacy data of the other Party generated in such clinical trials without the prior express written consent of the other Party;
                    (viii) In the event that, following any termination of the Agreement with regard to Co-Development Indications in any one or more Affected Areas pursuant to Section 13.4.6(d), Maxygen or its Affiliate grants any Third Party a license to research, develop, manufacture, use or sell any Reverted Compound (or a product containing a Reverted Compound) for any Co-Development Indication, then with respect to Preclinical Development, Development and Commercialization (and corresponding Manufacture) of Reverted Compounds for Co-Development Indications conducted by or on behalf of any such Third Party licensee (including with respect to such activities by Maxygen or its Affiliates on behalf of such licensee) (collectively, “Third Party Reverted Compound Activities”): (1) such Third Party Reverted Compound Activities shall not be subject to review, oversight, management or control by the JSC (and, for clarity, the JSC’s review and monitoring of Maxygen Reverted Compound Activities pursuant to Section 13.4.2(e)(vii) shall not extend to Third Party Reverted Compound Activities); (2) Maxygen shall no longer have the right pursuant to Section 4.2.2 or 4.2.4 to refer to the JSC for resolution concerns regarding the detrimental impact of proposed activities of Astellas, and Astellas shall no longer have the right pursuant to Section 13.4.2(e)(vii) to refer to the JSC for resolution concerns regarding the detrimental impact of proposed activities of Maxygen; (3) for so long as Astellas retains any license to Develop and Commercialize Products hereunder, Maxygen shall contractually require its licensee(s) to (and Astellas and its Affiliates likewise agree to) establish and comply with reasonable, mutually agreed procedures (and, if appropriate, enter into a reasonable, mutually agreed pharmacovigilance agreement) regarding sharing of safety data; and (4) Astellas and Maxygen and their Affiliates, and sublicensees or licenses, shall not be required (except and to the extent such Persons may otherwise agree in writing) to provide any right of access or review, or right of reference or right to include in regulatory filings, efficacy data with respect to Products for Co-Development Indications that is obtained after the date Maxygen grants such license for Co-Development Products to such Third Party;
                    (ix) In the event of termination of this Agreement with regard to Co-Development Indications worldwide pursuant to Section 13.4.2(d), then (i) the provisions of Section 13.6 shall apply only with respect to, and to the extent applicable to, Co-Development Indications and not Exclusive Indications (i.e., Section 13.6.1 shall apply with respect to clinical trials for any Co-Development Indication (but not clinical trials applicable to both Co-Development Indications and Exclusive Indications); Section 13.6.2 shall apply with respect to Products approved for Co-Development Indications and not Exclusive Indications; the transfer and assignment of Regulatory Filings, Marketing Approvals, and Marks under Sections 13.6.3 and 13.6.5, respectively, shall not apply except to the extent any of the foregoing are applicable to Products for Co-Development Indications and not Exclusive Indications; and Sections 13.6.4, 13.6.7, 13.6.8, and 13.6.9 shall apply with respect to Products for Co-Development Indications, but not for Exclusive Indications, and (ii) all rights and obligations of Astellas with respect to such Co-Development

Indications shall terminate (except those rights expressly set forth in this Section 13.4.2(e)), but this Agreement shall otherwise remain in full force and effect; and
                    (x) In the event Maxygen terminates this Agreement with regard to Co-Development Indications pursuant to Section 13.4.2(d) only with respect to a particular Affected Area (i.e., North America, Europe, and/or Asia) and not worldwide, then (i) the provisions of Section 13.6 shall apply only with respect to Co-Development Indications, and only with respect to the Affected Area and not to any other regions (i.e., Section 13.6.1 shall apply with respect to clinical trials for any Co-Development Indication “for” the Affected Area (as “for” is interpreted pursuant to Section 1.74) but not to clinical trials “for” territories for which Astellas retains its license with respect to Co-Development Indications or Phase I Trials applicable to both Co-Development Indications and Exclusive Indications; Section 13.6.2 shall apply with respect to Products approved for Co-Development Indications (and not Exclusive Indications) in the Affected Area; the transfer and assignment of Regulatory Filings, Marketing Approvals, and Marks under Sections 13.6.3 and 13.6.5, respectively, shall not apply except to the extent any of the foregoing are applicable to Products for Co-Development Indications for the Affected Area (and shall not apply with respect to Marks for Products for Exclusive Indications); and Sections 13.6.4, 13.6.7, 13.6.8, and 13.6.9 shall apply with respect to Products for Co-Development Indications, but not for Exclusive Indications, for the Affected Area, and (ii) all rights and obligations of Astellas with respect to such Co-Development Indications for such Affected Area shall terminate (except those rights expressly set forth in this Section 13.4.2(e)), but this Agreement shall otherwise remain in full force and effect.
     13.5 General Effects of Expiration or Termination.
          13.5.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.
          13.5.2 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, expiration or termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.
          13.5.3 General Survival. The following provisions of this Agreement (and of the Financial Exhibit) shall survive expiration or termination of this Agreement for any reason (but solely for the time periods provided in such Articles and Sections, if applicable): Articles 11 (other than Section 11.5.2), 14 and 15 of the Agreement; Sections [****] of the Agreement; Sections 10.5 and 10.6 of the Agreement with respect to litigation, if any, under the applicable section that was initiated prior to the effective date of termination; Article 6 of the Financial Exhibit, and the various notice, reporting and reconciliation obligations set forth in the Financial Exhibit until such time as the notice, reporting and reconciliation obligations applicable to the time period up to and including the effective date of such termination have been fulfilled. Except as otherwise provided in this
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Article 13, all rights and obligations of the Parties under this Agreement, including any licenses granted hereunder, shall terminate upon expiration or termination of this Agreement in its entirety for any reason. In the event Astellas terminates this Agreement only with respect to a particular Product, all rights and obligations of Astellas with respect to such Product shall terminate but the Agreement shall otherwise remain in full force and effect (including with respect to all Products not so terminated); provided, however, that if Astellas terminates with respect to a particular Product under Section 13.2.2, neither Party shall conduct, participate in or sponsor, directly or indirectly, any activities directed toward clinical development, manufacture, and commercialization of such Product nor appoint, license or otherwise authorize any Third Party to conduct such activities. In the event Maxygen terminates this Agreement only with respect to a particular region (i.e., North America, Europe, and/or Asia), all rights and obligations of Astellas with respect to such region shall terminate but the Agreement shall otherwise remain in full force and effect (including with respect to countries in the Territory not so terminated).
          13.5.4 Indemnification. Maxygen shall defend, indemnify, and hold the Astellas Indemnitees harmless, at Maxygen’s cost and expense, from and against any and all Losses payable to a Third Party arising out of any Claims brought against any Astellas Indemnitee by such Third Party resulting directly or indirectly from the research, development, manufacture, sale or other exploitation by or for Maxygen (or any of its Affiliates, contractors or licensees) of any CTLA-4 Variant, Compound, or Product outside this Agreement (other than pursuant to Section 13.6) arising after the effective date of termination (whether this Agreement is terminated as a whole or with respect to a particular Product or jurisdiction) except to the extent attributable to the gross negligence or willful misconduct of a Astellas Indemnitee.
     13.6 Effects of Certain Terminations. If this Agreement is terminated, in its entirety or as to a particular Product or region, by Astellas pursuant to Section 13.2.1 or 13.2.2, or by Maxygen pursuant to Section 13.3, 13.4.1 or 13.4.2, then the provisions of this Section 13.6 shall apply (subject to Section 13.4.1(c) with respect to terminations pursuant to Section 13.4.1, and subject to Section 13.4.2(e)(ix) or (x), as applicable, with respect to terminations pursuant to Section 13.4.2), provided that in case of termination only as to a particular Product or region, Section 13.6 shall apply only to such Product or region (i.e., North America, Europe, and/or Asia), and further provided that this Section 13.6 shall not apply to expiration of this Agreement (nor to termination by Astellas under Section 13.3). Notwithstanding the foregoing, in the event of termination by Astellas pursuant to Section 13.2.2, Sections 13.6.1 and 13.6.2 shall not apply with respect to the Compound(s) and corresponding Product(s) for which Adverse Safety/Tox Results were obtained.
          13.6.1 Ongoing Trials. If there are any ongoing clinical trials with respect to Products being conducted by or under authority of Astellas (or its Affiliate) at the time of notice of termination, Astellas agrees to (i) promptly transition to Maxygen or its designee some or all of such clinical trials and the activities related to or supporting such trials, (ii) continue to conduct such clinical trials for a period requested by Maxygen up to [****] after the effective date of such termination, or (iii) terminate such clinical trials in a manner consistent with applicable Laws; in

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each case as requested by Maxygen. Astellas shall be responsible for the costs of such transition under this Section 13.6.1.
          13.6.2 Commercialization. If requested by Maxygen, Astellas and its Affiliates and sublicensees shall continue to distribute and sell Products already commercially launched as of the effective date of termination in each country within the Territory for which Marketing Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period requested by Maxygen not to exceed [****] from the effective date of such expiration or termination (the “Agreement Wind-Down Period”), provided that Maxygen may terminate this Agreement Wind-Down Period upon [****] days’ notice to Astellas. Notwithstanding any other provision of this Agreement, during this Agreement Wind-Down Period, Astellas’, its Affiliates’ and its sublicensees’ rights with respect to Products (including the licenses granted under Section 9.1) shall be non-exclusive, Maxygen’s obligations under Article 7 shall terminate, and Maxygen shall have the right to engage one or more other partner(s) or distributor(s) of Products in all or part of the Territory. Any Products sold or disposed by Astellas or its Affiliates or sublicensees during this Agreement Wind-Down Period shall be subject to the applicable payments under the Financial Exhibit. After the Agreement Wind-Down Period, Astellas and its Affiliates and sublicensees shall no longer have a right to sell Products hereunder or make any representation regarding their status as a licensee of or distributor for Maxygen for any Product.
          13.6.3 Regulatory Filings. Astellas shall promptly assign and transfer to Maxygen all Regulatory Filings and Marketing Approvals for Products that are held or controlled by or under authority of Astellas or its Affiliates or sublicensees as of the effective date of termination, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings and Marketing Approvals to Maxygen. Astellas shall cause each of its sublicensees to transfer any such Regulatory Filings and Marketing Approvals to Maxygen if this Agreement terminates. If applicable Law prevents or delays the transfer of ownership of any Regulatory Filing or Marketing Approvals to Maxygen, Astellas shall grant, and does hereby grant, to Maxygen an exclusive and irrevocable right of access and reference to such Regulatory Filing and Marketing Approvals for Products, and shall cooperate fully to make the benefits of such Regulatory Filings and Marketing Approvals available to Maxygen or its designee(s). Within [****] days after, as applicable, notice of termination under Section 13.2.1 or 13.2.2, or the effective date of termination by Maxygen under Section 13.3, 13.4.1 or 13.4.2, Astellas shall provide to Maxygen copies of all such Regulatory Filings and Marketing Approvals, and of all Data and other Know-How in document form in its possession and Control pertaining to any Candidate Compounds or Product, or the manufacture or use thereof. Maxygen shall be free to use and disclose such Regulatory Filings, Marketing Approvals and Data and Know-How solely in connection with the exercise of its rights and licenses under this Section 13.6.
          13.6.4 Technology Licenses. Astellas hereby grants Maxygen, effective upon, as applicable, the notice of termination under Section 13.2.1 or 13.2.2, or the effective date of termination by Maxygen under Section 13.3, 13.4.1 or 13.4.2, a non-exclusive, worldwide, irrevocable, fully paid-up license, with the right to sublicense, under (i) any Patent Controlled by

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Astellas or its Affiliates during the term of this Agreement covering Products (including any use or manufacture thereof) that were Developed or Commercialized under the Alliance as of the effective date of termination; provided, however if any such Patent Controlled by Astellas is subject to payment obligations to a Third Party, Astellas shall promptly disclose such obligations to Maxygen in writing and such Patents shall be deemed to be Controlled by Astellas only if Maxygen agrees in writing to reimburse all amounts owed to such Third Party as a result of the grant of a license to Maxygen or Maxygen’s exercise of such license, and (ii) any Know-How disclosed to Maxygen under this Agreement or developed or utilized by Astellas in connection with the Alliance; in each case to make, have made, use, sell, offer for sale and import Clinical Candidates, Compounds and Products. Notwithstanding the foregoing, no license shall be granted under this Section 13.6.4 if the Agreement is terminated solely with respect to a Product under Section 13.2 and not with respect to the Agreement in its entirety.
          13.6.5 Marks. Upon the effective date of termination, Astellas hereby assigns and shall cause to be assigned to Maxygen all worldwide rights in and to any Marks specific to one or more Products that Astellas used with Product(s) at Astellas’ costs. It is understood that such assignment shall not include the Astellas name, logo, service mark, or trademark for the Astellas company itself or any Affiliate.
          13.6.6 Sublicensees. Astellas’ sublicensees of Products shall, at the request of Maxygen, be assigned to Maxygen to the furthest extent possible subject to such sublicensee’s prior written consent. In the event Maxygen does not request assignment of such sublicensees or any of such sublicensees does not consent thereto, then the rights of such sublicensees with respect to Products shall terminate upon termination of Astellas’ rights with respect to Products.
          13.6.7 Governance. Any activities undertaken by Maxygen or a Third Party designee with respect to the Products during this Agreement Wind-Down Period or thereafter shall not be subject to the authority of the JSC or any of the provisions of Articles [****] above.
          13.6.8 Transition Assistance. Astellas agrees to reasonably cooperate with Maxygen and its designee(s) to facilitate a smooth, orderly and prompt transition of the Alliance including any ongoing Preclinical Development, Development, Manufacturing and Commercialization of Compounds and Products to Maxygen or its designee(s), during this Agreement Wind-Down Period. Without limiting the foregoing, Astellas shall promptly provide Maxygen copies of customer lists, customer data and other customer information for the Products, which Maxygen shall have the right to use and disclose solely for the purpose of commercializing Products being Commercialized under the Alliance as of the effective date of termination during this Agreement Wind-Down Period and thereafter. Upon request by Maxygen, Astellas shall transfer to Maxygen some or all quantities of Products in its or its Affiliates’ possession (as requested by Maxygen) to the extent not committed to Third Parties, within [****] days after the end of this Agreement Wind-Down Period; provided, however, that Maxygen shall reimburse Astellas for [****] percent ([****]%) of the [****] costs that Astellas actually incurred to manufacture or otherwise acquire the quantities so provided to Maxygen. If any Product was manufactured by any Third Party for Astellas, or Astellas had

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contracts with vendors which contracts relate solely to Products and are necessary or useful for Maxygen to take over responsibility for the Products in the Territory, then Astellas shall to the extent possible and requested in writing by Maxygen, assign all of such Third-Party contracts to Maxygen, and in any case, Astellas agrees to reasonably cooperate with Maxygen to facilitate uninterrupted supply of Products. If Astellas or its Affiliate manufactured any Product at the time of termination, then Astellas (or its Affiliate) shall continue to provide for manufacturing of such Product for Maxygen, at [****] percent ([****]%) of the [****] cost therefor, from the date of notice of such termination until such time as Maxygen is able, using diligent efforts to do so but in any event no longer than the expiration of the Agreement Wind-Down Period, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Product may be procured and legally sold in the Territory
          13.6.9 Return of Materials. Within [****] days after the end of the Agreement Wind-Down Period, Astellas shall destroy all tangible items comprising, bearing or containing any Confidential Information of Maxygen that are in Astellas’ or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to Maxygen, as Maxygen may direct, at Maxygen’s expense, provided that Astellas may retain one (1) copy of such Confidential Information for its legal archives.
          13.6.10 Termination as to a Particular Product. In the event Astellas terminates this Agreement pursuant to Section 13.2.1 or 13.2.2 only with respect to a particular Product, (i) the provisions of this Section 13.6 shall apply only to the terminated Product and not to any other Products (thus, for example, the obligation to transition trials in Section 13.6.1 shall apply only to trials for the terminated Product, and the license granted in Section 13.6.4 shall not apply), (ii) the transfer and assignment of Regulatory Filings, Marketing Approvals, and Marks under Sections 13.6.3 and 13.6.5, respectively, shall not apply to the extent any of the foregoing cover both terminated Products and non-terminated Products (in which case Astellas shall provide licenses, access or other arrangements, to the extent reasonably practicable, to provide Maxygen similar benefits of such provisions with respect to the terminated Product at no cost to Maxygen), and (iii) all rights and obligations of Astellas with respect to such Product shall terminate but this Agreement shall otherwise remain in full force and effect (including with respect to all Products not so terminated).
     13.7 Effects of Terminations for Maxygen’s Breach. In the event that Astellas terminates this Agreement pursuant to Section 13.3, then all licenses granted by Maxygen to Astellas under this Agreement and all rights and obligations of Astellas with respect to this Agreement shall terminate immediately on the effective date of termination and the following provision shall apply: Section 13.6.1 (provided that, notwithstanding anything to the contrary therein, Maxygen shall be responsible for all the costs of such transition and ongoing trials under Section 13.6.1) and the terms and conditions of Article 7 shall not apply to Astellas after the effective date of termination notwithstanding anything to the contrary in Article 7. For clarity, each Party acknowledges that Astellas shall not be required to terminate this Agreement pursuant to Section 13.3 upon breach by

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Maxygen, and may elect to retain its license hereunder, subject to the terms and conditions of this Agreement and without limiting any other rights or remedies of Astellas with respect to such breach.
     13.8 Certain Payments upon Termination.
          13.8.1 Termination by Astellas Under Section 13.2.1. Within [****] days of the effective date of a termination by Astellas of this Agreement in its entirety pursuant to Section 13.2.1, Astellas shall pay Maxygen the amount specified below:
          (a) If the Agreement is so terminated prior to [****], Astellas shall pay to Maxygen an amount equal to [****] as set forth on the Preclinical Development Plan and Budget in effect immediately prior to such termination, [****] pursuant to the Financial Exhibit.
          (b) If Astellas so terminates this Agreement after [****], Astellas shall pay to Maxygen [****] Dollars ($[****]).
          (c) If Astellas so terminates this Agreement after [****].
     13.9 Termination Press Releases. In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by applicable Law or the rules of a recognized stock exchange disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed. To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue [****] in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such [****] period (or such shorter period if required by applicable Law or and the rules of a recognized stock exchange and, in each case as notified to the non-terminating Party in writing) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner. The principles to be observed in such disclosures shall be accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities. Accordingly in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.
ARTICLE 14
DISPUTE RESOLUTION
     14.1 Disputes.
          14.1.1 JSC. Except as otherwise provided herein, any disputes relating to the Alliance or arising out of or in connection with this Agreement shall be first submitted to the JSC for

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resolution. The JSC will hear the disputed matter and attempt to reach a decision with respect to such disputed matter in as timely a manner as possible, and in all cases within [****] after the submission by either Party of the disputed matter to the JSC. If the JSC is unable to resolve any dispute within such [****] period, such matter shall be subject to resolution under Section 14.1.2.
          14.1.2 CEOs. If the JSC is unable to resolve any dispute relating to the Alliance or arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the CEOs (or an executive officer designated by the CEO) of the Parties for attempted resolution by good faith negotiations within [****]. In such event, each Party shall cause its CEO or the CEO’s designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute. If the CEOs (or designated executive officer) of the Parties are unable to resolve such dispute for which a Party has the right under Section 2.7 to cast a deciding vote, such matter shall be resolved by such Party casting its deciding vote in accordance with Section 2.7.
     14.2 Arbitration. Except with respect to disputes involving the intellectual property rights of a Party (subject to Section 14.3) and any matter for which a Party has the right under Section 2.7 to cast a deciding vote, the Parties agree that any dispute or controversy relating to the Alliance or arising out of or in connection with this Agreement, or the validity, enforceability, construction, performance or breach hereof, which is not resolved under Section 14.1, shall be finally settled by binding arbitration under this Section 14.2 under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the parties hereto. The place of the arbitration proceeding shall be in San Francisco, California. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The parties shall use good faith efforts to complete arbitration under this Section 14.2 within [****] following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such [****] period.
     14.3 Intellectual Property Disputes. Any disputes related to intellectual property rights of the Parties which are not resolved under Section 14.1 shall be brought to a court of competent jurisdiction in the country in which such intellectual property rights were granted.
     14.4 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Section 14.1, 14.2 or 14.3 as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such

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equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable Law.
ARTICLE 15
MISCELLANEOUS
     15.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive Laws of the State of New York, without reference to conflicts of Laws principles. Notwithstanding the above, any dispute regarding validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.
     15.2 Assignment. This Agreement shall not be assignable or otherwise transferred, in whole or in part, by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 15.2, any attempted assignment or transfer of this Agreement shall be null and void.
     15.3 Limitation on Liability. EXCEPT FOR BREACH OF SECTION 11.1, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY. NOTHING IN THIS SECTION 15.3 IS INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTIONS 12.5 AND 12.6 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.
     15.4 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or [****] after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or

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other disruption is then in effect or comes into effect within [****] after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.
     If to Maxygen,

addressed to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Telecopy: (650) 298-5869

with copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Telecopy: (650) 298-5803

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: David W. Stevens
Telephone: (650) 493-9300
Telecopy: (650) 493-6811
If to Astellas,

addressed to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Business Development
Telephone: (813) 3244-2500
Telecopy: (813) 5203-7164

with a copy to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome

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Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Legal
Telephone: (813) 3244-3231
Telecopy: (813) 3244-5811
     15.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
     15.6 Severability. If any provision hereof is held invalid, illegal or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
     15.7 Entire Agreement/Modification. This Agreement, including its Exhibits, sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties including the Prior CDA and the existing Material Transfer Agreement by and between the Parties dated June 24, 2008 with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.
     15.8 Non-Solicitation. For a period of two (2) years after the Effective Date, neither Party shall, either directly or indirectly, solicit any employee of the other Party primarily dedicated to the Preclinical Development Program, or to Development, Manufacturing, Commercialization or other activities under the Alliance, to terminate his or her employment with such other Party and become employed by such other Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. Nothing herein shall be construed to prohibit either Party from hiring any employees that: (i) first make contact with such Party on their own initiative regarding employment; (ii) are identified to such party as a result of a non-directed third party executive search; or (iii) respond to advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical or media in general circulation.
     15.9 Relationship of the Parties. The Parties agree that the relationship of Maxygen and Astellas established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, joint venture, partnership or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.
     15.10 Force Majeure. Except with respect to payment of money, neither Party shall be liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonably control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than [****], the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.
     15.11 Third Party Beneficiaries. Except for the rights to indemnification provided for a Party’s Indemnitees pursuant to Section 12.5, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Maxygen and Astellas, and except for such rights to indemnification expressly provided pursuant to Section 12.5, no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.
     15.12 Advice of Counsel. Astellas and Maxygen have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.
     15.13 Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Astellas and Maxygen, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.
     15.14 Further Assurances. At any time or from time-to-time on and after the Effective Date, either Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment,

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transfer or license consistent with the provisions of this Agreement, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.
     15.15 Compliance with Laws/Other.  Notwithstanding anything to the contrary contained herein, each Party shall comply with, all applicable Laws in connection with its performance under this Agreement, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States, Japan and other applicable jurisdictions. In addition, each Party shall conduct its activities under the Alliance in accordance with good scientific and business practices.
     15.16 Governmental Matters.
          15.16.1 Governmental Filings. Subject to Section 11.5.1, to the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonable required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.
          15.16.2 License Registrations. Astellas may, at its expense, register the exclusive license granted under this Agreement in any country of, or community or association of countries in, the Territory. Maxygen shall reasonably cooperate in such registration at Astellas’ expense. Upon request by Astellas, Maxygen agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Astellas and Maxygen and reasonably submitted to it by Astellas from time to time in order to effect the foregoing registration in such country. No such “short form” license shall be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement shall control.
     15.17 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.
[The remainder of this page intentionally left blank intentionally; the signature page follows.]

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

MAXYGEN, INC.		ASTELLAS PHARMA, INC.

By:	/s/ Grant Yonehiro	By:	/s/ Masafumi Nogimori

Name:	Grant Yonehiro	Name:	Masafumi Nogimori

Title:	CBO & SVP Development Programs	Title:	President & CEO
List of Exhibits:
•	Exhibit 1.5—Asia

•	Exhibit 1.16—Existing Compounds

•	Exhibit 1.17—Compound Criteria

•	Exhibit 1.33—Financial Exhibit

•	Exhibit 1.38—Autoimmune Diseases and Conditions

•	Exhibit 1.46—Major Market Countries

•	Exhibit 1.50.2—Maxygen Patents

•	Exhibit 2.5—Initial Committee Membership

•	Exhibit 3.2—Initial Preclinical Development Plan

•	Exhibit 3.3—Clinical Candidate Criteria

•	Exhibit 6.1.3(a) —Commercial Supply Terms and Conditions

•	Exhibit 6.4—Insurance Requirements

•	Exhibit 10.3.1—Core Countries

•	Exhibit 11.2—Existing Agreements

•	Exhibit 11.5—Form Mutual Press Release

•	Exhibit 11.5.2—Press Release Events

•	Exhibit 12.2.7—Existing Third Party Licenses

EXHIBIT 1.5
ASIA
“Asia” shall mean the following countries, and their territories and possessions:
[****].

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EXHIBIT 1.16
EXISTING COMPOUNDS
     The following is a list of Existing Compounds as of the Effective Date:
     [****]

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EXHIBIT 1.17
COMPOUND CRITERIA
         A CTLA-4 Variant must meet each of the following three criteria to be classified as a Compound:
1.	[****] greater than or equal to [****], measured under the same conditions using a [****]

2.	Greater than or equal to [****]:
a. [****]
b. [****]
c. [****]
d. [****]
3.	Less than or equal to [****]

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EXHIBIT 1.33
FINANCIAL EXHIBIT
     This Exhibit (“Financial Exhibit”) to the Co-Development and Commercialization Agreement between Maxygen and Astellas effective as of September 18, 2008 (“Agreement”) sets forth the financial terms of the Alliance between Maxygen and Astellas under the Agreement, including the running royalties, and financial definitions, allocations and related financial reconciliation procedures to be followed in calculating Preclinical Development Costs and Development Costs, and, in the event that Maxygen exercises its Co-Promotion Option in the Joint Commercialization Territory, Distributable Profits in the Joint Commercialization Territory, and any required reconciliation between the Parties with respect thereto.
     For clarity, the Alliance is not intended to be, and is not, a legal entity and, as used in this Financial Exhibit, references to the Alliance are used for identification purposes only.
     All record keeping and accounting for costs and revenues under the Alliance shall be conducted by each Party in accordance with Accounting Standards.
     The contents of this Financial Exhibit are hereby incorporated into the Agreement and are governed by the terms and conditions of the Agreement, including, without limitation, the confidentiality provisions set forth in Article 11 of the Agreement. In the event of any conflict between this Financial Exhibit and any provision in the main body of the Agreement, the provision in the main body of the Agreement shall govern and control. All capitalized terms used herein not otherwise expressly defined herein shall have the meanings ascribed thereto in the Agreement.
ARTICLE 1
MILESTONE PAYMENTS
     1.1 Milestones.
          1.1.1 Milestone Payments. Subject to Sections 1.2, 1.3, and 1.4 below, Astellas shall pay to Maxygen the milestone payments set out below following the first achievement under the Alliance of the corresponding milestone event below (each, a “Milestone”) with respect to each Compound to achieve such Milestone (for the first corresponding Product containing such Compound to achieve such Milestone) for each of the Indications specified below:

		Milestone	Milestone
		Payment for	Payment for
		[****]	[****]
No.	Milestone Event	Indication:	Indication:
1.	[****]	$[5,000,000]

2.	[****]	$[****]	$[****]

3.	[****]	$[****]	$[****]

4.	[****]	$[****]	$[****]

5.	[****]	[****]	$[****]

6.	[****]	$[****]	$[****]

7.	[****]	[****]	$[****]

8.	[****]	$[****]	$[****]
          1.1.2 Certain Terms. For the purposes of the milestone payments due under Section 1.1.1:
(a)	“[****]” shall be deemed to occur upon [****].

(b)	“[****]” shall be deemed to occur on [****].

(c)	“[****]” of a [****] shall be deemed to occur upon the [****].
          1.1.3 [****]. In the event Milestone 3 ([****]) is achieved by [****] (as defined below) with respect to a Product containing such Compound (and Milestone 4 has not yet been achieved for such Compound), then Astellas shall pay to Maxygen, together with the amount due for achievement of Milestone 3, an amount equal to [****] percent ([****]%) of the milestone payment that would be due for achievement of Milestone 4 ([****]) with respect to such Compound for the same Indication, and if such amount has been paid prior to subsequent achievement (if any) of such Milestone 4 with respect to such Compound for such Indication, then the payment for such achievement of Milestone 4 for such Indication shall be reduced by [****] percent ([****]%). As used herein, “[****]” means a [****] of a Product, where such [****] is designed to obtain data intended (assuming applicable endpoints are met) to [****].

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2

     1.2 Additional Compounds/Products. Any Milestone payable by Astellas pursuant to Section 1.1.1 above shall be made no more than once with respect to the achievement of each Milestone by a particular Compound for a Co-Development Indication and for an Exclusive Indication (which payment, in each case, shall be made for the first corresponding Product containing such Compound to achieve the applicable Milestone), provided that, Milestone 1 in the table in Section 1.1.1 shall be payable by Astellas only once upon the achievement of such Milestone by a Compound for any Indication. For the avoidance of doubt, for the purposes of the foregoing (i) a Compound (and corresponding Products containing such Compound) shall be deemed as different from another Compound (and corresponding Products containing such Compound) so long as such Compounds have different generic names and not due to difference in formulation or other small differences, and (ii) different Products containing the same Compound shall be deemed the same Product (regardless of the difference or duplication in Indication). Except as provided in Section 1.4, if any new Compound such as a Next Generation Compound (or the first corresponding Product containing such new Compound) is developed under the Alliance for either an Exclusive Indication or a Co-Development Indication in respect of which Co-Development Indication or Exclusive Indication one (1) or more Milestones set out in Section 1.1.1 have already been achieved (and the corresponding payments made by Astellas in accordance with this Article 1) for a previous Compound or Product, and provided that Section 1.4 below does not apply (i.e., Section 1.4 shall apply if the new Compound is acting as a replacement Product or a Backup Compound rather than a new Compound or a Next Generation Compound), then, in lieu of the amounts specified in Section 1.1.1 above, Astellas shall pay [****] percent ([****]%) of the amounts set forth in Section 1.1.1 upon the achievement of the particular Milestone by any such new Compound (or the first corresponding Product containing such new Compound) with respect to an Exclusive Indication or a Co-Development Indication, as applicable, which Milestone was previously achieved by a different Compound or Product (and the corresponding payments made by Astellas in accordance with this Article 1). For clarity, if any Next Generation Compound (or corresponding Product) achieves a particular Milestone which has not previously been achieved with respect to a different Compound or Product (and the corresponding payments made by Astellas in accordance with this Article 1), then the full milestone payment set forth in Section 1.1.1 shall be due and payable for achievement of such Milestone by such Next Generation Compound.
     1.3 Timing.
          1.3.1 If a subsequent Milestone is achieved with respect to a particular Compound (or the first corresponding Product containing such Compound) for either an Exclusive Indication or a Co-Development Indication before a prior Milestone for such Indication (“prior” and “subsequent referring to a lower or higher, respectively, number corresponding to such Milestone in the table in Section 1.1.1 above; e.g. Milestone 3 being “prior” to Milestone 5), then all such prior Milestones for the applicable Indication (i.e., the relevant Exclusive Indication or Co-Development Indication) shall be deemed achieved upon achievement of the subsequent Milestone for such Indication and

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shall become payable (if not previously paid) in accordance with this Article 1, provided that, nothing in this Section 1.3 shall be interpreted to require Astellas to pay the milestone payment corresponding to Milestone 1 in the table in Section 1.1.1 more than once with respect to a particular Compound (or the corresponding Products containing such Compound).
          1.3.2 If Milestone 2 set out in the table in Section 1.1.1 above (for [****]) is achieved by a Compound (for the first corresponding Product containing such Compound to achieve Milestone 2), and (a) such Compound has been designated as a Clinical Candidate for Co-Development Indications by the JSC but Astellas has not determined whether or not such Compound is to be Developed for an Exclusive Indication, (b) such Compound has not been designated by the JSC specifically for a Co-Development Indications and Astellas has not determined whether or not such Compound is to be Developed for an Exclusive Indication, or (c) such Compound has been designated as a Clinical Candidate for a Co-Development Indication and Astellas has determined such Compound is to be Developed for an Exclusive Indication, then the Milestone 2 shall be deemed achieved by such Compound (for the first corresponding Product containing such Compound to achieve such Milestone 2) with respect to both a Co-Development Indication and an Exclusive Indication, and Astellas shall pay to Maxygen the milestone payment corresponding to such Milestone in the table in Section 1.1.1 with respect to both a Co-Development Indication and an Exclusive Indication. If Milestone 2 is achieved with respect to a Compound (for the first corresponding Product containing such Compound to achieve such Milestone 2) that has been designated by the JSC for Development and Commercialization for a Co-Development Indication, and Milestone 2 has not previously been achieved (and the corresponding payments made by Astellas in accordance with this Article 1) by a Compound (for the first corresponding Product containing such Compound to achieve such Milestone 2) for an Exclusive Indication, then, if Astellas does not achieve Milestone 2 with respect to a Compound for Exclusive Indications prior to the Congruency Payment Date (as defined below), Astellas shall pay to Maxygen on the Congruency Payment Date an amount equal to [****] percent ([****]%) of the milestone payment that would be due upon achievement of Milestone 2 for such Compound with respect to an Exclusive Indication, which amount shall be creditable against the payment due upon the next subsequent achievement (if any) of Milestone 2 with respect to a Compound for an Exclusive Indication. As used herein, “Congruency Payment Date” means the date which follows the date upon which Milestone 2 is achieved with respect to a Compound (for the first corresponding Product containing such Compound to achieve such Milestone 2) that has been designated by the JSC for development for a Co-Development Indication (“Compound A”) by a period equal to [****] percent ([****]%) of the period that it took for Compound A to achieve Milestone 2 from the time when Compound A was at the same stage of preclinical development as the most advanced Compound which Astellas has determined to Develop and Commercialize for an Exclusive Indication at the time Milestone 2 was achieved by Compound A.

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     1.4 Discontinued Compounds/Products. The milestone payments due under Sections 1.1 and 1.2 shall be made with respect to each Compound (for the first corresponding Product containing such Compound to achieve the applicable Milestone) as described above, provided however that, if all development of a particular Compound (and all corresponding Product(s) containing such Compound) under the Alliance ceases (“Discontinued Compound/Product”) after Astellas has made any payment with respect to such Discontinued Compound/Product under Section 1.1, 1.2, or 1.3 above in respect of the achievement of any Milestone by such Discontinued Compound/Product, then there shall be no payment due upon the accomplishment of the same Milestone(s) (i.e., the Milestones for which payments were made) with respect to the next or any subsequent Compound such as a Backup Compound (or corresponding Product containing such Compound) for the same Indication (Indication being an Exclusive Indication or Co-Development Indication) for which such Discontinued Compound/Product was being Developed. When Milestones set out in Section 1.1.1 are achieved with respect to such Compound (or the first corresponding Product containing such Compound) corresponding to milestone payments that were not previously paid with respect to the Discontinued Compound/Product, then any such milestone payments that were not previously paid shall be payable pursuant to Section 1.1, 1.2, and 1.3, as applicable. For the avoidance of doubt, this Section 1.4 shall apply whether such Discontinued Compound/Product was the first Compound or a new Compound (such as a Next Generation Compound) as provided under Section 1.2.
     1.5 Reports and Payments. Each Party shall notify the other Party in writing within [****] days following its achievement of any of the milestones in the table in Section 1.1.1 above (each such notice, a “Milestone Achievement Notice”), and Maxygen shall include an invoice with such Milestone Achievement Notice or shall send an invoice to Astellas upon receipt of such Milestone Achievement Notice, as appropriate. Payment of the amount corresponding to such Milestone shall be due within [****] days after the date of such invoice. For the avoidance of doubt and subject to Sections 1.2 and 1.4, the milestone payments set forth in this Article 1 shall neither be refundable nor creditable against any future milestone payments (except as provided in Section 1.3.2), royalties or other payments by Astellas to Maxygen under the Agreement (including, any reimbursement of Maxygen’s Costs pursuant to Section 4.1.4(b) of the Agreement and Section 3.2.2(a) of this Financial Exhibit in the event Maxygen exercises the Maxygen Opt-Out Right), nor shall such milestone payments be taken into account in calculating the Parties’ sharing of Preclinical Development Costs and/or Development Costs and/or, to the extent applicable, Distributable Profits under Articles 3 and 4 below.
ARTICLE 2
ROYALTIES
     2.1 Royalty Payments. Subject to the terms and conditions of the Agreement and this Financial Exhibit (including this Article 2), Astellas shall pay to Maxygen running royalties at the rates set out in this Section 2.1 on Net Sales by Astellas, its Affiliates and sublicensees granted

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sublicenses under Section 9.1.3(a) of the Agreement (“Sublicensees”) in the Royalty Bearing Territory of: (a) Products for an Exclusive Indication; and (b) Products for a Co-Development Indication. For clarity, with respect to Products described in clause (a) above, the “Royalty Bearing Territory” is all jurisdictions throughout the Territory, as defined in clause (i) of Section 1.65 of the Agreement; and with respect to Products described in clause (b) above, the “Royalty Bearing Territory” is all jurisdictions throughout the Territory, excluding the Co-Promotion Countries with respect to a Product for which Maxygen has exercised its Co-Promotion Option in accordance with Section 5.2 of the Agreement, as defined in clause (ii) of Section 1.65 of the Agreement. In addition, as described further in Section 2.1.1 below, the applicable royalty rate(s) for the purposes of calculating the royalties payable by Astellas shall be determined based upon the aggregate Net Sales of all Products sold in a particular Fiscal Year, without regard to the Indication(s) for which any Product is sold, but excluding Net Sales of Co-Promotion Products in applicable Co-Promotion Countries.
          2.1.1 Base Royalty Rate. The following table sets out the base royalty rates (“Base Royalty Rates”) applicable to the calculation of the running royalties payable by Astellas on Net Sales by Astellas, its Affiliates and Sublicensees:

Aggregate Annual Net Sales of All Products	Base Royalty Rate
Portion of Aggregate Annual Net Sales less than [****] Dollars ($[****])	[****]	%

Portion of Aggregate Annual Net Sales equal to or exceeding [****] Dollars ($[****]) up to and including [****] Dollars ($[****])	[****]	%

Portion of Aggregate Annual Net Sales in excess of [****] Dollars ($[****])	[****]	%
     As used in this Financial Exhibit, “Aggregate Annual Net Sales” shall mean the [****]. For the avoidance of doubt, [****].
     EXAMPLE: For clarity, an example of the calculation of base royalties payable by Astellas to Maxygen using the Base Royalty Rate set out in this Section 2.1.1 follows.
     [****]

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          2.1.2 Certain Additions to Royalties. Notwithstanding Section 2.1.1 above, the running royalties payable by Astellas to Maxygen on Net Sales by Astellas, its Affiliates and Sublicensees shall be adjusted as set out in this Section 2.1.2 on a Product-by-Product basis in the circumstances described in this Section:
               (a) If Maxygen does not exercise the Maxygen Opt-Out Right in accordance with Section 4.1.4(b) of the Agreement with respect to a particular Product for Co-Development Indication, Astellas shall pay to Maxygen an additional royalty of [****] percent ([****]%) of aggregate Net Sales of such Product for Co-Development Indications sold by Astellas, its Affiliates and Sublicensees within the then-current countries in Europe; and
               (b) If (i) Maxygen has not exercised the Maxygen Opt-Out Right in accordance with Section 4.1.4(b) of the Agreement with respect to a particular Product for Co-Development Indication, and (ii) there are any countries within the Joint Commercialization Territory which are not Co-Promotion Countries for the applicable Product; then, Astellas shall pay to Maxygen additional royalty of [****] percent ([****]%) of aggregate Net Sales of such Product for Co-Development Indications sold by Astellas, its Affiliates and Sublicensees in such country(ies) (which are not Co-Promotion Countries for such Product) within the Joint Commercialization Territory. For the avoidance of doubt, upon Maxygen’s exercise of its co-promotion termination rights under Section 5.2.9 of the Agreement, the royalties in this Section 2.1.2(b) shall apply, and the sharing of Distributable Products in accordance with Section 3.3 shall not apply, with respect to the country(ies) and applicable Product for which Maxygen exercised its termination rights.
               (c) It is understood that the additional royalties for a particular Product pursuant to Section 2.1.2(a) and/or Section 2.1.2(b) above shall not affect the royalty rates applicable to the calculation of running royalties payable by Astellas pursuant to this Section 2.1 on: (i) Net Sales of the same Product in jurisdictions outside Europe and/or the Joint Commercialization Territory, as applicable; nor (ii) Net Sales of any Products other than such Product. Further, for the avoidance of doubt, if Maxygen exercises the Maxygen Opt-Out Right with respect to a particular Product for a Co-Development Indication, the royalties payable by Astellas pursuant to this Section 2.1 on Net Sales of such Product by Astellas, its Affiliates and Sublicensees throughout the Royalty Bearing Territory shall be calculated using the Base Royalty Rates set out in Section 2.1.1 above.
               (d) If Maxygen does exercise the Co-Promotion Option for a Co-Promotion Product in accordance with Section 5.2 of the Agreement; then, no royalty shall be due to Maxygen hereunder with respect to Net Sales of such Product for which Maxygen will receive a share of Distributable Profits in accordance with Article 3 of this Financial Exhibit.

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     ADDITIONAL EXAMPLES: For clarity, additional examples of the calculation of royalties payable by Astellas to Maxygen pursuant to Sections 2.1.1 and 2.1.2 follows.
     [****]
     [****]
          2.1.3 Royalty Offsets and Reductions; Floor. The running royalties payable by Astellas to Maxygen on Net Sales by Astellas, its Affiliates and Sublicensees under Section 2.1.1 shall be adjusted as set out in this Section 2.1.3 on a Product-by-Product basis in the circumstances described in this Section:
               (a) Third Party Payments. Subject to the maximum reduction of royalties owed to Maxygen with respect to Net Sales of a Product specified in Section 2.1.4 below, Astellas may deduct up to [****] percent ([****]%) of the royalties owing to any Third Party (“Third Party Payments”) under a Third Party License entered into in accordance with Section 10.4 of the Agreement (and agreed or determined to be reasonably necessary thereunder) as a result of the grant of the license to Astellas, the grant of a sublicense to Maxygen in accordance with Section 9.2 of the Agreement or the conduct by or under the authority of either Party of activities under and in accordance with the Agreement including Preclinical Development, Development, Manufacture and/or Commercialization of any Product, from the royalties owed to Maxygen pursuant to Section 2.1 of this Financial Exhibit with respect to Net Sales of such Product (and Astellas shall not deduct amounts owing under any Third Party License from any other payments by Astellas to Maxygen under the Agreement), provided that, in no event shall any deduction under this Section 2.1.3(a) cause the royalties paid to Maxygen pursuant to Section 2.1 of this Financial Exhibit in any particular calendar quarter to be reduced to less than [****] percent ([****]%) of the royalties that would otherwise be payable with respect to such Product. Any amounts paid by Astellas and included in this Section 2.1.3(a) pursuant to Section 10.5 of the Agreement not deducted in a Fiscal Year may be credited in following Fiscal Years subject to the [****] percent ([****]%) limit for each such Fiscal Year.
               (b) Generic Competition. In the event there is Generic Competition (as defined below) for a Product in any country in which such Product is sold, the royalties owed to Maxygen pursuant to Section 2.1.1 of this Financial Exhibit for such Product shall thereafter be reduced as set forth in this Section 2.1.3(b), subject to the maximum reduction of royalties due to Maxygen specified in Section 2.1.4 below, with respect to Net Sales of such Products sold in such country (unless and until such Generic Competition ceases as described below). The reduced royalties for sales of such Product in such country shall be calculated by reducing (only for purposes of determining applicable Base Royalty Rates and calculating royalty amounts owed) the Net Sales of such Products in such country by [****] percent ([****]%).

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                    (i) As used herein, “Generic Competition” means that sales of Generic Product in such country equal or exceed, on a unit volume basis, [****] percent ([****]%) of the total market share of all Products and Generic Products combined in any calendar quarter. Generic Competition shall be deemed to have ceased for purposes of this Section 2.1.3(b) when sales of Generic Products in such country, on a unit volume basis, fall below [****] percent ([****]%) of the total market share of all Product and Generic Products combined in any calendar quarter, and in the event Generic Competition so ceases, the reduction on royalties for Net Sales of the applicable Product in such country set forth in this Section 2.1.3(b) shall thereafter no longer apply unless and until such time as there is again Generic Competition in such country.
                    (ii) As used herein, a “Generic Product” with respect to a Product shall mean any product, other than a Product sold by or for Astellas or its Affiliates or its or their sublicensees (but, for the avoidance of doubt, including a Product if sold by a Third Party not sublicensed for such Product by Astellas), that is sold under a marketing authorization granted by a Regulatory Authority to a Third Party for the same or an overlapping indication or indications as the relevant Product, where such marketing approval was obtained based upon submission of an abbreviated regulatory data package rather than submission of the full preclinical and clinical safety and efficacy data that would be required for a new molecule by virtue of its similarity to a Product (excluding, for the avoidance of doubt, approval based upon a grant by Astellas or its Affiliate or any Sublicensee of a right of reference to data related to any Product), either (1) through a formalized regulatory process for approval of “biosimilar” or “generic” versions of biological pharmaceutical products in the applicable country, or (2) if no such formalized regulatory process for approval of “biosimilar” or “generic” versions of biological pharmaceutical products exists in such country, because such product contains as an active pharmaceutical ingredient a CTLA-4 variant molecule that has the same amino acid sequence as the Compound that is the active pharmaceutical ingredient in the applicable Product (or such CTLA-4 variant is so substantially similar to the Compound that it is treated as the same molecule, for regulatory purposes, as the applicable Compound in the relevant Product). Notwithstanding the foregoing, the following shall not be considered Generic Products for purposes of this Section 2.1.3(b): (X) belatacept or abatacept (and any products containing either or both), (Y) any product containing as an active pharmaceutical ingredient a molecule that has the same amino acid sequence as abatacept or belatacept, and (Z) any product that is approved on the basis of being a “generic” or “biosimilar” version of abatacept or belatacept (i.e., is approved on the basis of similarity of its active pharmaceutical ingredient to either abatacept or belatacept in the manner described above with respect to Generic Products approved on the basis of similarity to the relevant Compound).
               (c) Combination Products. In the event that a Product is sold in a particular country in the Royalty Bearing Territory for a single price in combination with one or more other active pharmaceutical ingredients (i.e., a chemical or biological entity for performing a therapeutic or prophylactic function distinct from the enhancement of the activity or bioavailability

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of the Compound itself) for which no royalty would be due hereunder if sold separately (a “Combination Product”), the Net Sales of the Combination Product in such country, for the purpose of determining royalty payments hereunder, shall be calculated by adjusting the Net Sales of such Combination Product to equal a pro rata portion of the Net Sales of such Combination Product (or Product bundle as the case may be) determined on the basis of the Compound’s contribution to the fair market value of the Combination Product (or Product bundle as the case may be), provided however, that in no event will the Net Sales of such Combination Product be reduced by more than [****] percent ([****]%) on account of such adjustment. Fair market value of the Compound and other active pharmaceutical ingredient shall be determined, to the extent possible, by the comparative list prices of the Compound and such other active pharmaceutical ingredient when sold separately and independently, or otherwise by reference to other reasonable methods of estimating relative fair market value.
               (d) Valid Claim. In any country in the Royalty Bearing Territory where there is no Valid Claim that would be infringed, absent a license, by the making of (which would infringe a composition claim to nucleic acid sequences encoding a Compound or to a genus encompassing such nucleic acid sequences), or the use or sale of, a particular Product (or corresponding Compound) in such country at the time of sale of such Product in such country, or all Valid Claims in such country that would be so infringed have expired or otherwise been finally held invalid or unenforceable before the end of the Royalty Term (as defined below), the Net Sales of such Product for such country for the purposes of calculating of royalties pursuant to Section 2.1.1 hereunder with respect hereto during the Royalty Term (both for royalty amounts owed by Astellas under Section 2.1.1 and for determination of the Base Royalty Rates) shall be reduced by [****] percent ([****]%) of the actual Net Sales thereof.
          2.1.4 Royalty Floor. Notwithstanding any other provision in this Financial Exhibit (including any provisions for deductions or offsets from or against royalty payments due to Maxygen), in no event shall the royalties payable by Astellas to Maxygen with respect to Net Sales of Products by Astellas, its Affiliates and Sublicensees under Section 2.1.1 be reduced pursuant to the provisions of Section 2.1.3 to an amount that is less than [****] percent ([****]%) of the royalties set forth in the table in Section 2.1.1 above. For clarity, the provisions of Section 2.1.3 shall apply to the royalties in Section 2.1.1, but not to the additional royalties payable by Astellas to Maxygen on Net Sales of Product by Astellas, its Affiliates and Sublicensees under Section 2.1.2.
     2.2 Royalty Term. Astellas’ obligation to pay royalties under this Article 2 shall continue with respect to sales of Product in a particular country within the Royalty Bearing Territory, on a Product-by-Product and country-by-country basis until the later of: (a) the expiration of all (or the first date when there ceases to be any) Valid Claims Controlled by Maxygen covering such Product

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and/or the making of (which would infringe a composition claim to nucleic acid sequences encoding a Compound or to a genus encompassing such nucleic acid sequences), or use or sale of, such Product (or corresponding Compound) in the country where such Product is sold; and (b) fifteen (15) years from the first commercial sale of such Product in such country (the “Royalty Term”). Following the Royalty Term with respect to a particular Product and country, royalties shall no longer be due hereunder therefor and the licenses set forth in the Agreement shall become non-exclusive, fully-paid-up, sublicensable, royalty-free, transferable, perpetual and irrevocable with respect to such Product and such country. For clarity, expiration of the Royalty Term shall not impact sharing of Distributable Profits for Co-Promotion Products or payment obligations with respect to the purchase of Product supplied by Maxygen.
     2.3 Royalty Reports. Commencing with the first commercial sale of the first Product with respect to which royalties are payable by Astellas under this Article 2, within [****] days after the end of each calendar quarter, Astellas shall deliver to Maxygen a true and accurate written report setting out in reasonable detail (on a Product-by-Product and country-by-country basis within the applicable Royalty Bearing Territory) the information necessary to calculate the royalty payments due under Section 2.1 of this Financial Exhibit with respect to Net Sales of Products during such calendar quarter, including:
               (a) units of Products sold during the relevant calendar quarter;
               (b) Gross Sales of Products in the relevant calendar quarter;
               (c) Net Sales of Products in the relevant calendar quarter;
               (d) the royalties due to Maxygen for the relevant calendar quarter, and calculations showing how such royalties were determined, including the royalty rates applied to calculate such royalties;
               (e) all relevant deductions or credits due to Astellas or other adjustments applicable to the calculation of the royalties due to Maxygen for the relevant calendar quarter, all in accordance with the terms of the Agreement and this Financial Exhibit; and
               (f) all relevant exchange rate conversions.
     If no royalties are payable by Astellas to Maxygen in any calendar quarter after the first commercial sale of a particular Product, Astellas shall state the same in the royalty report for the applicable quarter.
     2.4 Timing of Royalty Payments. Simultaneously with the delivery of each royalty report in accordance with Section 2.3 above, Astellas shall pay to Maxygen any royalty payments due pursuant to Section 2.1 for the calendar quarter covered by such royalty report.

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     2.5 Royalties under Existing In-Licenses. Each Party shall be responsible for paying any amounts owed to Third Parties under any agreement between such Party (or its Affiliate) and any such Third Party entered into on or prior to the Effective Date (“Existing In-Licenses”) by reason of the grant to Astellas of the licenses under the Maxygen Technology granted in the Agreement, or the conduct by or under the authority of either Party of activities under and in accordance with the Agreement including as a result of the Preclinical Development, Development, Manufacture and/or Commercialization of any Product. A list of such Existing In-Licenses of each Party is set out on Exhibit 10.5 to the Agreement. Each Party’s payment of amounts under any Existing In-Licenses shall be without any sharing or reimbursement under this Agreement, and shall not be taken into account in calculating the Parties’ sharing of Preclinical Development Costs and/or Development Costs and/or, to the extent applicable, in determining Distributable Profits under Articles 4 and 5 below.
ARTICLE 3
COSTS AND REVENUE SHARING
     3.1 Preclinical Development Costs.
          3.1.1 Cost Sharing. Subject to the terms and conditions of the Agreement and this Financial Exhibit, including Section 3.1.2 herein, the Parties shall share the Preclinical Development Costs incurred in the performance of the Preclinical Development Program in accordance with the Preclinical Development Plan and the Budget, as follows:
               (a) Except as provided in Section 3.1.1(b) or (c) below, Astellas shall be responsible for [****] percent ([****]%), and Maxygen shall be responsible for [****] percent ([****]%), of all such Preclinical Development Costs pertaining to any Compounds;
               (b) Astellas shall be responsible for one hundred percent (100%) of (i) all such Preclinical Development Costs incurred after the designation by the JSC of such Compound as a Clinical Candidate pursuant to Section 3.3.1 of the Agreement pertaining to activities primarily related to Exclusive Indications, (ii) all Preclinical Development Costs incurred for activities designated by the JSC as solely for an Exclusive Indication as set forth in Section 2.3(f) of the Agreement; and (iii) all Preclinical Development Costs incurred for activities that are not for the Joint Development Territory (e.g. specific activities necessary for countries in the ROW).
               (c) Astellas shall be responsible for fifty percent (50%), and Maxygen shall be responsible for fifty percent (50%), of (i) all such Preclinical Development Costs incurred after the designation by the JSC of such Compound as a Clinical Candidate pursuant to Section 3.3.1 of the Agreement pertaining to activities primarily related to Co-Development Indications, other than for activities that are not for the Joint Development Territory (e.g. specific activities necessary for countries in the ROW), and (ii) all Preclinical Development Costs incurred for activities

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designated by the JSC as solely for a Co-Development Indication as set forth in Section 2.3(f) of the Agreement, other than for activities that are not for the Joint Development Territory (e.g. specific activities necessary for countries in the ROW).
               (d) By way of example, and not limitation, (i) toxicology studies and/or in vivo preclinical proof of concept studies that are specific to Co-Development Indications would be shared as set forth in Section 3.1.1(c), (ii) toxicology studies and/or in vivo preclinical proof of concept studies that are specific to Exclusive Indications would be shared as set forth in Section 3.1.1(b), (iii) toxicology studies that are applicable to both Exclusive Indications and Co-Development Indications, or which are not specific to either Exclusive Indications or Co-Development Indications, would be shared as set forth in Section 3.1.1(a), and (iv) toxicology studies which are necessary to support Preclinical Development, Development or Commercialization for one or more countries in ROW (and are not also “for” the Joint Development Territory) would be shared as set forth in Section 3.1.1(b).
          3.1.2 Initial Preclinical Development Funding. Notwithstanding Section 3.1.1 above, Astellas shall be responsible for payment of the first Ten Million Dollars ($10,000,000) of Preclinical Development Costs for payments to Third Parties and internal FTE costs of Maxygen (but not internal FTE costs of Astellas) that would otherwise be shared by the Parties (i.e., excluding Preclinical Development Costs, if any, which would otherwise be allocated 100% to Astellas) incurred by the Parties in the performance of the Preclinical Development in accordance with the Preclinical Development Plan and the Budget pertaining to any Compound(s) or Product(s), and the Cost sharing arrangement specified in Section 3.1.1 above shall not commence until such Preclinical Development Costs that are incurred by the Parties in the performance of the Preclinical Development in accordance with the Preclinical Development Plan and the Budget and that would otherwise be shared by the Parties exceeds Ten Million Dollars ($10,000,000). For the avoidance of doubt, Astellas’ responsibility for the first Ten Million Dollars ($10,000,000) of such Preclinical Development Costs of the Parties pursuant to this Section 3.1.2 shall not be creditable against any milestone, royalty or other payments by Astellas to Maxygen under the Agreement and shall only be taken into account for the purposes of reconciliation and settlement of payments of each Party’s share of Preclinical Development Costs in accordance with Article 4 of this Financial Exhibit.
          3.1.3 Disputes Regarding Allocation of Preclinical Development Costs. In the event of any bona fide dispute between the Parties, that cannot be resolved in accordance with Sections 14.1 of the Agreement, as to the proper allocation between the Parties, pursuant to Section 3.1.1, of Preclinical Development Costs incurred in the performance of the Preclinical Development in accordance with the Preclinical Development Plan and the Budget, such Costs (to the extent disputed) shall be shared by the Parties as described in clause (a) of Section 3.1.1 above (i.e., Astellas shall be responsible for [****] percent ([****]%), and Maxygen shall be responsible for [****] percent ([****]%), of such Preclinical Development Costs), provided, however, that if the

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aggregate amount that is subject to such bona fide dispute exceeds [****] Dollars ($[****]) (e.g. the potential differential for a given Party in sharing Costs or sharing Distributable Profits would exceed [****] dollars ($[****])), such dispute shall be resolved as set forth in Section 14.2 of the Agreement, and such disputed amounts shall be provisionally shared as set forth in this Section 3.1.3 pending final resolution of such dispute.
     3.2 Development Costs.
          3.2.1 Cost Sharing with respect to Development Prior to Exercise of Maxygen Opt-Out Right. Subject to the terms and conditions of the Agreement and this Financial Exhibit, and except as otherwise provided in Section 3.2.2 with respect to Products for which Maxygen has exercised the Maxygen Opt-Out Right, the Parties shall share the Development Costs incurred in the performance of the Development activities for Compounds and Products as follows:
               (a) Except as provided in Section 3.2.1 (b) or (c), below, Astellas shall be responsible for [****] percent ([****]%), and Maxygen shall be responsible for [****] percent ([****]%), of all Development Costs incurred.
               (b) Astellas shall be responsible for one hundred percent (100%) of all Development Costs incurred for (i) Development activities which are intended primarily to support filing of a Marketing Approval Application for a Co-Development Indication in the ROW, (ii) Development activities which are intended primarily to support filing of a Marketing Approval Application for an Exclusive Indication (including clinical trial supply costs and other Development Costs for clinical trials for Exclusive Indications), and (iii) all Development Costs incurred for activities designated by the JSC as solely for an Exclusive Indication as set forth in Section 2.3(f) of the Agreement.
               (c) Astellas shall be responsible for fifty percent (50%), and Maxygen shall be responsible for fifty percent (50%), of all such Development Costs for (i) Development activities which are intended primarily to support filing of a Marketing Approval Application for a Co-Development Indication in the Joint Development Territory, (including clinical trial supply costs and other Development Costs for clinical trials for Co-Development Indications), and (ii) all Development Costs incurred for activities designated by the JSC as solely for a Co-Development Indication for the Joint Development Territory as set forth in Section 2.3(f) of the Agreement.
               (d) By way of example, and not limitation, (i) clinical studies using patients for an Exclusive Indication in order to obtain information regarding efficacy for such Indication would be shared as set forth in Section 3.2.1(b), (ii) clinical studies using patients for a Co-Development Indication in order to obtain information regarding efficacy for such Indication would be shared as set forth in Section 3.2.1(c), and (iii) clinical studies using healthy volunteers to

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obtain preliminary safety information that is not specific to either Exclusive Indications or Co-Development Indications would be shared as set forth in Section 3.2.1(a).
          3.2.2 Cost Sharing with respect to Development After Exercise of Maxygen Opt-Out Right.
               (a) In the event Maxygen provides an Opt-Out Notice to Astellas with respect to a particular Product for a Co-Development Indication in accordance with Section 4.1.3(b) of the Agreement, then:
                    (i) Astellas shall reimburse all of the Costs incurred by Maxygen (and not otherwise reimbursed through sharing or otherwise hereunder) on and from the Effective Date in the performance of Preclinical Development and/or Development activities in accordance with the Preclinical Development and/or the Co-Development Indication Plan and the Budget therefor (excluding for the avoidance of doubt, Costs incurred by Maxygen prior to the Effective Date for any activities relating to any Compound or Product), as applicable, and directed towards such Product (and/or the Compound contained in such Product); and
                    (ii) on and from the date of such Opt-Out Notice, Astellas shall be responsible for one hundred percent (100%) of all future Costs incurred by or for Astellas (including costs and expenses incurred by Maxygen and its Affiliates in conducting activities by or for Astellas to the extent provided in Section 3.4) in the performance of Development, Manufacturing and Commercialization activities (and Preclinical Development activities, if any) with respect to such Compound (if Maxygen has opted out of development of all Products for a Compound) and all Products for which Maxygen has exercised its opt out after the date of such Opt-Out Notice, and Maxygen shall have no further responsibility for any such Costs incurred in the performance of Development, Manufacturing and Commercialization activities (and Preclinical Development activities, if any) with respect to such Product(s), except as provided in Section 3.2.2(b) below.
               (b) If: (i) Maxygen exercises the Maxygen Opt-Out Right in accordance with Section 4.1.3(b) of the Agreement with respect to one (1) or more Products being Developed under the Co-Development Indication Plan (any such Product, an “Opt-Out Product”), but has not exercised the Maxygen Opt-Out Right with respect to all Products being Developed under the Co-Development Indication Plan (any such Product for which Maxygen has not exercised the Maxygen Opt-Out Right, a “Continuing Product”); and (ii) JPT determines that certain Development Costs incurred in the performance of Development activities for the Joint Development Territory in accordance with the Co-Development Indication Plan and Budget reasonably relate to both an Opt-Out Product and any Continuing Product; then, such Development Costs shall be shared between the Parties in accordance with Section 3.2.1(a) above, unless JPT agrees to an alternative allocation of responsibility between the Parties for such Development Costs. All disputes as to the allocation of such Development Costs shall be resolved in accordance with Article 14 of the Agreement.
          3.2.3 Certain Terms Regarding Phase IV Clinical Trial Costs. If (A) Maxygen has not exercised the Maxygen Opt-Out Right in accordance with Section 4.1.3(b) of the Agreement

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with respect to a particular Product for Co-Development Indication, and (B) Maxygen’s share of Development Costs for Phase IV Clinical Trials of such Product which are postmarketing study commitments (as set forth in Section 506B of 21 U.S.C. 356b) required by the FDA with respect to such Product and foreign equivalents of such study commitments in the Joint Development Territory (“Maxygen Phase IV Development Costs”) for countries which are not Co-Promotion Countries exceed in any given quarter the amount of additional royalties due pursuant to Section 2.1.2 of this Financial Exhibit with respect to such Product during such quarter (or, in the event that such Maxygen Phase IV Development Costs are for one or more countries in either North America or Europe, but not countries in both, then to the extent such Maxygen Phase IV Development Costs exceed the additional royalties due pursuant to Section 2.1.2 of this Financial Exhibit with respect to sales of such Product in North America or Europe, as applicable, but not in both), then Maxygen shall not be obligated to pay Astellas that portion of the Maxygen Phase IV Development Costs for the applicable quarter which exceed the additional royalties due pursuant to Section 2.1.2 of this Financial Exhibit with respect to such Product, (such excess amount referred to herein as a “Phase IV Carry-Over Amount”), nor shall any payments to Maxygen under Section 4.5.2(a) and (b) below, or as running royalties pursuant to Article 2 of this Financial Exhibit, be reduced on account of such Phase IV Carry-Over Amount; provided, however, that Astellas shall be entitled to carry forward such Phase IV Carry-Over Amount plus accrued interest calculated at the [****] rate effective as of the last Business Day of each calendar quarter during which any Phase IV Carry-Over Amount remains to be recovered by Astellas, as published by The Wall Street Journal, Internet Edition (or comparable publication if not available), on such date (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by applicable Law until such Phase IV Carry-Over Amount is fully recouped as Maxygen Phase IV Development Costs in successive quarters. For clarity, in the event that Development Costs for Phase IV Clinical Trials of a Product are incurred for both Co-Promotion Countries and for other countries in the Joint Development Territory, the Maxygen Phase IV Development Costs which are allocable to the Co-Promotion Countries shall be accounted for in the Calculation of Distributable Profits subject to, and in accordance with, the provisions of Section 4.5.2(c) of this Financial Exhibit, and that portion of Maxygen Phase IV Development Costs which are allocable to countries in the Joint Development Territory which are not Co-Promotion Countries shall treated as set forth in this Section 3.2.3.
     3.3 Distributable Profits.
          3.3.1 If Maxygen Exercises its Co-Promotion Option. Subject to the terms and conditions of the Agreement and this Financial Exhibit, if Maxygen exercises its Co-Promotion Option for a particular Product for a Co-Development Indication in the Co-Promotion Country(ies) in accordance with Section 5.2 of the Agreement, then:

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               (a) Astellas and Maxygen shall share Distributable Profits for such Product for a Co-Development Indication in each Co-Promotion Country as follows: [****] percent ([****]%) to Astellas, and [****] percent ([****]%) to Maxygen.
               (b) Maxygen and Astellas shall not share any Costs incurred with respect to, or Distributable Profits from, (in each case to the extent allocable to) the Commercialization of such Product for a Co-Development Indication for countries other than the Co-Promotion Countries, and Astellas shall pay to Maxygen running royalties with respect to Net Sales of all Product for a Co-Development Indication, as applicable, outside the Co-Promotion Countries (i.e., in the Royalty Bearing Territory) in accordance with Article 2 of this Financial Exhibit.
          3.3.2 If Maxygen Does Not Exercise its Co-Promotion Option. Subject to the terms and conditions of the Agreement and this Financial Exhibit, if Maxygen does not exercise its Co-Promotion Option for a particular Product for a Co-Development Indication in any countries of the Joint Commercialization Territory in accordance with Section 5.2 of the Agreement, then Astellas shall bear (and Maxygen and Astellas shall not share) any Costs (including all related Operating Expenses) with respect to, or Distributable Profits from, the Commercialization of such Product anywhere in the Territory incurred by or for Astellas (including costs and expenses incurred by Maxygen and its Affiliates in conducting activities by or for Astellas to the extent in the Budget or approved by Astellas in writing in advance as provided in Section 3.4), and Astellas shall pay to Maxygen running royalties with respect to Net Sales of such Product for a Co-Development Indication in accordance with Article 2 of this Financial Exhibit.
          3.3.3 Costs for Commercialization of Products for Exclusive Indications. For the avoidance of doubt: (a) Astellas shall be solely responsible for all Costs incurred by or on behalf of Astellas with respect to the Commercialization of Products solely for Exclusive Indications throughout the Territory; and (b) Astellas shall pay to Maxygen running royalties with respect to Net Sales of Products for Exclusive Indications in accordance with Article 2 of this Financial Exhibit.
     3.4 Astellas’ Exclusive Costs. For activities hereunder for which Astellas is one hundred percent (100%) responsible for costs and expenses, Astellas shall be obligated to reimburse all of Maxygen’s costs and expenses for such activities, except to the extent such activities are not provided in the applicable Plan(s) and were not requested in writing by Astellas (in which case Astellas shall have no obligation to reimburse any such costs and expenses). Unless Astellas’ written approval of Maxygen’s cost and expenses clearly states that it applies retroactively to prior costs and expenses of Maxygen, such written approval shall only apply to prospective costs and expenses of Maxygen incurred after the date of such approval.

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ARTICLE 4
REPORTING AND RECONCILIATION
     4.1 Principles of Reporting.
          4.1.1 Determination of Distributable Profits for a Co-Promotion Product in Co-Promotion Countries and of Development Costs and Pre-Clinical Development Costs for Products for Co-Development Indications will be based on each Party’s respective financial information. Each Party shall provide financial statements containing the financial information required to perform the reconciliation and settlement of payments set forth in Section 4.5 in the form as mutually agreed by the Parties. The interpretation of defined terms in such report shall be in accordance with Accounting Standards, the Agreement and this Financial Exhibit.
          4.1.2 The Parties shall calculate all Costs under this Financial Exhibit and the Agreement without duplication of any item in any of the categories of Costs defined in Article 5 below.
          4.1.3 The Parties shall calculate all Distributable Profits under this Financial Exhibit and the Agreement without duplication of any item in any of the categories of revenue defined in Article 5 below.
     4.2 Frequency of Reporting.
          4.2.1 The fiscal year for the Agreement and this Financial Exhibit will be a Fiscal Year as defined in Section 1.35 of the Agreement.
          4.2.2 Reporting will occur at the times set forth in the following Report Table, with submissions due on the date indicated or the next Business Day if such date is not a Business Day:

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Report	Frequency	Timing of Submission

Actuals	Quarterly	Within [****] days after the end of the applicable calendar quarter

One Fiscal Year Forecasts	Semi-annually	By the end of [****] and the end of [****], respectively

Consolidation & Variances	Quarterly	Within [****] days after the end of the applicable calendar quarter.

Final Budgets	Annually	[****] days prior to the start of the applicable Fiscal Year (one Fiscal Year)

[****]	Annually	[****] days prior to the start of the applicable Fiscal Year [****]

[****]	Annually	[****] days prior to the start of the applicable Fiscal Year [****]
          4.2.3 The Parties may agree to modify the reporting cycles and deadlines set forth in the Report Table in Section 4.2.2 above. In the event that a Party substantially or materially changes its internal reporting cycles and deadlines generally, then the Parties shall discuss, in good faith, appropriate revisions to such reporting cycles and deadlines to reasonably accommodate such change.
          4.2.4 Each Party shall report its actual results compared to the applicable Plan and Budget to the JPT, which shall coordinate with, and report results to, the JSC, on a quarterly basis, in accordance with Section 4.5 of this Financial Exhibit.
          4.2.5 Astellas shall record sales in the Territory. If Maxygen exercises its Co-Promotion Option with respect to one (1) or more Products in accordance with Section 5.2 of the Agreement, Astellas shall supply to Maxygen, on a calendar quarterly basis, each calendar quarter’s Gross Sales and Net Sales of Co-Promotion Products in each of the Co-Promotion Countries therefor, including the basis for calculation of such amounts, in Product units and Dollars. Each such report shall be provided as early as possible, but no later than [****] after the last day of the calendar quarter in question. Each such report shall provide calendar quarterly and year to date cumulative figures for Co-Promotion Products in the Co-Promotion Countries therefor.
          4.2.6 The representatives from the Parties on the JPT shall meet as appropriate, but at least quarterly to review the following (to the extent applicable in light of the stage of Development or Commercialization of Products for Co-Development Indication for the Joint

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Development Territory and any exercise by Maxygen of its Co-Promotion Option with respect to any applicable Product for the Co-Promotion Countries for such Product):
-	actual results for Preclinical Development Costs, Process Development Costs, Development Costs and Operating Expenses

-	forecasts for Preclinical Development Costs, Process Development Costs, Development Costs and Operating Expenses

-	Budgets for Preclinical Development Costs, Process Development Costs, Development Costs and Operating Expenses

-	long range Plans for Preclinical Development Costs, Process Development Costs, Development Costs and Operating Expenses

-	inventory levels

-	Gross Sales

-	Reserve for Sales Returns and Allowances

-	Marketing Costs and Sales Cost

-	other financial matters, including each Party’s methodologies for determining costs, actual amounts, forecasts, budgets and long range plans and the results of applying such methodologies.
     4.3 Budgets, Variances and Long Range Plans.
          4.3.1 Plans and Budgets shall be prepared, updated and approved in accordance with the provisions of Sections 2.3, 3.2, 4.1.2 and 5.2.2 of the Agreement. Plans and Budgets, once approved by the JSC, shall only be changed in accordance with the provisions of the Agreement.
          4.3.2 The JPT shall be responsible for identifying, analyzing and reporting all significant line item budget variances and total budget variances for the Preclinical Development Plan and Budget, the Co-Development Indication Plan and Budget and, if applicable, the Co-Promotion Plan and Budget. On a Fiscal Year basis, only unfavorable total budget variances of the foregoing Budgets incurred by a Party for specific activities for which such Party is responsible under an applicable Plan and Budget that are less than either (i) [****] U.S. Dollars ($[****]), in aggregate for such Fiscal Year, or (ii) [****] percent ([****]%) of the total amounts set forth for such specific activities (on a “line-item” basis) in the applicable Plan and Budget, in aggregate (with respect to such activities) for such Fiscal Year, shall be chargeable in connection with calculating the amounts set forth herein; provided, however, greater budget variances may be chargeable if agreed to by both Astellas and Maxygen (in their sole discretion).
          4.3.3 A long range financial plan for Development and Manufacture of Products for Co-Development Indications for the Joint Development Territory, and for Commercialization of

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such Co-Promotion Products in the Co-Promotion Countries, shall be established under the direction of the JSC and submitted to Astellas and Maxygen as specified in the Report Table.
     4.4 Responsibility for Reporting.
          4.4.1 Party Reports. By the date specified in the Report Table in Section 4.2.2 of this Financial Exhibit for the Actuals report, each Party shall provide to the JPT (with a copy to other Party) a financial statement of such Party’s activities prepared in accordance with the provisions of this Financial Exhibit, substantially in the form established in accordance with Section 4.1.1, accompanied by the supporting documentary evidence required pursuant to Section 8.4 of the Agreement, for the applicable calendar quarter and include such level of detail as may be established by the JPT from time to time.
          4.4.2 Consolidation & Variances Report. The JPT shall prepare, on a quarterly basis, a Consolidation & Variances report, which report shall include: (a) a consolidated operating income statement with respect to the Parties’ Preclinical Development, Development, and/or Manufacture activities for the Joint Development Territory and Commercialization (with respect to a Co-Promotion Product only) and/or Co-Promotion activities in the Co-Promotion Countries, as applicable, for the relevant calendar quarter, for those Products for which the Parties are sharing Preclinical Development Costs, Development Costs and/or Distributable Profits, as applicable for the relevant calendar quarter; such statement to be substantially in the form established in accordance with Section 4.1.1, and include such level of detail as may be established by the JPT from time to time; (b) a separate report showing the variances between actual results compared to the applicable Plan and Budget; and (c) a calculation of the sharing, and determination of the cash settlement payment due to a Party (if any), in accordance with Section 4.5. Variances from the total overall Budgets, and significant variances in Budget line items, shall only be included in the calculation of Preclinical Development Costs, Development Costs, and/or Distributable Profits, as applicable, to the extent provided in the second paragraph of Section 4.3.2 of this Financial Exhibit. The JPT shall submit the Consolidation & Variances report to the JSC and the Parties by the date specified in the Report Table set out in Section 4.2.2 above.
     4.5 Reconciliation and Settlement of Payments between the Parties.
          4.5.1 JPT Determination. The JPT shall prepare and submit to the JSC a determination of balancing settlement payments (if any), based on actual results (if applicable, adjusted for reimbursement of the net expenses to Maxygen and amounts to be paid by Astellas), to compensate the appropriate Party for purposes of sharing: (a) Preclinical Development Costs and/or Development Costs so long as Maxygen and Astellas are sharing such Costs under Section 3.1 and/or Section 3.2 of this Financial Exhibit; and (b) if Maxygen exercises its Co-Promotion Option, Distributable Profits and Operating Expenses incurred with respect to any such Co-Promotion Product within the Co-Promotion Countries; all as set forth in the Agreement and this Financial Exhibit.

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          4.5.2 Settlement Calculations. The JPT shall perform the activities set out in this Section 4.5.2 on a quarterly basis.
               (a) Preclinical Development Costs and Development Costs. Other than with respect to Preclinical Development Costs and Development Costs incurred by each Party prior to the first commercial sale of each Product for an Exclusive Indication (after the designation by the JSC of the applicable Compound as a Clinical Candidate pursuant to Section 3.3.1 of the Agreement) or for a Co-Development Indication in relation to which Maxygen has exercised the Maxygen Opt-Out Right in accordance with Section 5.2 of the Agreement, the JPT shall determine the amount of Preclinical Development Costs and Development Costs incurred by each Party separately, and on a consolidated basis, for the applicable calendar quarter, and shall determine the amount of any payment required to be made from one Party to the other in settlement of such amounts, so that the Parties share such Costs in accordance with Sections 3.1 and/or 3.2 of this Financial Exhibit, as applicable; subject to Astellas’ responsibility for the first Ten Million Dollars ($10,000,000) of certain Preclinical Development Costs incurred by the Parties as provided in Section 3.1.2 above.
               (b) Pre-Launch Operating Expenses for Co-Promotion Products. With respect to any Products in relation to which Maxygen has exercised its Co-Promotion Option in accordance with Section 5.2, the Operating Expenses incurred by either Party in the Co-Promotion Countries prior to the first commercial sale of each Co-Promotion Product in each country of the Co-Promotion Countries (“Pre-Launch Costs”) shall be shared [****] by the Parties. The JPT shall determine the amount of Operating Expenses incurred by each Party separately, and on a consolidated basis, for the applicable calendar quarter, and shall determine each Party’s share of such consolidated Operating Expenses. The Pre-Launch Costs of each Party shall be included in the calculation of Distributable Profits pursuant to Section 4.5.2(c) below. For clarity, Operating Expenses incurred by the Parties after the first commercial sale of a Co-Promotion Product in the Co-Promotion Countries shall be taken into account in the calculation of Distributable Profits, as set forth in Section 4.5.2(c) below.
               (c) Calculation of Distributable Profits; Reimbursement of Expenses. Beginning with the calendar quarter in which first commercial sale of each Co-Promotion Product occurs in the Co-Promotion Countries, the JPT shall perform the calculations set forth in this Section 4.5.2(c). The [****] calculated in accordance with Section 4.5.2(b) above, for each Party separately and on a consolidated basis, for the applicable calendar quarter (where, for the avoidance of doubt, Pre-Launch Costs calculated in accordance with Section 4.5.2(b) above shall be allocated to the first quarter of the first commercial sale of the applicable Product without regard to when the Pre-Launch Costs were incurred by a Party). For clarity, no amounts paid by either Party to the other pursuant to Section 4.5.2(a) above, nor any amounts paid by Astellas to Maxygen pursuant to Section 8.1.1 of the Agreement and/or Articles 1 and/or 2 of this Financial Exhibit, shall be taken

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into account for purposes determining Distributable Profits or other amounts set forth in this Financial Exhibit.
                    (i) Reimbursement of Operating Expenses. The JPT shall determine the amount of payment required to be made from Astellas to Maxygen to reimburse Maxygen for all Operating Expenses solely for Co-Promotion Products in Co-Promotion Countries in accordance with the applicable Co-Promotion Plan and Budget, incurred by Maxygen in the applicable calendar quarter.
                    (ii) Settlement of Distributable Profits. The JPT shall determine the amount of Distributable Profits, on a consolidated basis, from Gross Sales of Co-Promotion Products in the Co-Promotion Countries in the applicable calendar quarter.
                         (A) In the event that the Distributable Profits for the applicable calendar quarter is positive (i.e., Net Sales of Co-Promotion Products in the Co-Promotion Countries exceed Operating Expenses in the applicable calendar quarter), then the JPT shall determine the amount of payment required to be made from Astellas to Maxygen to pay Maxygen its [****] percent ([****]%) share of Distributable Profits; provided, however, that such payment shall be reduced, if applicable, to account for Maxygen’s share of Co-Promotion Product Loss (plus accrued interest) not paid by Maxygen as set forth in this Section 4.5.2(c)(ii)(B).
                         (B) In the event that the Distributable Profits for the applicable calendar quarter is negative, (i.e., the Operating Expenses exceed Net Sales of the Co-Promotion Products in the Co-Promotion Countries in the applicable calendar quarter), then Maxygen shall not be obligated to pay Astellas for Maxygen’s share of the amount by which those Costs, combined, exceed Net Sales of Co-Promotion Products in the Co-Promotion Countries in the applicable calendar quarter (such amount referred to herein as a “Co-Promotion Product Loss”), nor shall any payments to Maxygen under Section 4.5.2(a) and (b) above, or as running royalties pursuant to Article 2 of this Financial Exhibit, be reduced on account of such Co-Promotion Product Loss; provided, however, that Astellas shall be entitled to carry forward such Co-Promotion Product Loss plus accrued interest calculated at the [****] rate effective as of the last Business Day of each calendar quarter during which any Co-Promotion Product Loss remain to be recovered by Astellas, as published by The Wall Street Journal, Internet Edition (or comparable publication if not available), on such date (or, if unavailable on such date, the first date thereafter on which such rate is available), or, if lower, the maximum rate permitted by applicable Law, and offset such amounts (plus accrued interest) from future sharing of Distributable Profits pursuant to the preceding sentence of this Section 4.5.2(c)(ii) until such Co-Promotion Product Loss is fully recouped; provided, however, that, if Maxygen terminates its Co-Promotion with respect to a particular Co-Promotion Product pursuant to Section 5.2.9 of the Agreement and such Co-Promotion Product Loss with respect to such Co-Promotion Product has not been fully recouped on or before such termination,

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then Maxygen shall pay Astellas the amount not yet fully recouped (plus accrued interest) within [****] after the date of such termination; provided, however, that if such amounts exceed [****] as of the effective date of termination, then that portion in excess of [****] shall be paid within [****] after the date of such termination.
               (d) Net Settlement Payment. The JPT shall determine a net settlement payment to be made from one Party to the other to account for the various payments, if any, calculated to be owed by one Party to the other under: (i) Section 4.5.2(a) [Preclinical Development Costs and Development Costs]; (ii) Section 4.5.2(c)(i) [Post-launch Reimbursement of Operating Expenses]; and/or (iii) Section 4.5.2(c)(ii) [Settlement of Distributable Profits].
          4.5.3 Timing of Payments. The net settlement payment determined pursuant to Section 4.5.2(d) shall be made to the appropriate Party by the other Party within [****] days of deadline specified in the Report Table in Section 4.2.2 of this Financial Exhibit for submission of the Consolidation & Variance report. A report specifying how each settlement amount specified in Section 4.5.2 above, and the net settlement payment under Section 4.5.2(d), was calculated shall also be submitted to each Party at such time. In the event any payment is made after such payment is due, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the Interest Rate calculated on the number of days such payment is past due.
          4.5.4 Disputes Regarding Financial Matters. For the avoidance of doubt, disputes with respect to the accounting matters set forth in this Financial Exhibit (including without limitation, disputes as to calculation of amounts under Section 4.5.2, amounts to be included for purposes of such calculations, and/or amounts to be paid from one Party to the other) which cannot be resolved by the JSC (and if necessary designated executive officers) in accordance with Section 14.1 of the Agreement, may be referred by either Party to arbitration for resolution in accordance with Section 14.2 of the Agreement.
     4.6 Accounting. Each Party shall maintain a project cost accounting system and shall report its information and calculations hereunder in a manner consistent with its project cost accounting system, as each Party consistently applies such system to all its projects and products. For Marketing Costs and Sales Costs, each Party shall report costs based on actual spending in its marketing and sales organizations. The Parties acknowledge that the methodologies used shall be based on systems in place and as such systems are consistently applied to all products. The JPT shall mutually review the costing rates and methodologies to be used to calculate such Costs.

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     4.7 Start of Operations and Effective Accounting Date Termination. Except as otherwise expressly provided in the Agreement, determination of the amounts set forth in this Article 4 will be deemed to commence:
          4.7.1 With respect to Preclinical Development Costs and Development Costs, on: the Effective Date of the Agreement, pursuant to Sections 3.1 and/or 3.2 of this Financial Exhibit, as applicable and shall continue until the earlier of (a) the effective date of termination of all Preclinical Development of Compounds under the Preclinical Development Plan and/or all Development of Products under the Co-Development Indication Plan or (b) with respect to a particular Product (or Compound), the date of the applicable Opt-Out Notice issued by Maxygen pursuant to Section 4.1.3(b) of the Agreement, provided that Astellas shall be responsible for the first Ten Million Dollars ($10,000,000) of certain Preclinical Development Costs incurred by the Parties as provided in Section 3.1.2 above of this Financial Exhibit; and
          4.7.2 With respect to Distributable Profits: the first time Maxygen exercises its Co-Promotion Option pursuant to Section 5.2 of the Agreement and shall continue until the Commercialization of all Co-Promotion Products ceases or, if earlier with respect to a particular Co-Promotion Product, the date of termination of Maxygen’s Co-Promotion of such Co-Promotion Product pursuant to Section 5.2.9 of the Agreement, provided that Astellas shall have the right to include all Operating Expenses attributable and fairly allocable to such Co-Promotion Product for Co-Development Indications incurred prior to such exercise in the Distributable Profits to be shared by the Parties in accordance with Section 3.3.
     4.8 Principles of Reporting.
          4.8.1 If necessary a Party will make appropriate adjustments to the financial information it supplies under this Financial Exhibit to conform to the format of reporting results and operations set out in Section 4.1.
          4.8.2 In addition, the following general principles shall apply with respect to the defined terms and phrases set forth in Article 5 of this Financial Exhibit:
               (a) each of the Costs (as defined in Article 5 below) shall be tracked and calculated on a Product-by-Product and Indication-by-Indication basis, for applicable Product for Co-Development Indications;
               (b) Costs shall be determined in accordance with applicable Accounting Standards, as consistently applied internally by a Party for all its products;
               (c) all Costs shall exclude any costs and/or expenses included in the deductions used to determine Gross Sales and/or Net Sales;
               (d) all Costs shall exclude any and all amounts recovered and reimbursed to or paid to the applicable Party by a Third Party;

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               (e) all Costs shall only include those amounts described in Articles 4 and 5 of this Financial Exhibit (e.g., shall not include any payments to Maxygen pursuant to Section 8.1.1 of the Agreement and/or Articles 1 and/or 2 of this Financial Exhibit); and
               (f) where Costs relate to or provide benefit to more than one Product (or product), Indication and/or country or geographic region, such Costs shall be tracked and allocated reasonably between such Products (or products), Indications and/or countries or regions, as provided in this Financial Exhibit and otherwise in accordance with guidelines agreed by the Parties in good faith.
          4.8.3 For the determination of Preclinical Development Costs, Development Costs and/or Distributable Profits, as applicable, the presentation of results and budgets of operations for the Parties in connection with the applicable Preclinical Development, Development, Manufacture and/or Commercialization of Products will be based on each Party’s respective financial information presented separately for Maxygen and for Astellas (and, if the Parties so agree, using one consolidated pro forma financial statement for each Party and its Affiliates and (Sub)licensees in the applicable portion of the Territory) and on a consolidated basis, in substantially the same form established in accordance with Section 4.1.1.
     4.9 Treatment of Overhead. The Parties acknowledge that the calculation of Internal Costs for Preclinical Development, Development and Manufacturing activities on an FTE basis is intended to represent a reasonable amount for and overhead allocable to Preclinical Development, Development and Manufacture of the Product and the Parties Preclinical Development and Development activities hereunder; accordingly, Preclinical Development Costs, Manufacturing Costs and Development Costs (and the various components thereof) shall not include any allocation of overhead beyond that included in the FTE Rate except to the extent (if any) as the Parties may otherwise agree with respect to Manufacturing Costs in one or more commercial supply agreements entered into by the Parties as set forth in Section 6.1.3(a) of the Agreement. For clarity, the following types of overhead expense shall not otherwise be included in the calculation of Preclinical Development Costs, Manufacturing Costs and Development Costs (except to the extent included in the FTE Rate): costs and expenses attributable to a Party’s occupancy, activities, facilities and equipment (including charges for unused or underutilized occupancy, facilities and equipment), information technology and other general office support, other costs allocated to company departments or functions based on space occupied or headcount or other activity-based methods, as well as all costs attributable to general corporate activities including, by way of example, investor relations and business development (but excluding, where applicable, allocable management and legal affairs costs), and any equity-based or non-cash compensation.
ARTICLE 5
DEFINITIONS
     5.1 “Allocable Overhead” means Costs incurred by a Party that are attributable to a Party’s occupancy, activities, facilities, information technology and equipment (excluding charges for unused or underutilized occupancy, facilities and equipment) and, in each case, which are reasonably

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allocated to company departments or functions utilized to support activities under the Agreement based on space occupied or headcount or other activity-based methods consistently applied by a Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, investor relations and business development (but including, where applicable, allocable management, legal affairs (other than patent related) and finance costs). Neither Allocable Overhead nor any other category of cost or expense described in this Financial Exhibit shall include any other equity-based or non-cash compensation (except stock option expense).
     5.2 “Costs” means those Internal Costs and External Expenses actually incurred by either Party in accordance with the applicable Budget in the case of Co-Development Activities or in accordance with the applicable plans in the case of activities other than Co-Development Activities, in each case in the conduct of the Alliance in accordance with the Agreement. For the avoidance of doubt, (i) Costs shall include those Internal Costs and External Expenses incurred by Maxygen for activities other than Co-Development Activities to the extent expressly provided for Maxygen to incur in any Plan (or in other written plans of Astellas for Preclinical Development, Development or Commercialization for Exclusive Indications) or requested and approved in writing by Astellas, and Maxygen shall be entitled to reimbursement from Astellas for such Costs, (ii) Costs shall exclude those internal and external costs and expenses incurred by Maxygen for activities other than Co-Development Activities to the extent neither expressly provided for Maxygen to incur in any Plan (or in other written plans of Astellas for Preclinical Development, Development or Commercialization for Exclusive Indications) nor requested and approved in writing by Astellas, and Maxygen shall not be entitled to reimbursement from Astellas for such costs and expenses, and (iii) Costs shall exclude those internal and external costs and expenses incurred by Astellas for activities other than (A) Co-Development Activities provided for in any Plan or applicable written plans (other than written plans of Astellas for Preclinical Development, Development or Commercialization solely for Exclusive Indications) or (B) activities requested and approved in writing by Maxygen, and Astellas shall not be entitled to take into account for purposes of calculating expenses and reimbursement hereunder amounts other than as set forth in (A) and/or (B).
     5.3 “Development Costs” means the Costs incurred by Astellas or Maxygen, as applicable, for Development activities, from the date of filing of the first IND for an applicable Compound (or Product containing such Compound), directly attributable to the following:
               (a) The conduct of Development including clinical, non-clinical, diagnostic and other studies of the applicable Product commencing after the filing of the IND for the applicable Product, all to the extent pertaining to such Product ;
               (b) Manufacture and distribution of clinical supplies of the applicable Products for clinical trials and studies described in item (a) above, provided that such Costs for Manufacturing shall be limited (for the purposes of calculating Development Costs) solely to Costs meeting the definition of Manufacturing Costs hereunder;

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               (c) preparing, reviewing and submitting data or information for the purpose of submission to a Regulatory Authority to obtain, maintain (through postmarketing study commitments (as set forth in Section 506B of 21 U.S.C. 356b) required by the FDA and foreign equivalents of such study commitments) and/or expand Marketing Approval of the applicable Product and meeting and corresponding with such Regulatory Authority; and
               (d) Process Development for the applicable Product.
     Except as expressly set forth otherwise in the following paragraph, for each of the items indicated above, Development Costs shall consist of such Costs to the extent required to obtain, maintain and/or expand the authorization and/or ability to Manufacture, ship and/or to sell Product.
     5.4 “Distributable Profits” means Net Sales of the Co-Promotion Product in the Co-Promotion Countries less Operating Expenses attributable and fairly allocable to such Co-Promotion Product for Co-Development Indications; provided, however, that Pre-Launch Costs shall be taken into account for purposes of determining Distributable Profits as provided in Sections 4.5.2(b) and (c) above; and further provided that no amounts deducted from Gross Sales in determining Net Sales shall be deducted as Operating Expenses in determining Distributable Profits.
     5.5 “Distribution Costs” shall mean, with regard to a particular Co-Promotion Product in its finished form for Commercialization, all Costs incurred in the distribution of such Co-Promotion Product in the Co-Promotion Countries by or for Astellas and/or its Affiliates and/or Sublicensees (including costs and expenses incurred by Maxygen and its Affiliates in conducting such activities by or for Astellas and/or its Affiliates and/or Sublicensees to the extent authorized in writing by Astellas or in accordance with the applicable written plan) including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping logistics, credit and collection and other similar activities.
     5.6 “External Expenses” shall mean amounts paid to non-employee Third Parties, including vendors, suppliers, contractors and the like, for services, products or materials provided by them (including amounts, if any, paid for pass-through costs of their subcontractors and including amounts invoiced by the Third Party for related taxes, shipping, handling and the like) in their performance of the applicable Plan and Budget (or other written plans of Astellas for Preclinical Development, Development or Commercialization for Exclusive Indications or Commercialization of Co-Promotion Products). For clarity, External Expenses do not include payments for salaries or benefits, facilities, utilities, general office or laboratory supplies, insurance (other than product liability insurance expressly included in Other Operating Income/Expenses), information technology, and the like (except to the extent included in the amount invoiced by the Third Party).
     5.7 “FTE” shall mean a full-time equivalent person year, on or directly related to performing applicable activities hereunder. Notwithstanding the foregoing, neither Party (nor their Affiliates) shall charge more than one FTE (or pro-rata portion thereof for the applicable period) for the time worked by any individual.

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     5.8 “FTE Costs” means the product of: (a) that number of FTEs (proportionately, on a per-FTE basis) used by a Party or its Affiliates to perform such Party’s obligations under and in accordance with the applicable Plan and Budget or other written plans, as specified therein, multiplied by (b) the applicable FTE Rate determined in accordance with Section 5.9 below. For clarity if applicable, costs with respect to sales representative of a Party or its Affiliates promoting Products in the Co-Promotion Countries shall be calculated in accordance with the separate definitive agreement to be entered into by the Parties as set forth in Section 5.2.6 of the Agreement. In addition, the Parties may agree to a different treatment of costs with respect to Manufacturing in one or more commercial supply agreements entered into by the Parties as set forth in Section 6.1.3(a) of the Agreement, in which event that provisions of such commercial supply agreement(s) shall govern with respect to such Manufacturing Costs.
     5.9 “FTE Rate” shall initially be [****] dollars ($[****]) per FTE per year. Beginning with the fourth full calendar year following the Effective Date, and every third calendar year thereafter, the FTE Rate shall be adjusted to reflect changes, if any, for such period in the Producer Price Index [****], as reported by the United States Department of Labor, Bureau of Labor Statistics (available as of the Effective Date at [****]), and such adjusted rate shall apply until the next such adjustment.
     5.10 “Gross Sales” means the amount invoiced by Astellas, its Affiliates and/or Sublicensees for sales of Product to Third Parties in arms-length transactions. Consideration for sales of Product for other than cash shall be valued at fair market value at the time of final sale. Notwithstanding anything to the contrary herein, sale(s) of Products by and between Astellas and its Affiliates and Sublicensees shall be excluded from Gross Sales and Net Sales, provided that any subsequent resale of such Products to a Third Party shall be included in Gross Sales and Net Sales. Notwithstanding the foregoing, Gross Sales shall not include amounts (whether actually existing or deemed to exist for purposes of calculation) for Products distributed for use in clinical trials or for promotional purposes, or for compassionate use except, for purposes of calculating Distributable Profits, to the extent monetary consideration is received for such Product.
     5.11 “Interest Rate” means a rate equal to the lesser of: (a) the prime rate as reported in The Wall Street Journal, Internet Edition, on the last Business Day of the applicable quarter in which such payment is due, plus an additional [****] percent ([****]%); or (b) [****], with interest calculated on the number of days such payment is delinquent.
     5.12 “Internal Costs” means internal costs and expenses incurred by a Party or its Affiliate in their performance of the applicable Plan and Budget (or other written plans of Astellas for Preclinical Development, Development or Commercialization for Exclusive Indications), to the extent reasonably allocable to the Product or applicable activities to be performed under the Agreement with respect to Preclinical Development Costs, Development Costs and Manufacturing

*   Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Costs except to the extent (if any) the Parties may agree to a different treatment of costs with respect to Manufacturing in one or more commercial supply agreements entered into by the Parties as set forth in Section 6.1.3(a) of the Agreement (in which event that provisions of such commercial supply agreement(s) shall govern with respect to such Manufacturing Costs), shall be calculated on an FTE basis, using the FTE Rate. The Parties acknowledge and agree that such calculation of Internal Costs on an FTE basis is intended to represent a fair amount to include all applicable Allocable Overhead of the Parties in connection with the various Development and Manufacturing activities hereunder. For other purposes, Internal Costs shall be based on actual internal costs, including applicable salary, benefits and Allocable Overhead.
     5.13 “Manufacturing Cost” means [****] percent ([****]%) of the Costs incurred by the Party Manufacturing a Product that are attributable and fairly allocable to such Party’s Manufacture of Bulk Drug Substance and/or Finished Drug Product, as applicable, for use in the applicable portion of the Territory, which shall consist of the actual cost of goods produced, as determined in accordance with Accounting Standards, or purchased (or otherwise paid) by the Party Manufacturing or contracting with a Third Party for each stage of the Manufacturing process, including applicable Costs for product quality assurance/control, but in each case excluding allocable overhead except to the extent included in the calculation of Internal Costs on an FTE basis as set forth herein, or to the extent (if any) as the Parties may otherwise agree in one or more commercial supply agreements entered into by the Parties as set forth in Section 6.1.3(a) of the Agreement. Costs associated with successful pre-launch validation lots used for obtaining Marketing Approval shall be capitalized as inventory with respect to Compound or Products from such successful validation lots and expensed as Operating Expense when sold or when no longer able to be sold (for obsolescence or otherwise); provided, however, that if a batch fails, the Costs allocable to such failed batch shall be expensed as Development Costs (and, for purposes of determining such sharing, shall be deemed to have been used in Development with respect to the Indication(s) for which Marketing Approval was anticipated at the time such batch was made). For clarity, on and from the time that Astellas assumes responsibility for Manufacturing Finished Drug Product pursuant to Article 6 of the Agreement in relation to a particular Product, Astellas’ Manufacturing Costs shall include amounts paid to Maxygen pursuant to Article 6 of the Agreement (or pursuant to a separate commercial supply agreement as described in Section 6.1.3(a) of the Agreement) for supply of Bulk Drug Substance for use in Development and/or Commercialization, as applicable, of such Product (and, for further clarity, Maxygen’s receipt of such payments shall not be taken into account, as income or otherwise, in calculating the sharing of Costs or Distributable Profits hereunder).
     5.14 “Marketing Costs” means the Costs incurred by a Party that are attributable and fairly allocable to marketing of a Co-Promotion Product in the Co-Promotion Countries, including promotion, advertising, promotional materials, cost of samples to physicians and other Third Parties, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after Product approval), marketing management,

*   Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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healthcare economics studies, clinical trials not required to maintain Marketing Approvals for a Co-Promotion Product commencing after a Marketing Approval has been obtained (e.g., investigator sponsored trials, product registries and medical information), activities related to obtaining reimbursement from payers and costs of obtaining sales and marketing data, and other similar activities the costs of which were approved as a part of the Co-Promotion Plan and Budget. The Costs shall include both internal costs (e.g., salaries, benefits, travel, supplies and materials) and outside services and expenses (e.g., consultants, agency fees and meeting costs), in each case only as applicable to a specific Co-Promotion Product. Marketing Costs shall also include marketing expenses incurred in the conduct of Commercialization activities prior to Marketing Approval of a Co-Promotion Product related to the above activities in the Co-Promotion Countries performed before the first commercial sale of such Co-Promotion Product in each country of the Co-Promotion Countries. Marketing Costs shall specifically exclude the costs of activities that promote either Party’s business as a whole without being product specific (e.g., corporate image advertising).
     5.15 “Net Sales” means Gross Sales of Product less applicable Reserve for Sales Returns and Allowances. This definition of Net Sales shall be used in calculating applicable royalties due pursuant to Article 2 of this Financial Exhibit, and shall also be used for purposes of calculating Distributable Profits in the event that Maxygen exercises its Co-Promotion Option for an applicable Product in the Joint Commercialization Territory pursuant to Section 5.2 of the Agreement
     5.16 “Operating Expenses” means the following internal and external costs incurred (or amounts received, as applicable), by Astellas and Maxygen and their Affiliates, during the applicable period: Manufacturing Costs, Marketing Costs, Sales Costs, Other Operating Income/Expenses, Third Party Payments under a Third Party License entered into in accordance with Section 10.4 of the Agreement and/or Distribution Costs, in each case to the extent directly attributable and fairly allocable to the Pre-Clinical Development, Development, Manufacture, and/or Commercialization of Products for Co-Development Indications for the Joint Development Territory, or for Co-Promotion Products in the Co-Promotion Countries, for the relevant period and the categories of Costs being shared by the Parties in accordance with the Agreement during such period.
     For each of the items indicated above, Operating Expenses shall include Costs to the extent attributable to obtaining, maintaining and/or expanding the authorization and/or ability to and to otherwise conduct the Manufacture, shipping and/or to sell, market, promote or otherwise Commercialize Products for Co-Development Indications for the Joint Development Territory, or Co-Promotion Products for the Co-Promotion Countries, as applicable, and shall exclude any of the foregoing amounts to the extent attributable to: (a) activities directed solely toward seeking Marketing Approval outside the Joint Development Territory; and/or (b) Manufacturing, or Commercialization of Products for Co-Development Indications for markets outside the Co-Promotion Countries. Operating Expenses shall include Allocable Overhead of a Party except to the extent otherwise agreed to by the Parties in a separate definitive agreement entered into by the Parties as set forth in Sections 5.2.6 or 6.1.3(a) of the Agreement. Operating Expenses shall only include costs allocable to a Product for Co-Development Indications, or a Co-Promotion Product, as applicable, in accordance with Accounting Standards.

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     5.17 “Other Operating Income/Expense” means the following operating income or expense from or to Third Parties that is not otherwise part of the primary business activity of the Parties related to the Preclinical Development, Development and/or Manufacture of Compounds or Products for Co-Development Indications for the Joint Development Territory, or Manufacture and Commercialization of Co-Promotion Products in the Co-Promotion Countries, as applicable:
               (a) Third Party indemnification expenses;
               (b) product liability insurance to the extent the Parties obtain a joint policy; and
               (c) other Costs approved by the Parties.
     “Other Operating Income/Expense” shall not include any amounts included in Preclinical Development Costs, Development Costs, Marketing Costs, Sales Costs, Manufacturing Costs or Distribution Costs, or Allocable Overhead (except to the extent otherwise agreed to by the Parties in a separate definitive agreement entered into by the Parties as set forth in Sections 5.2.6 or 6.1.3(a) of the Agreement) for any of the foregoing categories, and in every case shall only include Costs directly attributable to the applicable Product for Co-Developments Indications for the Joint Development Territory, or Co-Promotion Product in the Co-Promotion Countries, as applicable, in accordance with Accounting Standards.
     5.18 “Preclinical Development Costs” means the Costs incurred by a Party after the Effective Date that are attributable to Preclinical Development activities performed in accordance with the Preclinical Development Plan and Budget pertaining to any Compounds, including the Costs of (a) processes and activities, whether in vitro or in vivo, conducted to discover, screen, optimize, clone, express, purify, formulate, characterize or enhance any Compound, including synthesis or Shuffling of any Compound, conjugation thereof, or similar activities; (b) the conduct of IND Enabling Studies with respect to a Compound; (c) processes and activities conducted to discover, develop, optimize, characterize or enhance technologies and tools including assays, screens, biological models, software and databases reasonably necessary for the support of any of the activities described in clauses (a) and (b) above, or Development or Manufacture of Compounds, and (d) Manufacture of Compounds or Products for such activities.
     5.19 “Reserve for Sales Returns and Allowances” means the following, determined in accordance with Accounting Standards with respect to sales of applicable Products: (a) trade, cash and quantity discounts or rebates on such Products (including government required discounts and allowances (such as, for example and without limitation, Medicaid rebates), institutional rebates, chargebacks, retroactive price adjustments), inventory management fees paid to Third Parties, and wholesaler’s fees, and other reductions, concessions and allowances that effectively reduce the selling price (provided such other reductions, concessions and allowances are actually booked as a reduction in selling price in accordance with applicable Accounting Standards and consistent with the manner such items are deducted from gross sales to arrive at net sales when such net sales are publicly reported), in each case that are actually granted or incurred and which are included in the

32

determination of Gross Sales; (b) credits, refunds or allowances given or made for rejection or return of (including withdrawals and recalls), and for uncollected amounts on, previously sold Products or for damaged Products or for price adjustments, billing errors and retroactive price reductions (including Medicare and similar types of government mandated rebates and chargebacks); (c) sales and value added taxes, duties, tariffs and other taxes or other governmental charges (but excluding income tax) levied on or measured by the billing amount for such Products that are non refundable; and (d) charges for freight, shipping, handling and insurance directly related to the shipment or return of such Products and not otherwise paid for by the customer outside of the invoiced amount. In addition, the reported Reserve for Sales Returns and Allowances shall include a periodic adjustment of the foregoing to reflect amounts actually incurred for items (a), (b), (c), and (d), above. The Reserve for Sales Returns and Allowances, and any adjustments as described in the preceding sentence, shall be reviewed by the JPT. For clarity, amounts within the Reserve for Sales Returns and Allowances shall be excluded from, Distribution Costs, Marketing Costs, Sales Costs and Operating Expenses.
     5.20 “Sales Costs” means Costs which are approved as a part of the Budget incorporated in the Co-Promotion Plan, incurred by the Parties or for their account that are attributable to the sales efforts for Co-Promotion Products in the Co-Promotion Countries, including costs associated with compensation, travel, and training of sales personnel, in each case as directly applicable to Co-Promotion Products in the Co-Promotion Countries as may be further defined in a separate definitive agreement entered into by the Parties as set forth in Section 5.2.6 of the Agreement.
ARTICLE 6
BOOKS AND RECORDS; AUDITS
     6.1 Books and Records. Each Party shall keep, and shall require its Affiliates, (Sub)licensees and subcontractors, to keep, complete, true and accurate books of account and detailed records (including financial and other records) reasonably sufficient to determine and establish the accuracy of such Party’s payments, reimbursements and sharing under the Agreement and this Financial Exhibit. Such books and records shall also document all costs and expenses incurred or paid and, if applicable to a Party, its Affiliates or (Sub)licensees, Gross Sales of Products received in connection with the Agreement and this Financial Exhibit, including such other information as reasonably necessary to verify the financial reports to be provided under this Financial Exhibit, including pursuant to Sections 2.3 and 4.4 above. All such books and records shall be maintained until the later to occur of (a) five (5) years following the relevant Fiscal Year to which such records pertain, or (b) the expiration of any applicable period required by Law with respect thereto.
     6.2 Audit Rights. Each Party shall have the right to inspect and audit any of the other Party’s (or of any of its Affiliates’, or, subject to the provisions of this Section 6.2, its (Sub)licensees’ or subcontractors’) books and records, at the location(s) where the books and records are maintained by the Party (or its Affiliate, Sublicensee or subcontractor), relating to the Alliance for purposes of ascertaining the accuracy of the other Party’s payments, reimbursements and sharing under the Agreement and this Financial Exhibit, provided that any (i) such audit shall take place by (and no

33

later than) the third calendar year following the calendar year containing the period in question (i.e. an audit of any portion of 2009 must take place by the end of 2012), (ii) once such an inspection and audit of the books and records of a Party for a given time period has been completed and any discrepancies or potential discrepancies identified in such audit with respect to payments, reimbursements or sharing under the Agreement and this Financial Exhibit have either been resolved or determined in reasonable detail in connection with such audit, the books and records for such time period will not be subject to re-audit under this Section 6.2 (for the avoidance of doubt, the books and records for a given time period may be reviewed more than once during an audit to verify the accuracy of the relevant payments), and (iii) such inspection and audits shall be performed on behalf of the auditing Party by an independent third party auditor selected by such auditing Party and reasonably acceptable to the audited Party. Each Party shall obtain for itself rights to audit its (Sub)licensees and subcontractors in its agreements with its (Sub)licensees and subcontractors that are substantially similar to the rights provided to the Parties in this Section 6.2 and, at the request of the other Party, shall exercise such audit rights with respect to such Sublicensees or subcontractors and provide the results of such audit for inspection by the other Party pursuant to this Section 6.2. Such audits shall be conducted during the normal business hours of the Party being audited upon at least [****] days advance notice to the Party to be audited and shall be made no more than once each four consecutive calendar quarters, unless otherwise agreed by the Parties, provided that if a non-compliance resulting in an underpayment of greater than [****] percent ([****]%) of the amount paid for the period covered by the audit is identified, then an additional audit may be conducted during the same four consecutive calendar quarters. The auditor selected by the auditing Party shall be required to execute a reasonable confidentiality agreement prior to commencing any such audit and shall only disclose to the auditing Party (a) whether or not the relevant payments were accurate, or the reasons why the accuracy of the relevant payments could not be determined, and any recommended actions needed to ensure the accuracy of relevant future payments, and (b) if the payments were not accurate, the amount of any under- or over-payment, as well as detail concerning the nature, scope and circumstances of the discrepancy so that such discrepancy can be equitably resolved. With respect to audits of financial and accounting records, the results of such audits shall be delivered in writing to each Party. The auditing Party shall bear the costs and expenses of audits conducted under this Section 6.2, unless a variation or error producing an underpayment exceeding either (a) [****] percent ([****]%) of the amount paid for the period covered by the audit or (b) [****] Dollars ($[****]) is established in the course of any such audit, whereupon all reasonable out-of-pocket costs paid to Third Parties relating to such audit shall be paid by the audited Party.

*   Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT 1.38
AUTOIMMUNE DISEASES AND CONDITIONS
[****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.46
MAJOR MARKET COUNTRIES
•	[****]

•	[****]

•	[****]

•	[****]

•	[****]

•	[****]

•	[****]

•	[****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.50.2
MAXYGEN PATENTS
[****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2.5
INITIAL COMMITTEE MEMBERSHIP
Joint Steering Committee

For Astellas:	[To be provided within [****] after the Effective Date]

For Maxygen:	[****]
Joint Program Team

For Astellas:	[To be provided within [****]after the Effective Date]

For Maxygen:	[****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 3.2
Initial Preclinical Development Plan
[****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 3.3
CLINICAL CANDIDATE CRITERIA
Each Compound must meet each of the following criteria to be classified as a Clinical Candidate:
          [****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 6.1.3(a)
COMMERCIAL SUPPLY TERMS AND CONDITIONS
          The Commercial Supply Agreement shall include terms and conditions substantially consistent with the following (as well as additional mutually agreed reasonable terms and conditions customary in agreements for supply of pharmaceutical products):
     [****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 6.4
INSURANCE REQUIREMENTS
General liability insurance coverage
          For Astellas: in an amount not less than [****] dollars ($[****])
          For Maxygen: in an amount not less than [****] dollars ($[****])
Product liability insurance coverage
          For Astellas: in an amount not less than [****] dollars ($[****])
          For Maxygen: beginning upon [****], in an amount not less than [****] dollars ($[****]), provided that if Maxygen exercises its Co-Promotion Option for a Co-Promotion Product, Maxygen [****].

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.3.1
CORE COUNTRIES
     [****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 11.2
EXISTING AGREEMENTS
The following Third Party and corresponding agreement are referred to under Section 11.2:
     [****]

*    Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 11.5
FORM MUTUAL PRESS RELEASE

For Immediate Release
Maxygen and Astellas Announce Global Agreement to Develop New
Therapies for Autoimmune Diseases and Transplantation
-Astellas to Receive Rights to Commercialize MAXY-4 CTLA4-Ig Candidates-
-Maxygen to Receive $10 Million Up-front Payment, Up to $160 Million in Milestone
Payments, Percentage of Sales -
REDWOOD CITY, Calif. and TOKYO, Japan, September 19 2008 – Maxygen, Inc. (Nasdaq: MAXY) and Astellas Pharma Inc. today announced a global agreement under which Astellas will receive worldwide rights to commercialize MAXY-4 lead candidates for all autoimmune diseases and transplant rejection. MAXY-4 is Maxygen’s preclinical program to create a next-generation CTLA4-Ig protein for rheumatoid arthritis, transplant rejection and other autoimmune indications.
Under the agreement, the companies will co-develop MAXY-4 candidates for rheumatoid arthritis and other autoimmune diseases and Astellas will exclusively develop MAXY-4 candidates for transplant rejection. In addition, Maxygen has an option to co-promote any autoimmune therapeutic products developed under this alliance in North America. Regardless of indication, Astellas will manufacture the finished product using active drug substance provided by Maxygen and market and sell such product globally.
As consideration, Maxygen will receive a $10 million initial payment and is eligible to receive up to an additional $160 million in pre-launch milestone payments. Maxygen is also eligible to receive tiered double-digit royalties on all sales. If Maxygen exercises its option to co-promote, revenues from any such therapeutic product will be subject to a profit-sharing arrangement between the parties instead of royalty payment.
In addition to the $10 million up-front payment, Astellas will pay for the first $10 million of certain preclinical costs related to development of MAXY-4 candidates, after which the companies will share preclinical and development costs of MAXY-4 candidates for autoimmune disease indications in North America and European countries. Astellas will be responsible for development costs for autoimmune disease indications in the rest of the world and for transplant rejection indication worldwide.
“We are pleased to initiate a great partnership with Maxygen,” stated Hirofumi Onosaka, Astellas’s senior corporate executive. “I believe that Maxygen has a very strong suite of technologies to develop improved versions of protein drugs. Astellas is committed to solidifying immunology as one of our prioritized therapeutic areas, and this partnership should become a driving force to enhance our leadership position in the transplantation franchise. Moreover, it will further provide additional treatment options for physicians and autoimmune disease patients and is expected to improve their quality of life.”
“Our MolecularBreeding™ platform has yielded promising candidates for the treatment of autoimmune disease and transplant rejection,” said Russell Howard, chief executive officer of Maxygen. “Astellas is an excellent partner to help us develop and commercialize this program. Their experience with immunology therapeutics, particularly their development expertise in the field of transplantation and successful commercialization of Prograf®, will complement our expertise in protein pharmaceutical discovery and development.”
About MAXY-4
MAXY-4 is Maxygen’s preclinical program to create next-generation CTLA4-Ig therapeutics with improved potency. By binding to human B7 ligands with high avidity, CTLA4-Ig fusion proteins inhibit B7-mediated co-stimulation of T cells via the CD28 receptor, thereby decreasing activation of T cells and thus decreasing immune system activation. Maxygen used its MolecularBreedingTM directed evolution platform to generate a library of novel CTLA4 proteins with significantly higher specific binding to human B7 ligands.
About MolecularBreeding™ Directed Evolution Platform
Maxygen’s MolecularBreeding™ directed evolution platform uses a process of gene shuffling in a test tube to create libraries of recombinant genes containing varying levels of genetic diversity. The protein products from these recombined genes are then screened for the targeted drug properties. Genes that encode the selected proteins can then be reshuffled and screened in an iterative process that ultimately results in the identification of proteins with the desired product profiles. This novel platform allows scientists to exploit naturally occurring genetic variation, which can result in the discovery of novel therapeutic protein candidates.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. The company’s lead program, MAXY-G34, is designed to be an improved long-acting G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Maxygen also has a MAXY-4 program, under which it is exploring new CTLA4-Ig product candidates for the treatment of a broad array of autoimmune disorders and transplantation rejection. Maxygen uses its proprietary DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. www.maxygen.com
About Astellas
Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. Astellas has approximately 13,700 employees worldwide. The organization is committed to becoming a global category leader by rapidly establishing a business model in Urology, Immunology and Inflammatory, Diabetes, CNS/Pain, Infectious diseases (virus) and Cancer. We have discovered an over-active bladder (OAB) medication, Vesicare® and an immunosuppressive agent, Prograf® (tacrolimus), which have enabled us to become an established leader in both Urology and Transplant. For more information on Astellas Pharma Inc., please visit our website at www.astellas.com.
Maxygen Forward Looking Statements Disclaimer
This news release contains forward-looking statements regarding an agreement between us and Astellas and about our MAXY-4 program and technology platform, including our plans or the plans of Astellas to commence or continue the development of any of our MAXY-4 product candidates for any indication and the timing and status of any such development, including the filing of any IND or other regulatory submission; whether we or Astellas will achieve any development milestones under the agreement and whether we will receive any future milestone payments from Astellas related to such development; the potential utility of our MAXY-4 product candidates for the treatment of any autoimmune disorders or transplantation rejection and the market potential of such products; the potential potency or advantages of such products over existing or future products; the effectiveness of our MolecularBreeding™ directed evolution platform and other technologies and processes; and the success or continuation of our alliance with Astellas. These and other risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2007, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in Maxygen’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
MolecularBreeding™ and Maxygen are U.S. trademarks used by Maxygen, Inc.
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Contact Maxygen:
Michele Boudreau
Investor and Public Relations
+1-650-279-2088
michele.boudreau@maxygen.com
Contact Astellas:
Corporate Communications
+81-3-3244-3201
http://www.astellas.com

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